As filed with the Securities and Exchange Commission on June 9, 2017

Registration No. 333-____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, DC 20549

FORM S-1

REGISTRATION STATEMENT
 UNDER THE SECURITIES ACT OF 1933

AIT Therapeutics, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	3841	47-3812456
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2 Ilan Ramon, Science Park
Ness Ziona, 7403635 Israel
+972.8.684.3313

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

2 Ilan Ramon, Science Park
Ness Ziona, 7403635 Israel
+972.8.684.3313

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Robert L. Grossman, Esq.
Drew M. Altman, Esq.
Greenberg Traurig, P.A.
333 Avenue of the Americas, Suite 4400
Miami, FL 33131
(305) 579-0500
(305) 579-0717 (facsimile)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐	Large accelerated filer	☐	Accelerated filer
☐	Non-accelerated filer (Do not check if a smaller reporting company)	☒	Smaller reporting company
		☒	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)(3)
Common Stock, par value $0.0001 per share	110,494	$6.00	$662,964	$76.84
Common Stock, $0.0001 par value per share, issuable upon exercise of warrants to purchase shares of Common Stock	220,988	$6.00	$1,325,928	$153.67
Total	331,482		$1,988,892	$230.51

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement also registers such additional shares of Common Stock as may become issuable to prevent dilution as a result of stock splits, stock dividends or similar transactions.

(2)
Calculated pursuant to Rule 457(c) under the Securities Act; provided, that, because (i) there have been no publicly-reported transactions in the Registrant’s common stock since September 2016, whether on OTC Pink or otherwise, (ii) the last such reported transaction was $0.30 per share (which was prior, and without giving effect, to the 1:100 reverse split effected in January 2017) and (iii) there is no active public trading market for the common stock, the price set forth in the Calculation of Registration Fee Table is the Registrant’s good faith estimate of the price of its common stock, as most recently issued and sold by the Registrant and described in this Registration Statement.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated June 9, 2017

331,482 Shares

Common Stock

This prospectus relates to the resale by the selling stockholders named herein of up to an aggregate of 331,482 shares of common stock, par value $0.0001 per share, of AIT Therapeutics, Inc., which we refer to as Common Stock, consisting of 110,494 shares that are currently issued and outstanding and 220,988 shares that are issuable upon the exercise of warrants held by the selling stockholders.

As of the date of this prospectus, our Common Stock is subject to only limited quotation on the OTC Pink, and it is not otherwise regularly quoted on any other over-the-counter market. Until such time as our Common Stock is so quoted, the shares of Common Stock covered by this prospectus will be sold by the selling stockholders from time to time at a fixed price of $6.00 per share, representing the sales price of the units issued and sold in our most recent private placement that included Common Stock, effected on March 31, 2017. If and when our Common Stock is regularly quoted on an over-the-counter market or on a national securities exchange, the selling stockholders may sell their respective shares of Common Stock from time to time at prevailing market prices or in privately negotiated transactions.  For additional information on the possible methods of sale that may be used by the selling stockholders, please see “Plan of Distribution”, beginning on page 97.

All of the shares of Common Stock are being sold by the selling stockholders named in this prospectus. We will not receive any of the proceeds from the sale of the shares of Common Stock being sold by the selling stockholders. We are bearing all of the expenses in connection with the registration of the shares of Common Stock, but all selling and other expenses incurred by the selling stockholders, including commissions and discounts, if any, attributable to the sale or disposition of the shares will be borne by them.

Our Common Stock is quoted on OTC Pink under the symbol “AITB”.

We are an “emerging growth company” as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.  See “Summary—Emerging Growth Company Status.”

An investment in our Common Stock involves substantial risks. See “Risk Factors” beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2017.

TABLE OF CONTENTS

Prospectus

SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding to invest in our Common Stock. You should read this entire prospectus, including the section entitled “Risk Factors,” and our financial statements and the notes thereto contained herein before deciding to invest in our Common Stock. Unless the context otherwise requires, the terms “we,” “us,” “our,” “AITT” or the “Company” refer to the business of AIT Therapeutics, Inc. and its consolidated subsidiaries.

Our Company

Overview

We are an emerging biopharmaceutical company that is developing a single proprietary formulation of 160 parts per million, or ppm of Nitric Oxide, chemically denoted as NO, and delivery system to treat certain respiratory infections for which we believe current treatments are of limited success. Our current product candidates may be marketed as a combination drug and associated medical device; in that case, any final product would be composed of two distinct components: our proprietary delivery system and a specific gaseous NO drug, each of which may be subject to separate premarket review by the FDA.

We believe our novel system is designed to successfully deliver a high dosage of NO to the lungs that has the potential to eliminate microbial infections, including bacteria, fungi and viruses. Current FDA approved 20 ppm NO vasodilation treatments are not intended to treat microbial infections and are approved for hypoxia but only in premature babies. NO is produced naturally by the body as an innate immunity mechanism. Clinical trials have demonstrated, however, that in order to combat severe infections, higher concentrations of an NO formulation are required. Based on our studies, we believe that 160 ppm is the minimum therapeutic dose to achieve the pulmonary antimicrobial effect of NO. To date, the FDA has not approved any NO formulation and delivery system for the delivery of 160 ppm antimicrobial dosage to the lungs.

Recent Developments

The Merger and Reverse Acquisition

On December 29, 2016, the Company (formerly known as KokiCare, Inc.) entered into an Agreement and Plan of Merger, which, as amended, we refer to as the Merger Agreement, together with Red Maple Ltd., a wholly owned subsidiary of KokiCare, Inc., referred to as Merger Sub, and Advanced Inhalation Therapies Ltd. which we refer to as AIT Ltd. The Merger Agreement provided for (i) the merger of Merger Sub with and into AIT Ltd. pursuant to the laws of the State of Israel, referred to as the Israeli Merger, and (ii) the conversion of the ordinary shares and other outstanding securities of AIT Ltd. into the right to receive shares and other applicable securities of the Company, with AIT Ltd. surviving as a wholly owned subsidiary of the Company, which we refer to as the Merger. The Israeli Merger became effective on December 29, 2016 and the Merger closed on January 13, 2017.

Prior to consummation of the Merger, effective as of January 9, 2017, the Company amended its Certificate of Incorporation, which we refer to as the Amended and Restated Certificate of Incorporation to (i) change its name from “KokiCare, Inc.” to “AIT Therapeutics, Inc.”, (ii) increase its capitalization to provide for the issuance of up to 100,000,000 shares of its Common Stock and up to 10,000,000 shares of preferred stock, par value $0.0001 per share; and (iii) effect a one-for-100 reverse stock split of the Common Stock. On January 9, 2017, the Company’s Board of Directors declared a $2.50 per share cash dividend to its stockholders of record as of January 9, 2017, and the Company repurchased 90,000 shares of Common Stock (on a post-reverse stock split basis) at a price of $0.2667 per share from its principal stockholder, Jason Lane.

Immediately prior to the Merger, AIT Ltd. consummated a private placement, referred to as the Israeli Private Placement, pursuant to which it issued to investors, referred to as the Investors, an aggregate of 1,701,616 of its ordinary shares, together with warrants to purchase an aggregate of 3,403,232 ordinary shares for gross proceeds of approximately $10.2 million. In connection with the Merger, we assumed AIT Ltd.’s obligations under the purchase agreements with respect to such private placement, including the registration rights contained therein, which we collectively refer to as the Assumed Purchase Agreements.

In connection with the closing of the Merger, all outstanding ordinary shares, warrants and options of AIT Ltd. were converted into shares of AITT Common Stock, warrants and stock options, respectively, at a ratio of 1:1. The offer and sale of the shares of Common Stock and other securities issued to the prior shareholders of AIT Ltd. pursuant to the Merger were made in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Rule 506 of Regulation D promulgated thereunder.

The Merger is being accounted for as a reverse merger and recapitalization. AIT Ltd. is the acquirer for financial reporting purposes, and AITT is the acquired company. Consequently, the assets and liabilities and the operations that will be reflected in the historical financial statements prior to the Merger will be those of AIT Ltd. and will be recorded at the historical cost basis of AIT Ltd., and the consolidated financial statements after completion of the Merger will include the assets and liabilities of AITT and its consolidated subsidiaries, including AIT Ltd.

Recent Management and Board Changes

On April 25, 2017, Dr. Jerome B. Zeldis, one of our directors, resigned from the Board of Directors with immediate effect.  Dr. Zeldis resigned due to the time commitments required for his service on the boards of other public companies and not due to any disagreement with the Company.  Dr. Zeldis remains a member of our scientific advisory board.

Mr. Haim (Hai) Aviv joined the Company as Chief Financial Officer on February 28, 2016.  Mr. Aviv, who is 35 years old, joined us from Babylon Ltd., a publicly-traded Israeli company listed on the Tel Aviv Stock Exchange, operating in the fields of Internet, risk capital investments and software, where he has served as Chief Financial Officer from 2013 to the present. From 2010 to 2013, Mr. Aviv served as Babylon’s corporate controller. Mr. Aviv is a certified public accountant and, from 2005 to 2010, served as manager at the Ernst & Young Accounting Firm, Kost Forer, Gabbay & Kasierer, working predominantly with the high-tech team.

In connection with Mr. Aviv’s appointment as CFO, Mr. Aviv entered into an employment agreement (the “Employment Agreement”) with the Company’s wholly owned subsidiary, AIT Ltd., providing for annual compensation in an amount equal to 420,000 New Israeli Shekels (NIS), or approximately $113,400, based on an exchange rate of $0.27 per NIS. Severance and disability benefits are generally provided as required under Israeli law. Additionally, Mr. Aviv is entitled to a grant of options to purchase 50,000 shares of the Company’s common stock, par value $0.0001, per share, subject to the Board’s adoption of an equity compensation plan and due authorization of such grant. Under the Employment Agreement, Mr. Aviv has also agreed to customary non-disclosure and non-competition covenants, and either party may terminate the Employment Agreement upon 90-days prior written notice to the non-terminating party.

On February 12, 2017, Ms. Racheli Vizman, Chief Operating Officer of the Company, delivered notice of her resignation to the Company, effective as of March 20, 2017. Ms. Vizman resigned to pursue new opportunities and not due to any disagreement with the Company.

March 2017 Private Placement

On March 31, 2017 we consummated a private placement on substantially identical terms to those on which AIT Ltd. effected the Israeli Private Placement, pursuant to which we issued and sold an aggregate of 110,494 units, each composed of one share of Common Stock and five-year warrants to purchase two shares of common stock at an exercise price of $6.90 per share.  We refer to the foregoing warrants as the Warrants, and we refer to the shares of Common Stock issuable upon exercise of the Warrants as the Warrant Shares.  We issued and sold the units to certain private investors at a purchase price of $6.00 per unit, for which we received approximately $663,000 of gross proceeds before deduction of fees and expenses.  We issued the foregoing securities in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.  We refer to the foregoing private placement as the March 2017 Private Placement.

Pursuant to the terms of the purchase agreement entered into with the investors in the March 2017 Private Placement, which we refer to as the Purchase Agreement, we agreed to file with the SEC a registration statement, registering for resale by such investors the Common Stock and the Warrant Shares, as soon as reasonably practicable, but in no event later than the date that is two weeks following the date on which our registration statement on Form S-1 (File No. 333-216287) is declared effective by the SEC.  We have filed the registration statement, of which this prospectus forms a part, pursuant to our obligations under the Purchase Agreement.  Such investors are included as the selling stockholders in this prospectus with respect to the shares of Common Stock and the Warrant Shares acquired by them in the March 2017 Private Placement.

Business Strategy

Our business strategy is to build a leading biopharmaceutical company intended to develop and commercialize patented and proprietary products for the treatment of respiratory infections and diseases. We intend to conduct clinical trials for our most advanced product candidates, NOxBR for the treatment of premature babies and infants suffering from bronchiolitis caused mainly by the respiratory syncytial virus (RSV) and NOxNTM for the treatment of cystic fibrosis (CF) patients suffering from lung infections caused by Non Tuberculosis Mycobacterial (NTM) Abscessus, a unique antibiotic resistant bacteria associated with CF. Subject to funding, the Company will explore treatment for chronic obstructive pulmonary disease (COPD) and CF itself. If these trials are successful, we plan to seek marketing approval for our products from the FDA and other worldwide regulatory bodies.

Business Overview

We believe our novel system is designed to successfully deliver a high dosage of NO to the lungs for the purposes of eliminating microbial infections, including those caused by bacteria, fungi and viruses. We believe current FDA approved 20 ppm. NO vasodilation treatments have limited success in treating microbial infections. NO is produced naturally by the body as an effective innate immunity mechanism. Clinical trials have demonstrated, however, that in order to combat severe infections, higher concentrations of an NO formulation are required. Based on our studies, we believe that 160 ppm is the minimum therapeutic dose to achieve the pulmonary antimicrobial effect of NO. To date, the FDA has not approved any NO formulation and delivery system for the delivery of a high antimicrobial dosage to the lungs.

A Phase 1 clinical trial to assess our treatment regimen and NO dose on health subjects has been completed. We have also recently completed two Phase 2 trials to treat severe bronchiolitis- and CF-related lung infections.  In addition, Rambam healthcare campus in Israel conducted a compassionate treatment for two patients with CF who suffer from NTM infections (specifically, M. Abscessus).  These trials were conducted in Israel and Canada using delivery devices that are different from the one that we intend to clinically test and market in the United States. None of these clinical trials was done pursuant to an FDA Investigational New Drug, or IND, application.

Our general target indication for our product is lower respiratory tract infections (LRTI), including our first two targeted indications, premature babies and infants with bronchiolitis (mainly RSV) and NTM Abscessus in patients with CF.

The first indication is severe bronchiolitis in hospitalized premature babies or infants. Currently, there is no antiviral treatment for bronchiolitis. The treatment for severe bronchiolitis in infants is largely supportive care, and is based primarily on prolonged hospitalization during which the infant receives a constant flow of oxygen to treat hypoxemia, a reduced concentration of oxygen in the blood. In addition, systemic steroids and inhalation with bronchodilators are sometimes utilized until recovery, but we believe these treatments have not been proven successful.

Our second indication is NTM Abscessus among patients with CF. NTM Abscessus lung infection is a rare and serious pulmonary disease associated with increased morbidity and mortality. There is an increasing rate of lung disease caused by NTM Abscessus. We intend to treat in our clinical studies only NTM Abscessus in patients with CF. If successful, we will consider approaching the general NTM market, which is much larger. CF is the most frequent lethal genetic disorder in the Caucasian population, affecting more than 8,000 persons in the United Kingdom and 30,000 in the United States. Early death is mainly from chronic lung disease caused by persistent lower airway infection and inflammation. Important airway pathogens include staphylococcus aureus and pseudomonas aeruginosa, but others, such as NTM, are playing an increasingly recognized role. A multicenter prospective study of CF patients in the United States found the prevalence of NTM in sputum to be 13%. Older age was the most significant predictor for a positive sputum culture. A multicenter CF study in France reported a prevalence of 6.6%, (Paul Seddon et al, 2009). NTM patients require prolonged treatment which varies among different types of species in the family of mycobacteria, severity of the disease and drug-susceptibility. As NTM Abscessus is usually antibiotic-resistant, treatment guidelines suggest a combination of two-to-three different antibiotics delivered continually over one-to-two years.

In contrast, we believe that our system is designed to eliminate bacteria, viruses, fungi and other microbes from the lungs and may work against antibiotic resistant bacteria. In addition, we believe our treatment reduces the mucus caused by lung infections and enhances vasodilation for improved blood flow.

From a regulatory perspective, we intend to submit INDs to the FDA to conduct two clinical trials in the United States, one for a Phase 3 clinical trial for hospitalized premature babies and infants suffering from bronchiolitis and another for a Phase 3 clinical trial involving a relatively small cohort of CF patients suffering from NTM Abscessus. We are uncertain at this time whether the FDA will treat our product as a drug or drug-device combination product, and, if the latter, whether the agency will require or permit two separate marketing applications--a New Drug Application, or NDA, for the drug (i.e., the gas) and a second premarket notification or possibly premarket approval, or PMA application for the device (i.e., our NOxSysBS proprietary delivery system). If the FDA treats our product as two distinct products--a drug and device--for regulatory purposes, it may also require that we submit an Investigational Device Exemption application, or IDE, before we are permitted to use the device in clinical trials.

We have a broad intellectual property portfolio directed to our product candidates and mode of delivery, monitoring parameters and methods of treating specific disease indications. Our intellectual property portfolio consists of seven issued patents and one patent application and their continuations and foreign counterparts, which we have obtained through a non-exclusive worldwide license from SensorMedics Corporation, a subsidiary of CareFusion, 17 issued patents which we recently acquired pursuant to the exercise of an option granted to us by Pulmonox Technologies Corporation, or Pulmonox, and 21 patent applications developed by us internally. Eight of the Pulmonox patents that we acquired are jointly owned by CareFusion and Pulmonox, five of which are covered by our non-exclusive license with CareFusion. Our royalty and other license obligations to CareFusion with respect to these five patents will remain in effect as long as our CareFusion license remains in effect.

Additionally, our product candidates may be able to benefit from prior studies, scientific publications and prior clearance of other NO products by the FDA.

Competition

The biotechnology and pharmaceutical industries are highly competitive. There are many pharmaceutical companies, biotechnology companies, public and private universities and research organizations actively engaged in the research and development of products that may be similar to our products. We are aware of several companies currently developing and selling NO therapies for various indications such as pulmonary hypertension. For example Ikaria, Inc. commercializes INOMAX® (nitric oxide) for inhalation, which is approved for use to treat newborns suffering from HRF-PPHN, in the United States, Canada, Australia, Mexico and Japan. The Linde Group has marketing rights to INOMAX® in Europe. Air Liquide sells a similar product in Europe, called VasoKINOX™, together with their delivery platform called OptiKINOX™, for the treatment of pulmonary hypertension that occurs during or after heart surgery. In Europe, Bedfont Scientific Ltd. has a delivery system called NOxBOX® (NOxBOX Ltd. was recently purchased by Praxair), and Air Products PLC has a gas product called NOXAP®, each used in delivering inhaled NO formulations. Bellepheron Therapeutics is developing NO-based products for persistent arterial hypertension and pulmonary hypertension associated with chronic obstructive pulmonary disease. Geno LLC is developing NO-based products for the treatment of a variety of pulmonary and cardiac diseases such as acute vasoreactivity testing, pulmonary arterial hypertension and pulmonary hypertension associated with idiopathic pulmonary fibrosis. In addition, other companies may be developing generic NO formulation delivery systems for various dosages. Ceretec, Inc., a company affiliated with 12th Man Technologies Inc., recently obtained clearance from the FDA to market an NO gas product for use in membrane diffusing capacity testing in pulmonary function laboratories in the United States. Novoteris, LLC previously received orphan drug designation from the FDA and EMA for the use of inhaled NO-based treatments in treating CF. Novoteris will be eligible for orphan drug exclusivity if the FDA approves its product first for the indication for which it received orphan drug designation, which would preclude the Company from obtaining orphan drug exclusivity for its comparable product should it be subsequently approved by the FDA. In January 2015, Ikaria entered into an agreement with Novoteris to collaborate on the development of an outpatient program for treating bacterial infections associated with CF. Recently, we have become aware that Ikaria and Novoteris are planning a Phase 2 clinical trial using a 160 ppm NO formulation to treat patients with CF.

Our competitors, either alone or through their strategic partners, might have substantially greater name recognition and financial, technical, manufacturing, marketing and human resources than we do and significantly greater experience and infrastructure in the research and clinical development of pharmaceutical products, obtaining FDA and other regulatory approvals of those products and commercializing those products around the world.

Corporate Information

We were incorporated in Delaware on April 28, 2015 under the name “KokiCare” and, prior to the Merger, operated as a healthcare software company. Concurrent with the closing of the Merger, we abandoned our pre-Merger business plan in the healthcare software industry, and we are now solely pursuing our business in the biopharmaceutical industry, which we conduct, almost exclusively, through our wholly owned Israeli subsidiary, AIT Ltd. AIT Ltd. was incorporated in Rehovot, Israel, under the laws of the State of Israel on May 1, 2011.

Our principal executive offices are located at 2 Ilan Ramon, Science Park, Ness Ziona, 7403635, Israel, and our telephone number is +972.8.684.3313. Our website address is www.ait-pharm.com. Our website and the information contained on our website, or linked through our website, are not part of this prospectus, and you should not rely on our website or such information in making a decision to invest in our Common Stock.

Emerging Growth Company Status

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act enacted on April 5, 2012, referred to as the JOBS Act. For as long as we are an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding advisory “say-on-pay” and “say-when-on-pay” votes on executive compensation and shareholder advisory votes on golden parachute compensation.

Under the JOBS Act, we will remain an emerging growth company until the earliest of:

•	December 31, 2021;

•	the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more;

•	the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; and

•
the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act (we would qualify as a large accelerated filer as of the first day of the first fiscal year after we (i) have more than $700 million in aggregate market value of outstanding common equity held by our non-affiliates as of the last day of our second fiscal quarter of our prior fiscal year and (ii) have been public for at least 12 months).

We have taken advantage of reduced disclosure requirements in this prospectus by providing reduced disclosure regarding executive compensation arrangements. We may choose to take advantage of some, but not all, of these reduced disclosure obligations in future filings. If we do, the information that we provide stockholders may be different than the information you might get from other public companies in which you hold stock.

The JOBS Act also provides that an emerging growth company may utilize the extended transition period provided for complying with new or revised accounting standards. We have irrevocably elected to take advantage of this extended transition period. Because we will not be required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies, our financial statements may not be comparable to the financial statements of companies that comply with the effective dates of those accounting standards.

The Offering

Common Stock offered by the selling stockholders:	331,482 shares, consisting of 110,494 shares and 220,988 shares issuable upon the exercise of the Warrants.

Common Stock outstanding:	6,290,664 shares as of the date of this prospectus, excluding:

• 3,624,220 shares issuable upon the exercise of warrants; and

• 734,647 shares issuable upon the exercise of stock options.

Terms of Offering and Trading market:
Our Common Stock is currently subject to only limited quotation on OTC Pink under the symbol “AITB”, and it is not otherwise regularly quoted on any other over-the-counter market. Until such time as our Common Stock is so quoted, the shares of Common Stock covered by this prospectus will be sold by the selling stockholders from time to time at a fixed price of $6.00 per share, representing the sales price of the units issued and sold in our most recent private placement that included Common Stock, effected on March 31, 2017. If and when our Common Stock is regularly quoted on an over-the-counter market or on a national securities exchange, the selling stockholders may sell their respective shares of Common Stock from time to time at prevailing market prices or in privately negotiated transactions.  For additional information on the possible methods of sale that may be used by the selling stockholders, please see “Plan of Distribution”, beginning on page 97.

Use of proceeds:
The selling stockholders will receive the proceeds from the sale of shares of Common Stock offered hereby. We will not receive any proceeds from the sale of the shares of Common Stock, but will pay the expenses (other than any underwriting discounts and broker’s commissions and similar expenses) of this offering.

Registration Delay Payments
We are filing the registration statement, of which this prospectus forms a part, in satisfaction of certain of our obligations under the Purchase Agreement, which require that we file a registration statement with respect to the resale of the Common Stock registered hereunder and use our reasonable best efforts to cause that registration statement to be declared effective under the Securities Act as promptly as possible but in no event later than the earlier of (i) 90 days after the original date of filing and (ii) the fifth day following the date on which we are notified by the SEC that such registration statement will not be subject to further review.  We refer to this deadline as the Effectiveness Deadline.

If (i) the registration statement, of which this prospectus forms a part, is not declared effective by the SEC on or before the Effectiveness Deadline, (ii) subject to certain exceptions, the registration statement, of which this prospectus forms a part, once effective, cannot be used by the selling stockholders due to our failure to maintain the effectiveness of such registration statement or (iii) if we fail to file with the SEC required reports under Section 13 or 15(d) of the Exchange Act, such that any of the selling stockholders are unable to sell the Common Stock registered hereunder pursuant to Rule 144, then we would be required to pay to the selling stockholders, on a monthly basis, registration delay payments in an amount equal to 1.5% of the total purchase price paid by them for their respective securities, subject to a cap equal to 19.5% of the total purchase price.  This cap would not apply to a failure resulting from our not having used our reasonable best efforts to comply with our registration obligations under the Purchase Agreement, which would result in 3.0% monthly fees.  Subject to the foregoing limitations, registration delay payments continue until all failures are cured.

Risk Factors:
We are subject to a number of risks that you should be aware of before you decide to purchase our Common Stock. These risks are discussed in the section captioned “Risk Factors,” beginning on page 8 of this prospectus.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk.  Before making an investment decision, you should carefully consider the following risk factors.  If any of these risks actually occur, our business, financial condition and results of operations could be materially harmed, and the trading price of our Common Stock could decline.

Risks Related to Our Financial Position and Capital Requirements

We have incurred significant losses since our inception and anticipate that we will continue to incur losses for the foreseeable future.  We are a clinical-stage company with no approved products, and have generated no revenue to date and may never generate revenue or achieve profitability.

Our ability to implement our business strategy is subject to numerous risks that you should be aware of before making an investment decision.  These are not the only risks we face.  These risks include, among others, that:

•
we are a development-stage biopharmaceutical company and have a limited operating history on which to assess our business, have incurred significant losses since our inception, including a net loss of $3.7 million for year ended December 31, 2016, and an accumulated deficit of approximately $19.9 million as of March 31, 2017, and anticipate that we will continue to incur significant losses for the foreseeable future;

•
we are unable to predict the extent of future losses or when we will become profitable based on the sale of any product, if at all.  Even if we succeed in developing and commercializing our product candidates, we may never generate revenue to sustain profitability;

•	we have no source of revenue, and we expect that we will need to raise additional funding before we can expect to become profitable from sales of our products;

•
we are heavily dependent upon the success of our product candidates, which are in the early stages of clinical development, and we cannot provide any assurance that the FDA or other regulatory agencies will allow us to conduct further clinical trials;

•	we are in the process of developing our NOxSysBS proprietary delivery system, and unexpected delays will adversely impact the timing of our U.S.-based clinical trials;

•	we might be unable to develop product candidates that will achieve commercial success in a timely and cost-effective manner, or ever;

•	our competitors may develop or commercialize products faster or more successfully than us;

•
because some of our the target patient populations of our product candidates are small, we must be able to successfully identify patients and achieve a significant market share to maintain profitability and growth;

•	our reliance on third parties to help conduct our pre-clinical studies and clinical trials;

•	we do not have any products approved for sale by the FDA or any other regulatory agencies, and we cannot provide any assurance that any of our product candidates will receive regulatory approval;

•
if we are unable to obtain and maintain effective intellectual property rights for our technologies, product candidates or any future product candidates, we may not be able to compete effectively in our markets; and

•	our future success depends in part upon our ability to retain our executive and scientific teams, and to attract, retain and motivate other qualified personnel.

It is highly likely that we will need to raise additional capital to meet our business requirements in the future, and such capital raising may be costly or difficult to obtain, including due to the going concern opinion rendered by our independent accounting firm, and could dilute current stockholders’ ownership interests.

Our future capital requirements will depend on many factors, including the progress and results of our clinical trials, the timing and outcome of regulatory review of our product candidates, the number and development requirements of other product candidates that we pursue, and the costs of commercialization activities, including product marketing, sales, and distribution. Because of the numerous risks and uncertainties associated with the development and commercialization of our product candidates, we are unable to reasonably estimate the amounts of additional capital outlays and operating expenditures that our business will require. It is likely that we will need to raise additional funds through public or private debt or equity financings to meet various objectives including, but not limited to:

•	clinical trials for our product candidates;

•	researching and developing new products;

•	pursuing growth opportunities, including more rapid expansion;

•	acquiring complementary businesses or technologies;

•	making capital improvements to improve our infrastructure;

•	hiring qualified management and key employees;

•	responding to competitive pressures;

•	complying with regulatory requirements; and

•	maintaining compliance with applicable laws.

Any additional capital raised through the sale of equity or equity-linked securities may dilute our current stockholders’ ownership in us and could also result in a decrease in the market price of our Common Stock. The terms of those securities issued by us in future capital transactions may be more favorable to new investors and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect.

Furthermore, any debt or equity financing that we may need may not be available on terms favorable to us, or at all. We have recurring losses from operations and an accumulated deficit that has caused our independent registered public accounting firm to express in its report its doubt about our ability to continue as a going concern. Given our recurring losses and this “going concern” opinion, it may be difficult or costly for us to raise capital, as investors may require terms that are unfavorable to us in order to compensate them for the increased risk inherent in an investment in us.

Additionally, we may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible notes and warrants, which may adversely impact our financial condition.

If we are unable to obtain required additional capital, we may have to curtail our growth plans or cut back on existing business, and we may not be able to continue operating if we do not generate sufficient revenues from operations needed to stay in business.

Risks Related to the Discovery and Development of Our Product Candidates

We are heavily dependent on the success of our product candidates, which are in the early stages of clinical development.  We cannot give any assurance that any of our product candidates will receive regulatory approval, which is necessary before they can be commercialized.

To date, we have invested substantially all of our efforts and financial resources to design and develop our product candidates, including conducting clinical studies and providing general and administrative support for these operations.  Our future success is dependent on our ability to successfully develop, obtain regulatory approval for, and then successfully commercialize one or more product candidates.  We currently generate no revenue from sales of any product, and we may never be able to develop or commercialize a marketable product.

Each of our product candidates is in the early stages of development and will require additional clinical development (and in some cases additional preclinical development), management of nonclinical, clinical and manufacturing activities, regulatory approval, obtaining adequate manufacturing supply, building of a commercial organization and significant marketing efforts before we generate any revenue from product sales.  To date, we have conducted a Phase 2 clinical trial involving 43 patients with bronchiolitis (mainly caused by RSV) and a Phase 2 clinical trial in nine patients with CF.  In addition, Rambam healthcare campus in Israel conducted a compassionate treatment for two patients with CF who suffer from NTM infections (specifically M. Abscessus).  All of these trials were conducted outside the United States and were not conducted pursuant to an FDA IND.  The results of these three trials showed improvements in various endpoints and clinical outcomes.  The trials were small, however, and it is likely that the FDA will view them as not statistically significant because of their size and scope.  In addition, the delivery systems were different from the one that we intend to test and market, subject to FDA approval, in the United States, further reducing the likelihood that FDA would view these test results as adequate or sufficient to support marketing applications.  We therefore intend to conduct larger clinical trials aiming for statistically and clinically significant favorable results, or we will not be able to obtain regulatory approval to market our product candidates.  It may be years before a pivotal study is initiated, if at all.  Before a clinical drug trial can be undertaken in the United States, the sponsor of the trial must submit an IDE application for a medical device or an IND for a drug, and the FDA must permit the trial to go forward.  We cannot assure that we will obtain such agency acquiescence in a timely manner, or at all.

In addition, we cannot be sure that we will be successful in completing the development of our NOxSysBS proprietary delivery system to the satisfaction of the FDA, which could lead to material delays in our ability to commence U.S.-based clinical trials, if at all.  We are not permitted to market or promote any of our product candidates before we receive regulatory approval from the FDA or comparable foreign regulatory authorities, and we may never receive such regulatory approval for any of our product candidates. It is also uncertain whether the FDA will treat the delivery system as a separate medical device requiring some form of premarket review and if so, whether the FDA will require a separate IDE, further complicating the regulatory process.

We as a company have never submitted marketing applications for approval of our product candidates to the FDA or comparable foreign regulatory authorities; although in 2014 the FDA granted the Company orphan drug designation for the use of NO in the treatment of CF and in 2015, the EU also granted the Company orphan drug designation for the use of NO in the treatment of CF.  We cannot be certain that any of our product candidates will be successful in clinical studies or receive regulatory approval.  Further, our product candidates may not receive regulatory approval even if they are successful in clinical studies.  If we do not receive regulatory approvals for our product candidates, we may not be able to continue our operations.  Even if we do receive FDA approval for our drug, the indications for which we are initially seeking approval are very narrow and this, as a result, may limit their commercial viability.

We generally plan to seek regulatory approval to commercialize our product candidates in the United States, the EU and in additional foreign countries.  To obtain regulatory approvals we must comply with the numerous and varying regulatory requirements of such countries regarding safety, efficacy, chemistry, manufacturing and controls, clinical studies, commercial sales, pricing and distribution of our product candidates.  Even if we are successful in obtaining approval in one jurisdiction, we cannot ensure that we will obtain approval in any other jurisdictions.  If we are unable to obtain approval for our product candidates in multiple jurisdictions, our revenue and results of operations would be negatively affected.

The regulatory approval processes of the FDA and comparable foreign authorities are lengthy, time consuming and inherently unpredictable.  If we are ultimately unable to obtain regulatory approval for our product candidates, our business will be substantially harmed.

The time required to obtain approval by the FDA and comparable foreign authorities is unpredictable, typically takes many years following the commencement of clinical studies and depends upon numerous factors.  In addition, approval policies, regulations or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions, which may cause delays in the approval or the decision not to approve an application.  We have not obtained regulatory approval for any product candidate, and it is possible that none of our existing product candidates or any product candidates we may seek to develop in the future will ever obtain regulatory approval.

The process required by the FDA before a new drug product may be marketed in the United States generally involves the following:

•	completion of or reference to extensive preclinical laboratory tests and preclinical animal studies, all performed in accordance with the FDA’s Good Laboratory Practice, or GLP, regulations;

•	submission to the FDA of an IND application, which the FDA authorizes before we may begin conducting human clinical trials, provided that the FDA does not object; the IND must be updated annually;

•	performance of adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug candidate for each proposed indication; and

•	submission to the FDA of an NDA, after completion of all pivotal clinical trials.

An IND application is a request for authorization from the FDA to administer an investigational drug product to humans. We currently do not have any INDs in effect.

Clinical trials involve the administration of the investigational drug to human subjects under the supervision of qualified investigators in accordance with current Good Clinical Practices, or cGCPs, which include the requirement that all research subjects provide their informed consent for participation in any clinical trial. A protocol for each clinical trial and any subsequent protocol amendments must be submitted to the FDA as part of the IND. Additionally, approval must also be obtained from each clinical trial site’s Institutional Review Board, or IRB, before the trials may be initiated, and the IRB must monitor the study until completed and re-assess and approve the study at least annually. There are also requirements governing the reporting of ongoing clinical trials and clinical trial results to public registries.

Clinical trials are usually conducted in three phases. Phase 1 clinical trials are normally conducted in small groups of healthy volunteers to assess safety and find the potential dosing range. After a potentially safe dose has been established, the drug is administered to small populations of patients (Phase 2) to look for initial signs of efficacy in treating the targeted disease or condition and to continue to assess safety.  Phase 3 clinical trials are usually multi-center, double-blind controlled trials in hundreds or even thousands of subjects at various sites to assess as fully as possible both the safety and effectiveness of the drug.

During the course of a clinical trial, we are required to inform the FDA and the IRB about adverse events associated with our candidate drug.  The FDA, the IRB, or the clinical trial sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk. Additionally, some clinical trials are overseen by an independent group of qualified experts organized by the clinical trial sponsor, known as a data safety monitoring board or committee, or DSMB. This group reviews unblinded data from clinical trials and provides authorization for whether a trial may move forward at designated check points based on access to certain data from the study. We may also suspend or terminate a clinical trial based on evolving business objectives or competitive climates.

Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, detailed investigational drug product information is submitted to the FDA in the form of an NDA requesting approval to market the product for one or more indications. The application includes all relevant data available from pertinent preclinical and clinical trials, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls and proposed labeling, among other things.

Once the NDA submission has been accepted for filing, the FDA’s goal is to review applications within ten months of filing or 12 months of filing for a new molecular entity. However, the review process is often significantly extended by FDA requests for additional information or clarification. The FDA may refer the application to an advisory committee for review, evaluation, and recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it typically follows such recommendations.

If the FDA decides that our delivery system requires separate review as a device and clearance or approval, as the case may be, by the agency, then the process may require the following steps:

•            submission to the FDA of an IDE, assuming that the device poses a significant risk, which the FDA must approve before we may begin conducting human clinical trials and which must be updated annually;

•            performance of adequate and well-controlled human clinical trials to establish the safety and efficacy of the device candidate for each proposed indication; and

•            submission to the FDA of a Premarket Notification, or 510(k), after completion of all pivotal clinical trials, provided that the agency does not require the Company to submit a Premarket Approval Application instead of a 510(k).

An IND application is a request for authorization from the FDA to administer an investigational drug product to humans. We currently do not have any INDs in effect.  An IDE serves the same function but for devices.  We currently do not have any IDEs in effect.

Applications for our product candidates could fail to receive regulatory approval for many reasons, including but not limited to the following:

•	the FDA or comparable foreign regulatory authorities may disagree with the design or conduct of our clinical studies;

•	we may be unable to demonstrate to the FDA or comparable foreign regulatory authorities that a product candidate’s risk-benefit ratio for its proposed indication is acceptable;

•
the FDA or comparable foreign regulatory authorities may determine that the population studied in the clinical trial program was not sufficiently broad or representative to assure safety in the full population for which we seek approval;

•	the FDA or comparable foreign regulatory authorities may disagree with our interpretation of data from preclinical studies or clinical studies;

•	the data collected from clinical studies of our product candidates may not be sufficient to support the submission of an NDA in the United States or elsewhere;

•
the FDA or comparable foreign regulatory authorities may fail to approve the manufacturing processes, test procedures and specifications or facilities of third-party manufacturers with which we contract for clinical and commercial supplies;

•	the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval; and

•	competitors may obtain orphan drug exclusivity for the CF indication before we do, thus potentially delaying our entry into certain markets for a number of years.

This lengthy approval process, as well as the unpredictability of the results of clinical studies, may result in our failing to obtain regulatory approval to market any of our product candidates, which would significantly harm our business, results of operations and prospects.

Clinical drug and medical device development involves a lengthy and expensive process with an uncertain outcome, and results of earlier studies may not be predictive of future study results.

Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain.  Failure can occur at any time during the clinical study process.  The results of preclinical studies and early clinical studies of our product candidates may not be predictive of the results of later-stage clinical studies.  Product candidates that have shown promising results in early-stage clinical studies may still suffer significant setbacks in subsequent advanced clinical studies.  There is a high failure rate for drugs and medical devices proceeding through clinical studies, and product candidates in later stages of clinical studies may fail to show the desired safety and efficacy traits despite having progressed satisfactorily through preclinical studies and initial clinical studies.  A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical studies due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier studies.  Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses.  We do not know whether any Phase 2, Phase 3 or other clinical studies we may conduct will demonstrate consistent or adequate efficacy and safety sufficient to obtain regulatory approval to market our product candidates.  Nor do we know whether the FDA will permit us to proceed directly to Phase 3 clinical trials without performing Phase 1 or Phase 2 clinical trials in the United States using the same delivery system that we will seek approval by the agency.

We are working on NTM Abscessus in patients with CF, which is very rare.

Our second indication is NTM Abscessus in patients with CF.  NTM Abscessus in patients with CF is a very rare disease and only a small number of people suffer from this disease.  As a result of these small numbers, we may not be able to complete the study related to NTM Abscessus in patients with CF or, even if approved, the drug for that indication may never be profitable.  In addition, there are many strains of NTM but our study is only on one of them, Abscessus.  Therefore, we may face a situation that this strain will disappear or there will no candidates with this strain, so the FDA may not grant us approval to treat other NTM strains without further validation and trials, or possibly ever, and/or the FDA may not allow us to work on NTM in patients who do not have CF.

We are working on bronchiolitis in infants that usually is caused by the RSV virus. RSV is a seasonal virus and the length of the disease and the severity of the disease might change every year.

RSV is a seasonal virus (only in the winter).  In our trial we are heavily dependent on the occurrence and the severity of this virus. RSV or the winter cannot be predicted. For example, if the winter is warm or short, or the RSV infection was not severe enough when we conducted our trial, or the length of stay in the hospital at the year that trial was conducted was different from previous seasons, then we might miss the season or the results can be significantly different between two seasons or between different countries or even between different sites.

We are heavily dependent on the Aeronox system to conduct our trial outside the United States, and we may be required to seek an alternative delivery system for our proprietary 160 ppm NO formulation if we were to conduct a clinical trial within the United States.

We are heavily dependent on the Aeronox system and the company that manufactures it, International Biomedical, located in Texas. If International Biomedical decides not to continue to support the Aeronox system (for example, selling parts and providing repair services for the device), then we might not be able to conduct our non-U.S. trial.  This system is not manufactured specifically for us, and we have no agreement with International Biomedical for the continued manufacture or support of this Aeronox system.  Additionally, the Aeronox system is not currently approved for use in the United States at the 160 ppm concentration required by our proprietary 160 ppm NO formulation, and we currently engage a third-party contractor to modify the Aeronox system in order for it to monitor our NO formulation at 160 ppm.  Unless the Aeronox system obtains such approval, of which we have no current expectation, we would be required to seek an alternative delivery system in order to conduct a clinical trial of our formulation within the United States.

Our delivery system may be classified as a Class III medical device by the FDA and require premarket approval (PMA) by the FDA, which is a rigorous, time-consuming and expensive process.

We believe that if our delivery system is classified as separate device requiring separate review by the FDA, it will be subject to the premarket notification process under section 510(k) of the Food, Drug, and Cosmetic Act.  However, the FDA may ultimately classify our delivery system as a Class III medical device, and require it to undergo the FDA’s PMA process.  The PMA process is an extremely rigorous, expensive and time-consuming process and requires the developer to independently demonstrate that a medical device is safe and effective.  This is done by submitting data regarding design, materials, bench and animal testing and human clinical data for the medical device.  The FDA will approve marketing of a Class III medical device if it determines there is reasonable assurance that the medical device is safe and effective.  This determination is based on benefit outweighing risk for the population intended to be treated with the device.

We may find it difficult to enroll patients in our clinical studies.  Difficulty in enrolling patients could delay or prevent clinical studies of our product candidates.

Identifying and qualifying patients to participate in clinical studies of our product candidates is critical to our success.  The timing of our clinical studies depends in part on the speed at which we can recruit patients to participate in testing our product candidates, and we may experience delays in our clinical studies if we encounter difficulties in enrollment.

Some of the conditions for which we plan to evaluate our current product candidates are for rare diseases.  For example, we estimate that 30,000 patients suffer from CF in the United States.  Accordingly, there is a limited patient pool from which to draw for clinical studies.  Further, the eligibility criteria of our clinical studies will further limit the pool of available study participants as we will require that patients have specific characteristics that we can measure or to assure their disease is either severe enough or not too advanced to include them in a study.

Additionally, the process of finding patients may prove costly.  We also may not be able to identify, recruit and enroll a sufficient number of patients to complete our clinical studies because of the perceived risks and benefits of the product candidate under study, particularly the toxicity of NO in certain doses, the availability and efficacy of competing therapies and clinical studies, the proximity and availability of clinical study sites for prospective patients and the patient referral practices of physicians.  If patients are unwilling to participate in our studies for any reason, the timeline for recruiting patients, conducting studies and obtaining regulatory approval of potential products will be delayed.

If we experience delays in the completion or termination of any clinical study of our product candidates, the commercial prospects of our product candidates will be harmed, and our ability to generate product revenue from any of these product candidates could be delayed or prevented.  In addition, any delays in completing our clinical studies will increase our costs, slow down our product candidate development and approval process and jeopardize our ability to commence product sales and generate revenue.  Any of these occurrences may harm our business, financial condition and prospects significantly.  In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical studies may also ultimately lead to the denial of regulatory approval of our product candidates.

We may encounter substantial delays in our clinical studies, or we may fail to demonstrate safety and efficacy to the satisfaction of applicable regulatory authorities.

Before obtaining marketing approval from regulatory authorities for the sale of our product candidates, we must conduct extensive clinical studies to demonstrate the safety and efficacy of the product candidates in humans.  Clinical testing is expensive, time consuming and uncertain as to outcome.  We cannot guarantee that any clinical studies will be conducted as planned or completed on schedule, if at all.  Our clinical studies involve infants, children, and adults and, before we are permitted to enroll them in clinical trials, we must demonstrate that although the research may pose a risk to the subjects, there is a prospect of direct benefit to each patient.  We must do so to the satisfaction of each research site’s IRB.  If we fail to adequately demonstrate this to the satisfaction of the relevant IRB, it will decline to approve the research, which could have significant adverse consequences for the Company.

A failure of one or more clinical studies can occur at any stage of testing, and our future clinical studies may not be successful.  Events that may prevent successful or timely completion of clinical development include but are not limited to:

•	inability to generate sufficient preclinical, toxicology or other in vivo or in vitro data to support the initiation of human clinical studies;

•	delays in reaching a consensus with regulatory agencies on study design;

•
delays in reaching agreement on acceptable terms with prospective contract research organizations (CROs) and clinical study sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and clinical study sites;

•	delays in obtaining required IRB approval at each clinical study site;

•	imposition of a clinical hold by regulatory agencies, after review of an IND application, or equivalent application, or an inspection of our clinical study operations or study sites;

•	delays in recruiting suitable patients to participate in our clinical studies;

•	difficulty collaborating with patient groups and investigators;

•	failure by our CROs, other third parties or us to adhere to clinical study requirements;

•	failure to perform in accordance with the FDA’s GPC requirements, or applicable regulatory guidelines in other countries;

•	delays in having patients complete participation in a study or return for post-treatment follow-up;

•	patients dropping out of a study;

•	occurrence of serious adverse events associated with the product candidate that are viewed to outweigh its potential benefits;

•	changes in regulatory requirements and guidance that require amending or submitting new clinical protocols;

•	the cost of clinical studies of our product candidates being greater than we anticipate;

•
clinical studies of our product candidates producing negative or inconclusive results, which may result in us deciding, or regulators requiring us, to conduct additional clinical studies or abandon product development programs; and

•
delays in manufacturing, testing, releasing, validating or importing/exporting sufficient stable quantities of our product candidates for use in clinical studies or the inability to do any of the foregoing.

Any inability to successfully complete preclinical and clinical development could result in additional costs to us or impair our ability to generate revenue.  In addition, we may need to conduct additional studies to bridge our repurposed product candidates to generic products in the market.  We may also be required to conduct additional safety, efficacy and comparability studies before we will be allowed to start clinical studies with our repurposed drugs.  Clinical study delays could also shorten any periods during which our products have patent protection and may allow our competitors to bring products to market before we do, which could impair our ability to obtain orphan drug exclusivity and successfully commercialize our product candidates and may harm our business and results of operations.

Our product candidates may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial profile of an approved label or result in significant negative consequences following marketing approval, if any.

Undesirable side effects caused by our product candidates could cause us or regulatory authorities to interrupt, delay or halt clinical studies and could result in a more restrictive marketing label or the delay or denial of regulatory approval by the FDA or other comparable foreign authorities.  There is currently limited data regarding possible side effects for an antimicrobial dosage of NO treatments, such as our product candidates.  Potential side effects of NO treatments may include high methemoglobin, nitrogen dioxide (NO2) toxicity, nose bleeding and low blood pressure.  Results of our studies may identify unacceptable severity and prevalence of these or other side effects.  In such an event, our studies could be suspended or terminated, and the FDA or comparable foreign regulatory authorities could order us to cease further development of or deny approval of our product candidates for any or all targeted indications.

Drug-related side effects could affect patient recruitment, the ability of enrolled patients to complete the study or result in potential product liability claims.

Additionally, if one or more of our product candidates receives marketing approval, and we or others later identify undesirable side effects caused by such products, a number of potentially significant negative consequences could result, including but not limited to:

•	regulatory authorities may withdraw approvals of such product;

•	regulatory authorities may require additional warnings on the label;

•
as a condition of drug approval, we may be required to create a Risk Evaluation and Mitigation Strategy (REMS) plan, which could include a medication guide outlining the risks of such side effects for distribution to patients, a communication plan for healthcare providers and/or other elements to assure safe use;

•	we could be sued and held liable for harm caused to patients; and

•	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the particular product candidate, if approved, and could significantly harm our business, results of operations and prospects.

Prescription Drug User Fee Act may not be reauthorized, which could delay review of any NDA that we may file and that could cause adverse financial consequences for the Company.

Current NDAs are governed by the Prescription Drug User Fee Act, known as PDUFA.  Under PDUFA, those filing an NDA are required to pay a user fee; those fees are used by the FDA to hire additional reviewers so that applications can be more efficiently reviewed.  PDUFA also establishes a so-called PDUFA target action date, which is the target date on which the FDA is supposed to make a decision on whether to approve the application or send it back to the filer for additional information or studies.  The PDUFA date is a target date and is usually set at 10 months after the NDA is accepted for filing.  PDUFA is set to expire on September 30, 2017; we anticipate that it will be reauthorized.  However, there is a possibility that it will not be reauthorized.  Any failure or delay of Congress to reauthorize PDUFA could delay FDA review or approval of any pending NDA, which in turn could have a material adverse impact on our business, financial condition, results of operations, or prospects.

Even if we obtain regulatory approval for our drug candidates, we will still face extensive, ongoing regulatory requirements and review, and our products may face future development and regulatory difficulties.

Even if we obtain regulatory approval for one or more of our drug candidates in the United States, the FDA may still impose significant restrictions on a product’s indicated uses or marketing or to the conditions for approval, or impose ongoing requirements for potentially costly post-approval studies, including Phase 4 clinical trials or post-market surveillance. As a condition to granting marketing approval of a product, the FDA may require a company to conduct additional clinical trials. The results generated in these post-approval clinical trials could result in loss of marketing approval, changes in product labeling, or new or increased concerns about side effects or efficacy of a product. For example, the labeling for our drug candidates, if approved, may include restrictions on use or warnings. The Food and Drug Administration Amendments Act of 2007, or FDAAA, gives the FDA enhanced post-market authority, including the explicit authority to require post-market studies and clinical trials, labeling changes based on new safety information, and compliance with FDA-approved REMS programs. If approved, our product candidates will also be subject to ongoing FDA requirements governing the manufacturing, labeling, packaging, storage, distribution, safety surveillance, advertising, promotion, record keeping, and reporting of safety and other post-market information. The FDA’s exercise of its authority could result in delays or increased costs during product development, clinical trials and regulatory review, increased costs to comply with additional post-approval regulatory requirements, and potential restrictions on sales of approved products. Foreign regulatory agencies often have similar authority and may impose comparable costs. Post-marketing studies, whether conducted by us or by others and whether mandated by regulatory agencies or voluntary, and other emerging data about marketed products, such as adverse event reports, may also adversely affect sales of our drug candidates once approved, and potentially our other marketed products. Further, the discovery of significant problems with a product similar to one of our products that implicate (or are perceived to implicate) an entire class of products could have an adverse effect on sales of our approved products. Accordingly, new data about our products could negatively affect demand because of real or perceived side effects or uncertainty regarding efficacy and, in some cases, could result in product withdrawal or recall. Furthermore, new data and information, including information about product misuse, may lead government agencies, professional societies, and practice management groups or organizations involved with various diseases to publish guidelines or recommendations related to the use of our products or the use of related therapies or place restrictions on sales. Such guidelines or recommendations may lead to lower sales of our products.

The holder of an approved NDA or PMA or cleared 510(k) also is subject to obligations to monitor and report adverse events and instances of the failure of a product to meet the specifications in the marketing application. Application holders must submit new or supplemental applications and obtain FDA approval for certain changes to the approved product, product labeling, or manufacturing process. Application holders must also submit advertising and other promotional material to the FDA and report on ongoing clinical trials. Legal requirements have also been enacted to require disclosure of clinical trial results on publicly available databases.

In addition, manufacturers of FDA regulated products and their facilities are subject to continual review and periodic inspections by the FDA and other regulatory authorities for compliance with the FDA’s cGMPs regulations. If we or a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency or problems with the facility where the product is manufactured, a regulatory agency may impose restrictions on that product, the manufacturing facility, or us, including requiring recall or withdrawal of the product from the market or suspension of manufacturing, requiring new warnings or other labeling changes to limit use of the drug, requiring that we conduct additional clinical trials, imposing new monitoring requirements, or requiring that we establish a REMS program for our approved drugs. Advertising and promotional materials must comply with FDA rules in addition to other potentially applicable federal and state laws. The distribution of product samples to physicians must comply with the requirements of the Prescription Drug Marketing Act. Sales, marketing, and scientific/educational grant programs must comply with the anti-fraud and abuse provisions of the Social Security Act, the False Claims Act, and similar state laws. We would also be required under the Sunshine provision of the Affordable Care Act, or ACA, to report annually to the Centers for Medicare & Medicaid Services on payments that we make to physicians and teaching hospitals and ownerships interests in the company held by physicians. Pricing and rebate programs must comply with the Medicaid rebate requirements of the Omnibus Budget Reconciliation Act of 1990 and the Veterans Healthcare Act of 1992. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration and to low income patients of certain hospitals, additional laws and requirements apply. Our activities are also potentially subject to federal and state consumer protection and unfair competition laws. If we or our third-party collaborators fail to comply with applicable regulatory requirements, a regulatory agency may take any of the following actions:

•	conduct an investigation into our practices and any alleged violation of law;

•	issue warning letters or untitled letters asserting that we are in violation of the law;

•	seek an injunction or impose civil or criminal penalties or monetary fines;

•	suspend or withdraw regulatory approval;

•	require that we suspend or terminate any ongoing clinical trials;

•	refuse to approve pending applications or supplements to applications filed by us;

•	suspend or impose restrictions on operations, including costly new manufacturing requirements;

•	seize or detain products, refuse to permit the import or export of products, or require us to initiate a product recall; or

•
exclude us from providing our products to those participating in government health care programs, such as Medicare and Medicaid, and refuse to allow us to enter into supply contracts, including government contracts.

The occurrence of any of the foregoing events or penalties may force us to expend significant amounts of time and money and may significantly inhibit our ability to bring to market or continue to market our products and generate revenue. Similar regulations apply in foreign jurisdictions.

We intend to seek Fast Track review by the FDA for our indication with respect to NTM Abscessus among patients with CF, but the agency may refuse to accord us accelerated review.

We intend to seek Fast Track review by the FDA for our indication with respect to NTM Abscessus among patients with CF. The Federal Food, Drug, and Cosmetic Act, as amended, and FDA regulations provide certain mechanisms for the accelerated “Fast Track” approval of potential products intended to treat serious or life-threatening illnesses which have demonstrated the potential to address unmet medical needs. The procedures permit early consultation and commitment from the FDA regarding the preclinical and clinical studies necessary to gain marketing approval. Provisions of this regulatory framework also permit, in certain cases, NDAs to be approved on the basis of valid indirect measurements of benefit of product effectiveness, thus accelerating the normal approval process. Our drug candidates may qualify for this accelerated regulatory procedure. Even if the FDA agrees that these potential products qualify for accelerated approval procedures, the FDA may deny approval of our drugs or may require additional studies before approval. The FDA may also require us to perform post-approval, or Phase 4, studies as a condition of such early approval. In addition, the FDA may impose restrictions on distribution and/or promotion in connection with any accelerated approval, and may withdraw approval if post-approval studies do not confirm the intended clinical benefit or safety of the potential product.

We intend to seek additional orphan drug designation for our candidate drugs, but the agency may refuse to grant our products that designation.

Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States. Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. If a product that has orphan drug designation subsequently receives FDA approval for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications to market the same drug for the same disease, except in very limited circumstances, for seven years. These very limited circumstances are (i) an inability to supply the drug in sufficient quantities or (ii) a situation in which a new formulation of the drug has shown superior safety or efficacy. This exclusivity, however, also could block the approval of our product for seven years if a competitor obtains earlier approval of the same drug for the same indication.

Risks Related to our Reliance on Third Parties

We rely on third parties to conduct our preclinical and clinical studies and perform other tasks for us.  If these third parties do not successfully carry out their contractual duties, meet expected deadlines or comply with regulatory requirements, we may not be able to obtain regulatory approval for or commercialize our product candidates and our business could be substantially harmed.

We have relied upon and plan to continue to rely upon third-party CROs to monitor and manage data for our ongoing preclinical and clinical programs.  We rely on these parties for execution of our preclinical and clinical studies, and we directly control only certain aspects of their activities, although from a regulatory perspective we are responsible for their actions.  We are responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards and our reliance on the CROs does not relieve us of our regulatory responsibilities.  We and our CROs and other vendors are required to comply with current Good Manufacturing Practice (cGMP), Good Clinical Practice (GCP), QSR and GLP, which are regulations and guidelines enforced by the FDA, the Competent Authorities of the Member States of the European Economic Area (EEA), and comparable foreign regulatory authorities for all of our product candidates in clinical development.  Regulatory authorities enforce these regulations through periodic inspections of study sponsors, principal investigators, study sites and other contractors.  If we or any of our CROs or vendors fail to comply with applicable regulations, the clinical data generated in our clinical studies may be deemed unreliable and the FDA, EMA or comparable foreign regulatory authorities may require us to perform additional clinical studies before approving our marketing applications.  We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical studies comply with GCP regulations.  In addition, our clinical studies must be conducted with products which are produced under cGMP regulations.  Our failure to comply with these regulations may require us to repeat clinical studies, which would delay the regulatory approval process, or have other adverse consequences.

If any of our relationships with these third-party CROs terminate, we may not be able to enter into arrangements with alternative CROs or do so on commercially reasonable terms.  In addition, our CROs are not our employees, and except for remedies available to us under our agreements with such CROs, we cannot control whether they devote sufficient time and resources to our on-going clinical, nonclinical and preclinical programs.  If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, our clinical studies may be extended, delayed or terminated and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates.  CROs may also generate higher costs than anticipated.  As a consequence, our results of operations and the commercial prospects for our product candidates would be harmed, our costs could increase and our ability to generate revenue could be delayed.

Switching or adding additional CROs involves additional cost and requires management time and focus.  In addition, there is a natural transition period when a new CRO commences work.  As a result, delays may occur, which could materially impact our ability to meet our desired clinical development timelines.  Though we carefully manage our relationships with our CROs, there can be no assurance that we will not encounter similar challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition and prospects.

We will rely on third parties to manufacture our NO formulation and delivery system.  Our business could be harmed if those third parties fail to provide us with sufficient quantities of our needed supplies, or fail to do so at acceptable quality levels or prices.

We do not currently have the infrastructure or capability internally to manufacture the components of our NO formulation and delivery system, and we lack the resources and the capability to manufacture any of our product candidates on a clinical or commercial scale.  We plan to rely on third parties for such supplies.  There are a limited number of manufacturers who have the ability to produce our delivery system and our NO formulation, and there may be a need to identify alternate manufacturers to prevent a possible disruption of our clinical studies.  Any significant delay or discontinuity in the supply of these components could considerably delay completion of our clinical studies, product testing and potential regulatory approval of our product candidates, which could harm our business and results of operations.

We and our collaborators and contract manufacturers are subject to significant regulation with respect to manufacturing our product candidates.  The manufacturing facilities on which we rely may not continue to meet regulatory requirements and have limited capacity.

All entities involved in the preparation of therapeutics for clinical studies or commercial sale, including our existing contract manufacturers for our product candidates, are subject to extensive regulation.  Components of a finished therapeutic product approved for commercial sale or used in late-stage clinical studies must be manufactured in accordance with cGMP.  In addition, manufacturers of medical devices are subject to QSR.  These regulations govern manufacturing processes and procedures (including record keeping) and the implementation and operation of quality systems to control and assure the quality of investigational products and products approved for sale.  Poor control of production processes can lead to the introduction of contaminants or to inadvertent changes in the properties or stability of our product candidates that may not be detectable in final product testing.  We, our collaborators or our contract manufacturers must supply all necessary documentation in support of any marketing application on a timely basis and must adhere to GLP, cGMP and QSR regulations enforced by the FDA and other regulatory agencies through their facilities inspection program.  Some of our contract manufacturers have never produced a commercially approved pharmaceutical product and therefore have not obtained the requisite regulatory authority approvals to do so.  The facilities and quality systems of some or all of our collaborators and third-party contractors must pass a pre-approval inspection for compliance with the applicable regulations as a condition of regulatory approval of our product candidates or any of our other potential products.  In addition, the regulatory authorities may, at any time, audit or inspect a manufacturing facility involved with the preparation of our product candidates or our other potential products or the associated quality systems for compliance with the regulations applicable to the activities being conducted.  We do not control the manufacturing process of, and are completely dependent on, our contract manufacturing partners for compliance with the regulatory requirements.  If these facilities do not pass a pre-approval plant inspection, regulatory approval of the products may not be granted or may be substantially delayed until any violations are corrected to the satisfaction of the regulatory authority, if ever.

The regulatory authorities also may, at any time following approval of a product for sale, audit the manufacturing facilities of our collaborators and third-party contractors.  If any such inspection or audit identifies a failure to comply with applicable regulations or if a violation of our product specifications or applicable regulations occurs independent of such an inspection or audit, we or the relevant regulatory authority may require remedial measures that may be costly and/or time consuming for us or a third party to implement, and that may include the temporary or permanent suspension of a clinical study or commercial sales, or the temporary or permanent closure of a facility.  Any such remedial measures imposed upon us or third parties with whom we contract could materially harm our business.

If we, our collaborators, or any of our third-party manufacturers fail to maintain regulatory compliance, the FDA or other applicable regulatory authorities can impose regulatory sanctions including, among other things, refuse to approve a pending application for a new drug product, withdrawal of an approval, suspend production, suspend clinical studies, require a recall or suspension of production.  As a result, our business, financial condition and results of operations may be materially harmed.

Additionally, if supply from one approved manufacturer is interrupted, an alternative manufacturer would need to be qualified through an NDA or Marketing Authorization Application amendment, or equivalent foreign regulatory filing, which could result in further delay.  The regulatory agencies may also require additional studies if a new manufacturer is relied upon for commercial production.  Switching manufacturers may involve substantial costs and is likely to result in a delay in our desired clinical and commercial timelines.

These factors could cause us to incur higher costs and could cause the delay or termination of clinical studies, regulatory submissions, required approvals or commercialization of our product candidates.  Furthermore, if our suppliers fail to meet contractual requirements and we are unable to secure one or more replacement suppliers capable of production at a substantially equivalent cost, our clinical studies may be delayed or we could lose potential revenue.

Our reliance on third parties requires us to share our trade secrets, which increases the possibility that a competitor will discover them or that our trade secrets will be misappropriated or disclosed.

Because we rely on third parties to develop and manufacture our product candidates, we must, at times, share trade secrets with them.  We seek to protect our proprietary technology in part by entering into confidentiality agreements and, if applicable, material transfer agreements, collaborative research agreements, consulting agreements or other similar agreements with our collaborators, advisors, employees and consultants prior to beginning research or disclosing proprietary information.  These agreements typically limit the rights of the third parties to use or disclose our confidential information, such as trade secrets.  Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by our competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements.  Given that our proprietary position is based, in part, on our know-how and trade secrets, a competitor’s discovery of our trade secrets or other unauthorized use or disclosure would impair our competitive position and may have a material adverse effect on our business.

Risks Related to Commercialization of Our Product Candidates

If the market opportunities for our product candidates are smaller than we believe they are, our revenue may be adversely affected, and our business may suffer.

Our projections of both the number of people who have our target diseases, as well as the subset of people with these diseases who have the potential to benefit from treatment with our product candidates, are based on our beliefs and estimates.  These estimates have been derived from a variety of sources, including the scientific literature, surveys of clinics, patient foundations or market research and may prove to be incorrect.  Further, new studies may change the estimated incidence or prevalence of these diseases.  The number of patients may turn out to be lower than expected.  The effort to identify patients with diseases we seek to treat is in early stages, and we cannot accurately predict the number of patients for whom treatment might be possible.  Additionally, the potentially addressable patient population for each of our product candidates may be limited or may not be amenable to treatment with our product candidates, and new patients may become increasingly difficult to identify or gain access to, which would adversely affect our results of operations and our business.

We intend to rely on third-party manufacturers to produce our product candidates, but we have not entered into binding agreements with any such manufacturers to support commercialization.

We have not yet secured manufacturing capabilities for commercial quantities of our product candidates.  We intend to rely on third-party manufacturers for commercialization.  We may be unable to negotiate binding agreements with the manufacturers to support our commercialization activities on commercially reasonable terms, or at all.  See Risk “Risk Related to our Reliance on Third Parties—We and our collaborators and contract manufacturers are subject to significant regulation with respect to manufacturing our product candidates.  The manufacturing facilities on which we rely may not continue to meet regulatory requirements and have limited capacity.”

We face intense competition and rapid technological change and the possibility that our competitors may discover, develop or commercialize therapies that are similar, more advanced or more effective than ours, which may adversely affect our financial condition and our ability to successfully commercialize our product candidates.

The biotechnology and pharmaceutical industries are highly competitive.  There are many pharmaceutical companies, biotechnology companies, public and private universities and research organizations actively engaged in the research and development of products that may be similar to our products.  We are aware of several companies currently developing and selling NO therapies for various indications such as pulmonary hypertension.  For example Ikaria, Inc. commercializes INOMAX® (nitric oxide) for inhalation, which is approved for use to treat newborns suffering from HRF-PPHN, in the United States, Canada, Australia, Mexico and Japan.  The Linde Group has marketing rights to INOMAX® in Europe.  Air Liquide sells a similar product in Europe, called VasoKINOX™, together with their delivery platform called OptiKINOX™, for the treatment of pulmonary hypertension that occurs during or after heart surgery.  In Europe, Bedfont Scientific Ltd. has a delivery system called NOxBOX® and Air Products PLC has a gas product called NOXAP®, each used in delivering inhaled NO formulations.  Bellepheron Therapeutics is developing NO-based products for persistent arterial hypertension and pulmonary hypertension associated with chronic obstructive pulmonary disease.  Geno LLC is developing NO-based products for the treatment of a variety of pulmonary and cardiac diseases such as acute vasoreactivity testing, pulmonary arterial hypertension and pulmonary hypertension associated with idiopathic pulmonary fibrosis.  In addition, other companies may be developing generic NO formulation delivery systems for various dosages.  Ceretec, Inc., a company affiliated with 12th Man Technologies Inc., recently obtained clearance from the FDA to market an NO gas product for use in membrane diffusing capacity testing in pulmonary function laboratories in the United States.  Novoteris, LLC previously received orphan drug designation from the FDA and EMA for the use of inhaled NO-based treatments in treating CF.  If the FDA approves Novoteris’ product candidate for the indication for which it received orphan drug designation, then Novoteris will be eligible for orphan drug exclusivity if its product receives approval first, which would preclude the Company from obtaining orphan drug exclusivity for its comparable product should it be subsequently approved by the FDA.  In January 2015, Ikaria entered into an agreement with Novoteris to collaborate on the development of an outpatient program for treating bacterial infections associated with CF.  Recently, we have become aware that Ikaria and Novoteris are planning a Phase 2 clinical trial using a 160 ppm NO formulation to treat patients with CF.

In addition to NO treatments currently available or under development, we also face competition from non-NO-based drugs and therapies.  For example, the successful development of immunizations for bronchiolitis may render useless any product we develop for that indication.  Also, antibiotic treatments for infections associated with CF, and inhaled short-acting beta-2 agonist and oral corticosteroids for the treatment of asthma may be preferred over any product that we develop.  Even if we successfully develop our product candidates, and obtain approval for them, other treatments may be preferred and we may not be successful in commercializing our product candidates.

Many of our competitors have substantially greater financial, technical and other resources, such as larger research and development staff and experienced marketing and manufacturing organizations.  Additional mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated in our competitors.  As a result, these companies may obtain regulatory approval more rapidly than we are able to and may be more effective in selling and marketing their products as well.  Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies.  Competition may increase further as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in these industries.  Our competitors may succeed in developing, acquiring or licensing on an exclusive basis, products that are more effective or less costly than any product candidate that we may develop, or achieve earlier patent protection, regulatory approval, product commercialization and market penetration than we do.  Additionally, technologies developed by our competitors may render our potential product candidates uneconomical or obsolete, and we may not be successful in marketing our product candidates against competitors.

We currently have no marketing and sales organization.  If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell our product candidates, we may be unable to generate any revenue.

Although our employees may have sold other similar products in the past while employed at other companies, we as a company have no experience selling and marketing our product candidates and we currently have no marketing or sales organization.  To successfully commercialize any products that may result from our development programs, we will need to develop these capabilities, either on our own or with others.  If our product candidates receive regulatory approval, we intend to establish a sales and marketing organization with technical expertise and supporting distribution capabilities to commercialize our product candidates in major markets, which will be expensive, difficult and time consuming.  Any failure or delay in the development of our internal sales, marketing and distribution capabilities would adversely impact the commercialization of our products.

Further, given our lack of prior experience in marketing and selling biopharmaceutical products, our initial estimate of the size of the required sales force may be materially more or less than the size of the sales force actually required to effectively commercialize our product candidates.  As such, we may be required to hire substantially more sales representatives to adequately support the commercialization of our product candidates or we may incur excess costs as a result of hiring more sales representatives than necessary.  With respect to certain geographical markets, we may enter into collaborations with other entities to utilize their local marketing and distribution capabilities, but we may be unable to enter into such agreements on favorable terms, if at all.  If our future collaborators do not commit sufficient resources to commercialize our future products, if any, and we are unable to develop the necessary marketing capabilities on our own, we will be unable to generate sufficient product revenue to sustain our business.  We may be competing with companies that currently have extensive and well-funded marketing and sales operations.  Without an internal team or the support of a third party to perform marketing and sales functions, we may be unable to compete successfully against these more established companies.

The commercial success of any current or future product candidate will depend upon the degree of market acceptance by physicians, patients, third-party payors and others in the medical community.

Even with the requisite approvals from the FDA and comparable foreign regulatory authorities, the commercial success of our product candidates will depend in part on the medical community, patients and third-party payors accepting our product candidates as medically useful, cost-effective and safe.  Any product that we bring to the market may not gain market acceptance by physicians, patients, third-party payors and others in the medical community.  The degree of market acceptance of any of our product candidates, if approved for commercial sale, will depend on a number of factors, including:

•	the safety and efficacy of the product as demonstrated in clinical studies and potential advantages over competing treatments;

•	the prevalence and severity of any side effects, including any limitations or warnings contained in a product’s approved labeling;

•	the clinical indications for which approval is granted;

•	relative convenience and ease of administration;

•	the cost of treatment, particularly in relation to competing treatments;

•	the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

•	the strength of marketing and distribution support and timing of market introduction of competitive products;

•	publicity concerning our products or competing products and treatments; and

•	sufficient third-party insurance coverage and reimbursement.

Even if a potential product displays a favorable efficacy and safety profile in preclinical and clinical studies, market acceptance of the product will not be fully known until after it is launched.  Our efforts to educate the medical community and third-party payors on the benefits of the product candidates may require significant resources and may never be successful.  If our product candidates are approved but fail to achieve an adequate level of acceptance by physicians, patients, third-party payors and others in the medical community, we will not be able to generate sufficient revenue to become or remain profitable.

The insurance coverage and reimbursement status of newly-approved products is uncertain.  Failure to obtain or maintain adequate coverage and reimbursement for new or current products could limit our ability to market those products and decrease our ability to generate revenue.

The pricing, coverage and reimbursement of our product candidates, if approved, must be adequate to support our commercial infrastructure.  Our per-patient prices must be sufficient to recover our development and manufacturing costs and potentially achieve profitability.  Accordingly, the availability and adequacy of coverage and reimbursement by governmental and private payors are essential for most patients to be able to afford expensive treatments such as ours, assuming approval.  Sales of our product candidates will depend substantially, both domestically and abroad, on the extent to which the costs of our product candidates will be paid for by health maintenance, managed care, pharmacy benefit and similar healthcare management organizations, or reimbursed by government authorities, private health insurers and other third-party payors.  If coverage and reimbursement are not available, or are available only to limited levels, we may not be able to successfully commercialize our product candidates.  Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to realize a return on our investment.

There is significant uncertainty related to the insurance coverage and reimbursement of newly approved products.  In the United States, the principal decisions about coverage and reimbursement for new drugs are typically made by the Centers for Medicare & Medicaid Services (CMS), an agency within the U.S. Department of Health and Human Services, as CMS decides whether and to what extent a new drug will be covered and reimbursed under Medicare.  Private payors tend to follow the coverage reimbursement policies established by CMS to a substantial degree.  It is difficult to predict what CMS will decide with respect to reimbursement for products such as ours.

Outside the United States, international operations are generally subject to extensive governmental price controls and other market regulations, and we believe the increasing emphasis on cost-containment initiatives in Europe, Canada and other countries has and will continue to put pressure on the pricing and usage of our product candidates.  In many countries, the prices of medical products are subject to varying price control mechanisms as part of national health systems.  In general, the prices of medicines under such systems are substantially lower than in the United States.  Other countries allow companies to fix their own prices for medicinal products, but monitor and control company profits.  Additional foreign price controls or other changes in pricing regulation could restrict the amount that we are able to charge for our product candidates.  Accordingly, in markets outside the United States, the reimbursement for our products may be reduced compared with the United States and may be insufficient to generate commercially reasonable revenue and profits.

Moreover, increasing efforts by governmental and third-party payors in the United States and abroad to cap or reduce healthcare costs may cause such organizations to limit both coverage and the level of reimbursement for new products approved and, as a result, they may not cover or provide adequate payment for our product candidates.  We expect to experience pricing pressures in connection with the sale of any of our product candidates due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative changes.  The downward pressure on healthcare costs in general, particularly prescription drugs and surgical procedures and other treatments, has become very intense.  As a result, increasingly high barriers are being erected to the entry of new products.

Healthcare legislative reform measures may have a material adverse effect on our business and results of operations.

In the United States, there have been and continue to be a number of legislative initiatives to contain healthcare costs.  For example, in March 2010, the Patient Protection and ACA, as amended by the ACA was passed, which substantially changes the way health care is financed by both governmental and private insurers, and significantly impacts the U.S. pharmaceutical industry.  The Health Care Reform Law, among other things, addresses a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected, increases the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extends the rebate program to individuals enrolled in Medicaid managed care organizations, establishes annual fees and taxes on manufacturers of certain branded prescription drugs and promotes a new Medicare Part D coverage gap discount program.

Future legislation or regulations may adversely affect reimbursement from government programs.

In addition, other legislative changes have been proposed and adopted since the ACA was enacted. More recently, in August 2011, President Obama signed into law the Budget Control Act of 2011, which, among other things, created the Joint Select Committee on Deficit Reduction to recommend to Congress proposals in spending reductions. The Joint Select Committee did not achieve targeted deficit reductions, triggering the legislation’s automatic reduction of several government programs. This includes aggregate reductions to Medicare payments to healthcare providers of up to 2.0% per fiscal year, starting in 2013. In January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, which, among other things, reduced Medicare payments to several categories of healthcare providers and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. The Bipartisan Budget Act of 2015, signed into law on November 2, 2015, increased the rebates that generic drug manufacturers are obligated to pay under the Medicaid program by applying an inflation-based rebate formula to generic drugs that previously only applied to brand name drugs. If we ever obtain regulatory approval and commercialization of any of our drug candidates, these new laws may result in additional reductions in Medicare and other healthcare funding, which could have a material adverse effect on our customers and accordingly, our financial operations.  On December 13, 2016, the President signed into law the 21st Century Cures Act, which, among other things, may increase the types of clinical trial designs that would be acceptable to support an NDA.  It is unclear, at this time, how these provisions will be implemented or whether they would have any effect on our company.

Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. We cannot be sure whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of our drug candidates may be.  In that regard, Congress has taken the first step in repealing the funding mechanism for certain aspects of the ACA.  If the ACA or parts of it are repealed, it is unclear what impact that would have on drug reimbursements or coverage and it is equally unclear what programs, if any, Congress and the Trump Administration might enact and sign into law to replace the repealed portions of the ACA.

We are subject to additional federal and state laws and regulations relating to our business, and our failure to comply with those laws could have a material adverse effect on our results of operations and financial conditions.

We are subject to additional health care regulation and enforcement by the federal government and the states in which we conduct our business. The laws that may affect our ability to operate include the following:

•
the federal health care program Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering, or paying remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual for, or the purchase, order, or recommendation of, any good or service for which payment may be made under government health care programs such as the Medicare and Medicaid programs;

•
federal false claims laws that prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid or other government health care programs that are false or fraudulent;

•	federal criminal laws that prohibit executing a scheme to defraud any health care benefit program or making false statements relating to health care matters; and

•
state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws that may apply to items or services reimbursed by any third-party payor, including commercial insurers.

Further, the ACA, among other things, amends the intent requirement of the federal anti-kickback and criminal health care fraud statutes. A person or entity can now be found guilty of fraud or false claims under the ACA without actual knowledge of the statute or specific intent to violate it. In addition, the ACA provides that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the false claims statutes. Possible sanctions for violation of these anti-kickback laws include monetary fines, civil and criminal penalties, exclusion from Medicare, Medicaid and other government programs and forfeiture of amounts collected in violation of such prohibitions. Any violations of these laws, or any action against us for violation of these laws, even if we successfully defend against it, could result in a material adverse effect on our reputation, business, results of operations, and financial condition.

The ACA also imposes new reporting requirements on device and pharmaceutical manufacturers to make annual public disclosures of payments to certain health care providers and physician ownership of their stock by health care providers. Failure to submit required information may result in civil monetary penalties of up to an aggregate of $150,000 per year (or up to an aggregate of $1 million per year for “knowing failures”), for all payments, transfers of value, or ownership or investment interests that are not reported. Manufacturers were required to begin data collection on August 1, 2013 and were required to report such data to CMS by March 31, 2014.

In addition, there has been a recent trend of increased federal and state regulation of payments made to physicians for marketing. Some states, such as California, Massachusetts and Vermont mandate implementation of corporate compliance programs, along with the tracking and reporting of gifts, compensation, and other remuneration to physicians.

The scope and enforcement of these laws is uncertain and subject to change in the current environment of health care reform, especially in light of the lack of applicable precedent and regulations. We cannot predict the impact on our business of any changes in these laws. Federal or state regulatory authorities may challenge our current or future activities under these laws. Any such challenge could have a material adverse effect on our reputation, business, results of operations, and financial condition. Any state or federal regulatory review of us, regardless of the outcome, would be costly and time-consuming.

Risks Related to Our Intellectual Property

If we are unable to obtain and maintain effective patent rights for our product candidates or any future product candidates, we may not be able to compete effectively in our markets.

We rely upon a combination of patents, trade secret protection and confidentiality agreements to protect the intellectual property related to our technologies and product candidates.  Our success depends in large part on our and our licensors’ ability to obtain and maintain intellectual property protection in the United States and in other countries with respect to our proprietary technology and products.

We have sought to protect our proprietary position by filing patent applications in the United States and abroad related to our novel technologies and products that are important to our business.  This process is expensive and time consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner.  We may also fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection.

The patent position of biotechnology and pharmaceutical companies generally is highly uncertain and involves complex legal and factual questions for which legal principles remain unsolved.  The patent applications that we own or in-license may fail to result in issued patents with claims that cover our product candidates in the United States or in other foreign countries.  There is no assurance that all potentially relevant prior art relating to our patents and patent applications has been found, which can invalidate a patent or prevent a patent from issuing from a pending patent application.  Even if patents do successfully issue, and even if such patents cover our product candidates, third parties may challenge their validity, enforceability or scope, which may result in such patents being narrowed, found unenforceable or invalidated.  Furthermore, even if they are unchallenged, our patents and patent applications may not adequately protect our intellectual property, provide exclusivity for our product candidates or prevent others from designing around our claims.  Any of these outcomes could impair our ability to prevent competition from third parties, which may have an adverse impact on our business.

We have filed several patent applications directed to various aspects of our product candidates.  We cannot offer any assurances about which, if any, patents will issue, the breadth of any such patent or whether any issued patents will be found invalid and unenforceable or will be threatened by third parties.  Any successful opposition to these patents or any other patents owned by or licensed to us after patent issuance could deprive us of rights necessary for the successful commercialization of any product candidates that we may develop.  Further, if we encounter delays in regulatory approvals, the period of time during which we could market a product candidate under patent protection could be reduced.  In addition, some or all of our patent applications may not result in issued patents.

If we cannot obtain and maintain effective patent rights for our product candidates, we may not be able to compete effectively and our business and results of operations would be harmed.

We have a non-exclusive license to certain patents owned by CareFusion that relate to methods and devices for delivering 80-400 PPM NO formulations to patients.  CareFusion may grant additional non-exclusive licenses to third parties.

Absent any agreement with CareFusion to the contrary, each of the joint owners may make, use, offer to sell, or sell the patented invention within the United States, or import the patented invention into the United States, without the consent of and without accounting to the other owner.  While we are unaware of any other licenses issued by CareFusion to third parties granting rights in the patents CareFusion licensed to us, we cannot be sure other licenses have not already been granted, or will not be granted in the future, by CareFusion to third parties.

Any such licenses may enable third parties to develop and market products competitive with ours, provided that they do not infringe our other intellectual property rights.  The terms of our non-exclusive license with CareFusion leaves full control of any and all enforcement of the licensed patents with CareFusion.  If CareFusion elects to not enforce any or all of the licensed patents it could significantly undercut the value of any of our product candidates, which would materially adversely affect our revenue, financial condition and results of operations.

Intellectual property rights of third parties could adversely affect our ability to commercialize our product candidates, and we might be required to litigate or obtain licenses from third parties in order to develop or market our product candidate.  Such litigation or licenses could be costly or not available on commercially reasonable terms.

Given the number of companies developing various types of NO devices, it is difficult to conclusively assess our freedom to operate without infringing on third party rights.  There are numerous companies that have pending patent applications and issued patents in the field of therapeutic NO delivery.  Our competitive position may suffer if patents issued to third parties or other third party intellectual property rights cover our products or elements thereof, or our manufacture or uses relevant to our development plans.  In such cases, we may not be in a position to develop or commercialize products or our product candidates unless we successfully pursue litigation to nullify or invalidate the third party intellectual property right concerned, or enter into a license agreement with the intellectual property right holder, if available on commercially reasonable terms.  There may be pending patent applications of which we are not aware, that if they result in issued patents, could be alleged to be infringed by our product candidates.  If such an infringement claim should be brought and be successful, we may be required to pay substantial damages, be forced to abandon our product candidates or seek a license from any patent holders.  No assurances can be given that a license will be available on commercially reasonable terms, if at all.

It is also possible that we have failed to identify relevant third party patents or applications.  For example, U.S. applications filed before November 29, 2000 and certain U.S. applications filed after that date that will not be filed outside the United States remain confidential until patents issue.  Patent applications in the United States and elsewhere are published approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date.  Therefore, patent applications covering our product candidate or platform technology could have been filed by others without our knowledge.  Additionally, pending patent applications which have been published can, subject to certain limitations, be later amended in a manner that could cover our platform technologies, our product candidate or the use of our product candidate.  Third party intellectual property right holders may also actively bring infringement claims against us.  We cannot guarantee that we will be able to successfully settle or otherwise resolve such infringement claims.  If we are unable to successfully settle future claims on terms acceptable to us, we may be required to engage in or continue costly, unpredictable and time-consuming litigation and may be prevented from or experience substantial delays in pursuing the development of and/or marketing our product candidate.  If we fail in any such dispute, in addition to being forced to pay damages, we may be temporarily or permanently prohibited from commercializing our product candidate that is held to be infringing.  We might, if possible, also be forced to redesign our product candidate so that we no longer infringe the third party intellectual property rights.  Any of these events, even if we were ultimately to prevail, could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business.

Patent terms are limited and we may not be able to effectively protect our products and business.

Patents have a limited lifespan.  In the United States, the natural expiration of a patent is generally 20 years after it is filed.  Although various extensions may be available, the life of a patent, and the protection it affords, is limited.

In addition, upon issuance in the United States, the patent term may be extended based on certain delays caused by the applicant(s) or the U.S. Patent and Trademark Office, or USPTO.  Even if we obtain effective patent rights for our product candidates, we may not have sufficient patent terms or regulatory exclusivity to protect our products, and our business and results of operations would be adversely affected.

Patent policy and rule changes could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents.

Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our patents or narrow the scope of our patent protection.  The laws of foreign countries may not protect our rights to the same extent as the laws of the United States.  Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all.  We therefore cannot be certain that we or our licensor were the first to make the invention claimed in our owned and licensed patents or pending applications, or that we or our licensor were the first to file for patent protection of such inventions.  Assuming the other requirements for patentability are met, in the United States prior to March 15, 2013, the first to invent the claimed invention is entitled to the patent, while outside the United States, the first to file a patent application is entitled to the patent.  After March 15, 2013, under the Leahy-Smith America Invents Act (Leahy-Smith Act), enacted on September 16, 2011, the United States has moved to a first to file system.  The Leahy-Smith Act also includes a number of significant changes that affect the way patent applications will be prosecuted and may also affect patent litigation.  The effects of these changes are currently unclear as the USPTO must still implement various regulations, the courts have yet to address these provisions and the applicability of the act and new regulations on specific patents discussed herein have not been determined and would need to be reviewed.  In general, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business and financial condition.

If we are unable to maintain effective proprietary rights for our product candidates or any future product candidates, we may not be able to compete effectively in our markets.

In addition to the protection afforded by patents, we rely on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable or that we elect not to patent, processes for which patents are difficult to enforce and any other elements of our product candidate discovery and development processes that involve proprietary know-how, information or technology that is not covered by patents.  However, trade secrets can be difficult to protect.  We seek to protect our proprietary technology and processes, in part, by entering into confidentiality agreements with our employees, consultants, scientific advisors and contractors.  We also seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems.  While we have confidence in these individuals, organizations and systems, agreements or security measures may be breached, and we may not have adequate remedies for any breach.  In addition, our trade secrets may otherwise become known or be independently discovered by competitors.

All of our employees, consultants, advisors and any third parties who have access to our proprietary know-how, information or technology enter into confidentiality agreements and we expect they will assign all rights in their inventions to us pursuant to the terms of such agreements; however, we cannot provide any assurances that all such agreements have been duly executed or that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques.  Misappropriation or unauthorized disclosure of our trade secrets could impair our competitive position and may have a material adverse effect on our business.  Additionally, if the steps taken to maintain our trade secrets are deemed inadequate, we may have insufficient recourse against third parties for misappropriating the trade secret.

Third-party claims of intellectual property infringement may prevent or delay our development and commercialization efforts.

Our commercial success depends in part on our avoiding infringement of the patents and proprietary rights of third parties.  There have been many lawsuits and other proceedings involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries, including with respect to NO delivery systems and formulations, including patent infringement lawsuits, interferences, oppositions and reexamination proceedings before the USPTO and corresponding foreign patent offices.  Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing product candidates.  As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that our product candidates may be subject to claims of infringement of the patent rights of third parties.

Third parties may assert that we are employing their proprietary technology without authorization.  There may be third-party patents or patent applications with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of our product candidates.  We do not know whether there are any third-party patents that would impair our ability to commercialize these product candidates.  We also cannot be sure that we have identified each and every patent and pending patent application in the United States and abroad that is relevant or necessary to the commercialization of our product candidates.  Because patent applications can take many years to issue, there may be currently pending patent applications that may later result in issued patents that our product candidates may infringe.  In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents.  If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of any of our product candidates, any molecules formed during the manufacturing process or any final product itself, the holders of any such patents may be able to block our ability to commercialize such product candidate unless we obtained a license under the applicable patents, or until such patents expire or are finally determined to be invalid or unenforceable.

Similarly, if any third-party patents were held by a court of competent jurisdiction to cover aspects of our formulations, processes for manufacture or methods of use, the holders of any such patents may be able to block our ability to develop and commercialize the applicable product candidate unless we obtained a license or until such patent expires or is finally determined to be invalid or unenforceable.  In either case, such a license may not be available on commercially reasonable terms or at all.

Parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our product candidates.  Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business.  In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, pay royalties, redesign our infringing products or obtain one or more licenses from third parties, which may be impossible or require substantial time and monetary expenditure.

We may not be successful in obtaining or maintaining necessary rights to our product candidates through acquisitions and in-licenses.

We currently own and have in-licensed rights to intellectual property through licenses from third parties and under patents that we own, to develop our product candidates.  Because our programs may require the use of proprietary rights held by third parties, the growth of our business will likely depend in part on our ability to acquire, in-license or use these proprietary rights.  In addition, our product candidates may require specific formulations to work effectively and efficiently and the rights to these formulations may be held by others.  We may be unable to acquire or in-license any compositions, methods of use, processes or other third-party intellectual property rights from third parties that we identify as necessary for our product candidates.  The licensing and acquisition of third-party intellectual property rights is a competitive area, and a number of more established companies are also pursuing strategies to license or acquire third-party intellectual property rights that we may consider attractive.  These established companies may have a competitive advantage over us due to their size, cash resources and greater clinical development and commercialization capabilities.

For example, we sometimes collaborate with U.S. and foreign academic institutions to accelerate our preclinical research or development underwritten agreements with these institutions.  Typically, these institutions provide us with an option to negotiate a license to any of the institution’s rights in technology resulting from the collaboration.  Regardless of such option, we may be unable to negotiate a license within the specified timeframe or under terms that are acceptable to us.  If we are unable to do so, the institution may offer the intellectual property rights to other parties, potentially blocking our ability to pursue our program.

In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us.  We also may be unable to license or acquire third-party intellectual property rights on terms that would allow us to make an appropriate return on our investment.  If we are unable to successfully obtain rights to required third-party intellectual property rights, we may have to abandon development of that program and our business and financial condition could suffer.

If we fail to comply with our obligations in the agreements under which we license intellectual property and other rights from third parties or otherwise experience disruptions to our business relationships with our licensors, we could lose license rights that are important to our business.

We are currently a party to intellectual property license agreements that are important to our business, and we expect to enter into additional license agreements in the future.  Our existing license agreements impose, and we expect that future license agreements will impose, various diligence, milestone payment, royalty and other obligations on us.  For example, our existing license agreement with CareFusion imposes the following milestones, which comport with the plans we discuss under “Business—Our Strategy”: completion of a Phase II study by September 2017; completion of a Phase III study by September 2018; FDA approval for a licensed product by September 2020; and the first sale of a licensed product by September 2021. We have completed the Phase II, double blind, randomized study conducted in Israel in infants with bronchiolitis discussed under “Business—Our Strategy”, and  we have commenced the Phase III study referenced under “Business—Our Strategy”. One of the challenges to complete the Phase III study by September 2018 includes the fact that RSV is a seasonal virus (occurring only in the winter).  In our Phase III trial we are heavily dependent on the occurrence and the severity of this virus. RSV or the winter cannot be predicted. For example, if the winter is warm or short, or the RSV infection is not severe enough when we conducted our trial, or the length of stay in the hospital during the year in which the trial is conducted were different from previous seasons, then we might miss the season or the results can be significantly different between two seasons or between different countries or even between different sites. If we fail to complete the Phase III study by September 2018 there is a risk that we will not be able to get FDA approval for a licensed product by September 2020.  If we fail to get FDA approval for a licensed product by September 2020 there is a risk that we may fail to achieve our goal of completing the first sale of a licensed product by September 2021.  If we fail to comply with our obligations under the CareFusion agreement or other agreements, or we are subject to a bankruptcy, we may be required to make certain payments to the licensor, we may lose our license or the licensor may have the right to terminate the license, in which event we would not be able to develop or market products covered by the license.

Licensing of intellectual property is of critical importance to our business and involves complex legal, business and scientific issues.  Disputes may arise regarding intellectual property subject to a licensing agreement, including but not limited to:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	the extent to which our technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•	the sublicensing of patent and other rights;

•	our diligence obligations under the license agreement and what activities satisfy those diligence obligations;

•	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our collaborators; and

•	the priority of invention of patented technology.

If disputes over intellectual property and other rights that we have licensed prevent or impair our ability to maintain our current licensing arrangements on acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates.

We may be involved in lawsuits or post-grant proceedings to protect or enforce our patents or the patents of our licensor, which could be expensive, time consuming and unsuccessful.

Competitors may infringe the patents of our licensor.  If our licensing partner were to initiate legal proceedings against a third party to enforce a patent covering one of our product candidates, the defendant could counterclaim that the patent covering our product candidate is invalid and/or unenforceable.  In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace.  Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness or non-enablement.  Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, during prosecution.  The outcome following legal assertions of invalidity and unenforceability is unpredictable.

Pending patent applications may be subject to third-party preissuance submission of prior art to the USPTO, and any patents issuing thereon may become involved in derivation, reexamination, inter partes review, post grant review, interference proceedings or other patent office proceedings in the United States challenging our patent rights.

Proceedings provoked by third parties or brought by us or declared by the USPTO may be necessary to determine the priority of inventions with respect to our patents or patent applications or those of our licensor.  An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party.  Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms.  Our defense of litigation or proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees.  In addition, the uncertainties associated with litigation could have a material adverse effect on our ability to raise the funds necessary to continue our clinical trials, continue our research programs, license necessary technology from third parties or enter into development partnerships that would help us bring our product candidates to market.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation.  There could also be public announcements of the results of hearings, motions or other interim proceedings or developments.  If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our ordinary shares.

We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties or that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

We employ individuals who were previously employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors.  Although we try to ensure that our employees, consultants and independent contractors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of any of our employee’s former employer or other third parties.  Litigation may be necessary to defend against these claims.  If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel, which could adversely impact our business.  Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

We may be subject to claims challenging the inventorship of our patents and other intellectual property.

We may be subject to claims that former employees, collaborators or other third parties have an interest in or right to compensation with respect to our patents or other intellectual property as an inventor or co-inventor.  For example, we may have inventorship disputes arise from conflicting obligations of consultants or others who are involved in developing our product candidates.  Litigation may be necessary to defend against these and other claims challenging inventorship or claiming the right to compensation.  If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property.  Such an outcome could have a material adverse effect on our business.  Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.  To the extent that our employees have not effectively waived the right to compensation with respect to inventions that they helped create, they may be able to assert claims for compensation with respect to our future revenue may be successful.  As a result, we may receive less revenue from future products if such claims are successful which in turn could impact our future profitability.

Changes in U.S. patent law could diminish the value of patents in general, thereby impairing our ability to protect our products.

As is the case with other biopharmaceutical companies, our success is heavily dependent on intellectual property, particularly patents.  Obtaining and enforcing patents in the biotechnology industry involves both technological and legal complexity.  Therefore, obtaining and enforcing biotechnology patents is costly, time consuming and inherently uncertain.  In addition, the United States has recently enacted and is currently implementing wide-ranging patent reform legislation.  Recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations.  In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained.  Depending on future actions by the U.S. Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States.  In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States.

Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and may also export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as that in the United States.  These products may compete with our products and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions.  The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, particularly those relating to biotechnology products, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally.  Proceedings to enforce our patent rights in foreign jurisdictions, whether or not successful, could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us.  We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful.  Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Under applicable employment laws, we may not be able to enforce covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our former employees.

We generally enter into non-competition agreements with our employees and certain key consultants.  These agreements prohibit our employees and certain key consultants, if they cease working for us, from competing directly with us or working for our competitors or clients for a limited period of time.  We may be unable to enforce these agreements under the laws of the jurisdictions in which our employees work and it may be difficult for us to restrict our competitors from benefitting from the expertise our former employees or consultants developed while working for us.  For example, Israeli courts have required employers seeking to enforce non-compete undertakings of a former employee to demonstrate that the competitive activities of the former employee will harm one of a limited number of material interests of the employer which have been recognized by the courts, such as the secrecy of a company’s confidential commercial information or the protection of its intellectual property.  If we cannot demonstrate that such interests will be harmed, we may be unable to prevent our competitors from benefiting from the expertise of our former employees or consultants and our ability to remain competitive may be diminished.

Risks Relating to Our Business Operations

We manage our business through a small number of employees and key consultants.  We depend on them even more than similarly-situated companies.

We have a total of four full-time employees and a number of dedicated consultants, of whom work for us on a part-time basis.  In addition, any of our employees and consultants may leave our company at any time, subject to certain notice periods.  The loss of the services of any of our executive officers or any key employees or consultants would adversely affect our ability to execute our business plan and harm our operating results.

We do not currently carry “key person” insurance on the lives of members of management.

We will need to expand our organization and we may experience difficulties in recruiting needed additional employees and consultants, which could disrupt our operations.

As our development and commercialization plans and strategies develop and because we are so leanly staffed, we will need additional managerial, operational, sales, marketing, financial, legal and other resources.  The competition for qualified personnel in the pharmaceutical field is intense.  Due to this intense competition, we may be unable to attract and retain qualified personnel necessary for the development of our business or to recruit suitable replacement personnel.

Our management may need to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities.  We may not be able to effectively manage the expansion of our operations, which may result in weaknesses in our infrastructure, operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees.  Our expected growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of additional product candidates.  If our management is unable to effectively manage our growth, our expenses may increase more than expected, our ability to generate and/or grow revenue could be reduced and we may not be able to implement our business strategy.  Our future financial performance and our ability to commercialize product candidates and compete effectively will depend, in part, on our ability to effectively manage any future growth.

If we fail to obtain or maintain orphan drug exclusivity for our products, our competitors may sell products to treat the same conditions and our revenue will be reduced.

In some cases, our business strategy focuses on the development of drugs that are eligible for FDA and European Union, or EU, orphan drug designation.  Under the Orphan Drug Act, the FDA may designate a product as an orphan drug if it is intended to treat a rare disease or condition, defined as a patient population of fewer than 200,000 in the United States, or a patient population greater than 200,000 in the United States where there is no reasonable expectation that the cost of developing the drug will be recovered from sales in the United States.  In the EU, the EMA’s Committee for Orphan Medicinal Products (COMP), grants orphan drug designation to promote the development of products that are intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition affecting not more than five in 10,000 persons in the European Union Community.  Additionally, designation is granted for products intended for the diagnosis, prevention or treatment of a life-threatening, seriously debilitating or serious and chronic condition and when, without incentives, it is unlikely that sales of the drug in the European Union would be sufficient to justify the necessary investment in developing the drug.

In the United States, orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages and user-fee waivers.  In addition, if a product receives the first FDA approval for the indication for which it has orphan designation, the product is entitled to orphan drug exclusivity, which means the FDA may not approve any other application to market the same drug for the same indication for a period of seven years, except in limited circumstances, such as a showing of clinical superiority over the product with orphan drug exclusivity or where the manufacturer is unable to assure sufficient product quantity.  In the EU, orphan drug designation also entitles a party to financial incentives such as reduction of fees or fee waivers, and 10 years of market exclusivity is granted following drug approval.  This period may be reduced to six years if the orphan drug designation criteria are no longer met, including where it is shown that the product is sufficiently profitable not to justify maintenance of market exclusivity.

Because the extent and scope of patent protection for our products may in some cases be limited, orphan drug designation is especially important for our products for which orphan drug designation may be available.  For eligible drugs, we plan to rely on the exclusivity period under the Orphan Drug Act to maintain a competitive position.  If we do not obtain orphan drug exclusivity for our drug products that do not have broad patent protection, our competitors may then sell the same drug to treat the same condition sooner than if we had obtained orphan drug exclusivity and our revenue will be reduced.

Further, even if we obtain orphan drug exclusivity for a product, that exclusivity may not effectively protect the product from competition because different drugs with different active moieties can be approved for the same condition.  Even after an orphan drug is approved, the FDA can subsequently approve the same drug with the same active moiety for the same condition if the FDA concludes that the later drug is safer, more effective or makes a major contribution to patient care.  Orphan drug designation neither shortens the development time or regulatory review time of a drug nor gives the drug any advantage in the regulatory review or approval process.

Novoteris previously received orphan drug designation from the FDA and EMA for the use of an inhaled NO formulation in treating CF.  This does not derogate from the orphan drug designations that we have received from both FDA and EMA for the same indications, as more than one sponsor may receive orphan drug designation of the same drug for the same rare disease or condition.  Currently, neither Novoteris nor any other company has orphan drug exclusivity for an NO-based treatment of CF.  In the event that Novoteris’ designated orphan drug product receives marketing approval from the FDA or the EMA before we do for the indication for which it received orphan drug designation, then it will  be eligible for orphan drug exclusivity and our ability to obtain product approval for treating CF or orphan drug exclusivity may be significantly impaired. We may not be successful in our efforts to identify, license or discover additional product candidates.

Although a substantial amount of our effort will focus on the continued clinical testing, potential approval and commercialization of our existing product candidates, the success of our business also depends upon our ability to identify, license or discover additional product candidates.  Our research programs or licensing efforts may fail to yield additional product candidates for clinical development for a number of reasons, including but not limited to the following:

•	our research or business development methodology or search criteria and process may be unsuccessful in identifying potential product candidates;

•	we may not be able or willing to assemble sufficient resources to acquire or discover additional product candidates;

•	our product candidates may not succeed in preclinical or clinical testing;

•	our potential product candidates may be shown to have harmful side effects or may have other characteristics that may make the products unmarketable or unlikely to receive marketing approval;

•	competitors may develop alternatives that render our product candidates obsolete or less attractive;

•	product candidates we develop may be covered by third parties’ patents or other exclusive rights;

•	the market for a product candidate may change during our program so that such a product may become unreasonable to continue to develop;

•	a product candidate may not be capable of being produced in commercial quantities at an acceptable cost, or at all; and

•	a product candidate may not be accepted as safe and effective by patients, the medical community or third-party payors.

If any of these events occur, we may be forced to abandon our development efforts for a program or programs, or we may not be able to identify, license or discover additional product candidates, which would have a material adverse effect on our business and could potentially cause us to cease operations.  Research programs to identify new product candidates require substantial technical, financial and human resources.  We may focus our efforts and resources on potential programs or product candidates that ultimately prove to be unsuccessful.

We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, such as the Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC.  In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act), was enacted.  There are significant corporate governance and executive compensation related provisions in the Dodd-Frank Act that require the SEC to adopt additional rules and regulations in these areas such as “say on pay” and pay parity.  Recent legislation permits smaller “emerging growth companies” to implement many of these requirements over a longer period and up to five years from the pricing of this offering.  We intend to take advantage of this new legislation but cannot guarantee that we will not be required to implement these requirements sooner than budgeted or planned and thereby incur unexpected expenses.  Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which we operate our business in ways we cannot currently anticipate.  Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives.  Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time consuming and costly.  For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to maintain our current levels of such coverage.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures.  In particular, we will be required to perform system and process evaluation and testing of our internal controls over financial reporting to allow management to report, commencing in our Current Report on Form 8-K, as filed with the SEC on January 20, 2017, on the effectiveness of our internal controls over financial reporting, if then required by Section 404 of the Sarbanes-Oxley Act.  Our testing may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses.  Our compliance with Section 404 of the Sarbanes-Oxley Act will require that we incur substantial accounting expense and expend significant management efforts.  We currently do not have an internal audit group, and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge.  Moreover, if we are not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or if we identify or our independent registered public accounting firm identifies deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

New laws and regulations as well as changes to existing laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act and rules adopted by the SEC, would likely result in increased costs to us as we respond to their requirements.  Similarly, in the future, we may attempt to list our Common Stock on the NASDAQ Capital Market, the NYSE MKT or another national securities exchange, which would subject us to additional rules and regulations, as well as additional costs.

We may be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, false claims laws and health information privacy and security laws.  If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.

If we obtain FDA approval for any of our product candidates and begin commercializing those products in the United States, our operations may directly, or indirectly through our customers, subject us to various federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute, the federal False Claims Act and physician sunshine laws and regulations.  These laws may impact, among other things, our proposed sales, marketing and education programs.  In addition, we may be subject to patient privacy regulation by both the federal government and the states in which we conduct our business.  The laws that may affect our ability to operate include:

•
the federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, to induce, or in return for, the purchase or recommendation of an item or service reimbursable under a federal healthcare program, such as the Medicare and Medicaid programs;

•
federal civil and criminal false claims laws and civil monetary penalty laws, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid or other third-party payors that are false or fraudulent;

•
the federal Health Insurance Portability and Accountability Act of 1996 (HIPAA), which created new federal criminal statutes that prohibit executing a scheme to defraud any healthcare benefit program and making false statements relating to healthcare matters;

•
HIPAA, as amended by the Health Information Technology and Clinical Health Act (HITECH), and its implementing regulations, which imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information;

•
the federal physician sunshine requirements under the Health Care Reform Laws requires manufacturers of drugs, devices and medical supplies to report annually to the U.S. Department of Health and Human Services information related to payments and other transfers of value to physicians, other healthcare providers and teaching hospitals and ownership and investment interests held by physicians and other healthcare providers and their immediate family members and applicable group purchasing organizations; and

•
state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws that may apply to items or services reimbursed by any third-party payor, including commercial insurers, state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of such laws.  In addition, recent health care reform legislation has strengthened these laws.  For example, the Health Care Reform Law, among other things, amends the intent requirement of the federal anti-kickback and criminal healthcare fraud statutes.  A person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it.  Moreover, the Health Care Reform Law provides that the government may assert that a claim including items or services resulting from a violation of the federal anti-kickback statute constitutes a false or fraudulent claim for purposes of the False Claims Act.

If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from participation in government health care programs, such as Medicare and Medicaid, imprisonment and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

International expansion of our business exposes us to business, regulatory, political, operational, financial and economic risks associated with doing business outside of the United States or Israel.

Other than our headquarters and other operations which are located in Israel (as further described below), we currently have limited international operations, but our business strategy incorporates potentially significant international expansion, particularly in anticipation of approval of our product candidates.  We plan to maintain sales representatives and conduct physician and patient association outreach activities, as well as clinical trials, outside of the United States and Israel.  Doing business internationally involves a number of risks, including but not limited to:

•
multiple, conflicting and changing laws and regulations such as privacy regulations, tax laws, export and import restrictions, employment laws, regulatory requirements and other governmental approvals, permits and licenses;

•	failure by us to obtain regulatory approvals for the use of our products in various countries;

•	additional potentially relevant third-party patent rights;

•	complexities and difficulties in obtaining protection and enforcing our intellectual property;

•	difficulties in staffing and managing foreign operations;

•	complexities associated with managing multiple payor reimbursement regimes, government payors or patient self-pay systems;

•	limits in our ability to penetrate international markets;

•
financial risks, such as longer payment cycles, difficulty collecting accounts receivable, the impact of local and regional financial crises on demand and payment for our products and exposure to foreign currency exchange rate fluctuations;

•	natural disasters, political and economic instability, including wars, terrorism and political unrest, outbreak of disease, boycotts, curtailment of trade and other business restrictions;

•	certain expenses including, among others, expenses for travel, translation and insurance; and

•
regulatory and compliance risks that relate to maintaining accurate information and control over sales and activities that may fall within the purview of the U.S. Foreign Corrupt Practices Act (FCPA), its books and records provisions or its anti-bribery provisions.

Any of these factors could significantly harm our future international expansion and operations and, consequently, our results of operations.

If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.

Our research and development activities and our third-party manufacturers’ and suppliers’ activities involve the controlled storage, use and disposal of hazardous materials, including the components of our product candidates and other hazardous compounds.  We and our manufacturers and suppliers are subject to laws and regulations governing the use, manufacture, storage, handling and disposal of these hazardous materials.  In some cases, these hazardous materials and various wastes resulting from their use are stored at our and our manufacturers’ facilities pending their use and disposal.  We cannot eliminate the risk of contamination, which could cause an interruption of our commercialization efforts, research and development efforts, business operations and environmental damage resulting in costly clean-up and liabilities under applicable laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products.  Although we believe that the safety procedures utilized by our third-party manufacturers for handling and disposing of these materials generally comply with the standards prescribed by these laws and regulations, we cannot guarantee that this is the case or eliminate the risk of accidental contamination or injury from these materials.  In such an event, we may be held liable for any resulting damages and such liability could exceed our resources and state or federal or other applicable authorities may curtail our use of certain materials and/or interrupt our business operations.  Furthermore, environmental laws and regulations are complex, change frequently and have tended to become more stringent.  We cannot predict the impact of such changes and cannot be certain of our future compliance.  We do not currently carry biological or hazardous waste insurance coverage.

The use of any of our product candidates could result in product liability or similar claims that could be expensive, damage our reputation and harm our business.

Our business exposes us to an inherent risk of potential product liability or similar claims. The medical device industry has historically been litigious, and we face financial exposure to product liability or similar claims if the use of any of our products were to cause or contribute to injury or death. There is also the possibility that defects in the design or manufacture of any of our products might necessitate a product recall. Although we plan to maintain product liability insurance, the coverage limits of these policies may not be adequate to cover future claims. In the future, we may be unable to maintain product liability insurance on acceptable terms or at reasonable costs and such insurance may not provide us with adequate coverage against potential liabilities. A product liability claim, regardless of merit or ultimate outcome, or any product recall could result in substantial costs to us, damage to our reputation, customer dissatisfaction and frustration and a substantial diversion of management attention. A successful claim brought against us in excess of, or outside of, our insurance coverage could have a material adverse effect on our business, financial condition and results of operations.

Our business and operations would suffer in the event of system failures.

Despite the implementation of security measures, our internal computer systems and those of our contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. While we have not experienced any such system failure, accident or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our drug development programs. For example, the loss of clinical trial data from completed or ongoing or planned clinical trials could result in delays in our regulatory approval efforts and we may incur substantial costs to attempt to recover or reproduce the data. If any disruption or security breach resulted in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and/or the further development of our product candidates could be delayed.

Risks Related to the Ownership of our Common Stock

There is not now, and there may never be, an active, liquid and orderly trading market for our Common Stock, which may make it difficult for you to sell your shares of our Common Stock.

There is not now, nor has there been since our inception, any trading activity in our Common Stock or a market for shares of our Common Stock, and an active trading market for our shares may never develop or be sustained. As a result, investors in our Common Stock must bear the economic risk of holding those shares for an indefinite period of time.

Our Common Stock is subject to only limited quotation on the OTC Pink, and it is not otherwise regularly quoted on any other over-the-counter market. Until such time as our Common Stock is so quoted, the shares of Common Stock covered by this prospectus will be sold by the selling stockholders from time to time at a fixed price of $6.00 per share, representing the sales price of the units issued and sold in our most recent private placement that included Common Stock, effected on March 31, 2017. If and when our Common Stock is regularly quoted on an over-the-counter market or on a national securities exchange, the selling stockholders may sell their respective shares of Common Stock from time to time at prevailing market prices or in privately negotiated transactions.

Although our Common Stock is quoted on the OTC, trading of our Common Stock is extremely limited and sporadic and at very low volumes. We do not now, and may not in the future, meet the initial listing standards of any national securities exchange. We presently anticipate that our Common Stock will continue to be quoted on OTC Pink or another over-the-counter quotation system in the foreseeable future. In those venues, our stockholders may find it difficult to obtain accurate quotations as to the market value of their shares of our Common Stock, and may find few buyers to purchase their stock and few market makers to support its price. As a result of these and other factors, you may be unable to resell your shares of our Common Stock at or above the price for which you purchased them, or at all. Further, an inactive market may also impair our ability to raise capital by selling additional equity in the future, and may impair our ability to enter into strategic partnerships or acquire companies or products by using our shares of Common Stock as consideration.

Our share price is volatile and may be influenced by numerous factors, some of which may be beyond our control.

The trading price of our Common Stock is likely to be highly volatile, and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this prospectus, these factors include:

•	the product candidates we seek to pursue, and our ability to obtain rights to develop, commercialize and market those product candidates;

•	our decision to initiate a clinical trial, not to initiate a clinical trial or to terminate an existing clinical trial;

•	actual or anticipated adverse results or delays in our clinical trials;

•	our failure to commercialize our product candidates, if approved;

•	unanticipated serious safety concerns related to the use of any of our product candidates;

•	adverse regulatory decisions;

•	additions or departures of key scientific or management personnel;

•	changes in laws or regulations applicable to our product candidates, including without limitation clinical trial requirements for approvals;

•	disputes or other developments relating to patents and other proprietary rights and our ability to obtain patent protection for our product candidates;

•
our dependence on third parties, including CROs as well as our potential partners that provide us with companion diagnostic products; failure to meet or exceed any financial guidance or expectations regarding development milestones that we may provide to the public;

•	actual or anticipated variations in quarterly operating results;

•	failure to meet or exceed the estimates and projections of the investment community;

•
overall performance of the equity markets and other factors that may be unrelated to our operating performance or the operating performance of our competitors, including changes in market valuations of similar companies;

•	conditions or trends in the biotechnology and biopharmaceutical industries;

•	introduction of new products offered by us or our competitors;

•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

•	our ability to maintain an adequate rate of growth and manage such growth; issuances of debt or equity securities;

•	sales of our Common Stock by us or our stockholders in the future, or the perception that such sales could occur;

•	trading volume of our Common Stock; ineffectiveness of our internal control over financial reporting or disclosure controls and procedures;

•	general political and economic conditions;

•	effects of natural or man- made catastrophic events; and

•	other events or factors, many of which are beyond our control.

In addition, the stock market in general, and the stocks of small-cap biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our Common Stock, regardless of our actual operating performance. The realization of any of the above risks or any of a broad range of other risks, including those described in these “Risk Factors,” could have a dramatic and material adverse impact on the market price of our Common Stock.

Our Common Stock may be a “penny stock.”

Generally, a “penny stock” is an equity security that is not listed on a national securities exchange and has a market price of less than $5.00 per share, subject to specific exceptions. Our Common Stock presently has, and since our inception has had, no trading activity to support a market price, but historical sales of our Common Stock have all been at a price per share less than $5.00. As a result, our Common Stock may be considered to be a penny stock. Regulations imposed by the SEC and other regulatory authorities requiring, among other things, that broker-dealers effecting transactions in a penny stock make certain disclosures to and obtain a written suitability statement from potential purchasers, could restrict the ability of broker-dealers to sell our Common Stock if it were to be considered a penny stock, which could affect the ability of our stockholders to sell their shares of our stock. In addition, if our Common Stock continues to be quoted on the “OTC Pink Current Information” tier of OTC Markets, then our stockholders may find it difficult to obtain accurate quotations for our Common Stock, and may find few buyers to purchase our Common Stock and few market makers to support its price.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

In addition to rules applicable to “penny stock,” the Financial Industry Regulatory Authority (FINRA) has adopted rules requiring that, in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA has indicated its belief that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. These FINRA requirements make it more difficult for broker-dealers to recommend that at least some of their customers buy our Common Stock, which may limit the ability of our stockholders to buy and sell our Common Stock and could have an adverse effect on the market for and price of our shares.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

Any trading market for our Common Stock that may develop will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on us or our business. If no securities or industry analysts commence coverage of our company, the trading price for our stock would be negatively affected. If securities or industry analysts initiate coverage, and one or more of those analysts downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

We may be exposed to additional risks as a result of “going public” by means of a reverse merger transaction.

We may be exposed to additional risks because the business of AIT Ltd. has become a public company through a “reverse merger” transaction. There has been increased focus by government agencies on transactions such as the Merger in recent years, and we may be subject to increased scrutiny by the SEC and other government agencies and holders of our securities as a result of the completion of that transaction. Further, since we existed as a “shell company” under applicable rules of the SEC prior to the closing of the Merger on January 13, 2017, we are subject to certain restrictions and limitations for certain specified periods of time relating to potential future issuances of our securities and compliance with applicable SEC rules and regulations. Additionally, our “going public” by means of a reverse merger transaction may make it more difficult for us to obtain coverage from securities analysts of major brokerage firms following the Merger because there may be little incentive to those brokerage firms to recommend the purchase of our Common Stock. The occurrence of any such event could cause our business or stock price to suffer.

We will incur increased costs associated with, and our management will need to devote substantial time and effort to, compliance with public company reporting and other requirements.

As a public company, and particularly if and after we cease to be an “emerging growth company” or a “smaller reporting company,” we will incur significant legal, accounting and other expenses that AIT Ltd. did not incur as a private company. In addition, the rules and regulations of the SEC and national securities exchanges impose numerous requirements on public companies, including requirements relating to our corporate governance practices, with which we will now need to comply. Further, upon becoming subject to the Exchange Act, we will be required to, among other things, file annual, quarterly and current reports with respect to our business and operating results. Our management and other personnel will need to devote substantial time to gaining expertise regarding operations as a public company and compliance with applicable laws and regulations, and our efforts and initiatives to comply with those requirements could be expensive.

AIT Ltd. was not subject to requirements to establish, and did not establish, internal control over financial reporting and disclosure controls and procedures prior to the Merger. Our management team and Board of Directors will need to devote significant efforts to maintaining adequate and effective disclosure controls and procedures and internal control over financial reporting in order to comply with applicable regulations, which may include hiring additional legal, financial reporting and other finance staff. Additionally, any of our efforts to improve our internal controls and design, implement and maintain an adequate system of disclosure controls may not be successful and will require that we expend significant cash and other resources.

We are an emerging growth company and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Common Stock less attractive to investors.

We are an emerging growth company as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may choose to take advantage of certain exemptions from various reporting requirements applicable to other public companies, including, among other things:

•	exemption from the auditor attestation requirements under Section 404 of the Sarbanes-Oxley Act of 2002;

•	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements;

•	exemption from the requirements of holding non-binding stockholder votes on executive compensation arrangements; and

•
exemption from any rules requiring mandatory audit firm rotation and auditor discussion and analysis and, unless the SEC otherwise determines, any future audit rules that may be adopted by the Public Company Accounting Oversight Board.

We will be an emerging growth company until the earliest of (i) December 31, 2021, (ii) the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more, (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt and (iv) the date on which we are deemed to be a large accelerated filer under the federal securities laws. We will qualify as a large accelerated filer as of the first day of the first fiscal year after we (i) have more than $700 million in aggregate market value of outstanding common equity held by our non-affiliates as of the last day of our second fiscal quarter, (ii) have been public for at least 12 months and (iii) have filed at least one annual report pursuant to the Exchange Act.

We cannot predict if investors will find our Common Stock less attractive if we rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

We have elected under the JOBS Act to delay the adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies.

Under the JOBS Act, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected to take advantage of this extended transition period. Since we will not be required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies, our financial statements may not be comparable to the financial statements of companies that comply with the effective dates of those accounting standards.

Shares of our Common Stock that have not been registered under federal securities laws are subject to resale restrictions imposed by Rule 144, including those set forth in Rule 144(i) which apply to a former “shell company.”

Prior to the closing of the Merger, we were deemed a “shell company” under applicable SEC rules and regulations, because we had no or nominal operations and either no or nominal assets, assets consisting solely of cash and cash equivalents, or assets consisting of any amount of cash and cash equivalents and nominal other assets. Pursuant to Rule 144 (Rule 144), promulgated under the Securities Act, sales of the securities of a former shell company, such as us, under that rule are not permitted until at least 12 months have elapsed from the date on which the Current Report on Form 8-K, filed by us on January 20, 2017, reflecting our status as a non-shell company, was filed with the SEC. As a result, most of our stockholders will be forced to hold their shares of our Common Stock for at least that 12-month period before they are eligible to sell those shares, and even after that 12-month period, sales may not be made under Rule 144 unless we and the selling stockholders are in compliance with other requirements of Rule 144. Further, it will be more difficult for us to raise funding to support our operations through the sale of debt or equity securities unless we agree to register such securities under the Securities Act, which could cause us to expend additional time and cash resources. Additionally, our previous status as a shell company could also limit our use of our securities to pay for any acquisitions we may seek to pursue in the future (although none are currently planned). The lack of liquidity of our securities as a result of the inability to sell under Rule 144 for a longer period of time could cause the market price of our securities to decline.

If we issue additional shares of our capital stock in the future, our existing stockholders will be diluted.

Our Amended and Restated Certificate of Incorporation authorize the issuance of up to 100,000,000 shares of our Common Stock and up to 10,000,000 shares of preferred stock with the rights, preferences and privileges that our Board of Directors may determine from time to time. In addition to capital raising activities, which we expect to pursue in order to raise the funding we will need in order to continue our operations, other possible business and financial uses for our authorized capital stock include, without limitation, future stock splits, acquiring other companies, businesses or products in exchange for shares of our capital stock, issuing shares of our capital stock to partners or other collaborators in connection with strategic alliances, attracting and retaining employees by the issuance of additional securities under our equity compensation plans, or other transactions and corporate purposes that our Board of Directors deems are in the best interest of our company. Additionally, shares of our capital stock could be used for anti- takeover purposes or to delay or prevent changes in control or our management. Any future issuances of shares of our capital stock may not be made on favorable terms or at all, they may not enhance stockholder value, they may have rights, preferences and privileges that are superior to those of our Common Stock, and they may have an adverse effect on our business or the trading price of our Common Stock. The issuance of any additional shares of our Common Stock will reduce the book value per share and may contribute to a reduction in the market price of the outstanding shares of our Common Stock. Additionally, any such issuance will reduce the proportionate ownership and voting power of all of our current stockholders.

Future sales and issuances of our Common Stock or rights to purchase Common Stock, including pursuant to our equity incentive plans or otherwise, could result in dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

We expect that significant additional capital will be needed in the future to continue our planned operations. To raise capital, we may sell Common Stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell Common Stock, convertible securities or other equity securities in more than one transaction, investors in a prior transaction may be materially diluted by subsequent sales. Additionally, any such sales may result in material dilution to our existing stockholders, and new investors could gain rights, preferences and privileges senior to those of holders of our Common Stock.

Anti-takeover provisions in our amended and restated certificate of incorporation and our amended and restated bylaws, as well as provisions of Delaware law, might discourage, delay or prevent a change in control of our company or changes in our Board of Directors or management and, therefore, depress the trading price of our Common Stock.

Our amended and restated certificate of incorporation, amended and restated bylaws and Delaware law contain provisions that may depress the market price of our Common Stock by acting to discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares of our Common Stock. These provisions may also prevent or frustrate attempts by our stockholders to replace or remove members of our Board of Directors or our management. Our corporate governance documents include provisions:

•	providing that directors may be removed by stockholders with or without cause;

•	limiting the ability of our stockholders to call and bring business before special meetings and to take action by written consent in lieu of a meeting;

•	requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our Board of Directors;

•	authorizing blank check preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to our Common Stock; and

•	limiting the liability of, and providing indemnification to, our directors and officers.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law, which limits the ability of stockholders owning in excess of 15% of our outstanding voting stock from engaging in certain business combinations with us. Any provision of our amended and restated certificate of incorporation, amended and restated bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Common Stock, and could also affect the price that some investors are willing to pay for our Common Stock.

The existence of the foregoing provisions and anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our Common Stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your Common Stock in an acquisition.

The elimination of personal liability against our directors and officers under Delaware law and the existence of indemnification rights held by our directors, officers and employees may result in substantial expenses.

Our Amended and Restated Certificate of Incorporation and our Bylaws eliminate the personal liability of our directors and officers to us and our stockholders for damages for breach of fiduciary duty as a director or officer to the extent permissible under Delaware law. Further, our Amended and Restated Certificate of Incorporation and our Bylaws and individual indemnification agreements we have entered with each of our directors and executive officers provide that we are obligated to indemnify each of our directors or officers to the fullest extent authorized by the Delaware law and, subject to certain conditions, advance the expenses incurred by any director or officer in defending any action, suit or proceeding prior to its final disposition. Those indemnification obligations could expose us to substantial expenditures to cover the cost of settlement or damage awards against our directors or officers, which we may be unable to afford. Further, those provisions and resulting costs may discourage us or our stockholders from bringing a lawsuit against any of our current or former directors or officers for breaches of their fiduciary duties, even if such actions might otherwise benefit our stockholders.

We do not intend to pay cash dividends on our capital stock in the foreseeable future.

Other than the cash dividend paid in connection with the Merger, we have never declared or paid any dividends on our Common Stock and do not anticipate paying any dividends in the foreseeable future. Any future payment of cash dividends in the future would depend on our financial condition, contractual restrictions, solvency tests imposed by applicable corporate laws, results of operations, anticipated cash requirements and other factors and will be at the discretion of the our Board of Directors. Our stockholders should not expect that we will ever pay cash or other dividends on our outstanding capital stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements”. Forward-looking statements include statements about our expectations, beliefs or intentions regarding our product offerings, business, financial condition, results of operations, strategies or prospects. You can identify such forward-looking statements by the words “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “likely,” “goal,” “assumes,” “targets” and similar expressions and/or the use of future tense or conditional constructions (such as “will,” “may,” “could,” “should” and the like) and by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These forward-looking statements are only predictions and reflect our views as of the date they are made with respect to future events and financial performance. We undertake no obligation to update, and we do not have a policy of updating or revising, these forward-looking statements, except as required by applicable law.

Risks and uncertainties, the occurrence of which could adversely affect our business, include, without limitation, the following:

•
We have incurred significant losses since our inception and anticipate that we will continue to incur losses for the foreseeable future. We are a clinical-stage company with no approved products, and have generated no revenue to date and may never generate revenue or achieve profitability.

•
It is highly likely that we will need to raise additional capital to meet our business requirements in the future, and such capital raising may be costly or difficult to obtain and could dilute current stockholders’ ownership interests.

•
We are heavily dependent on the success of our product candidates, which are in the early stages of clinical development. We cannot give any assurance that any of our product candidates will receive regulatory approval, which is necessary before they can be commercialized.

•
The regulatory approval processes of the FDA and comparable foreign authorities are lengthy, time consuming and inherently unpredictable. If we are ultimately unable to obtain regulatory approval for our product candidates, our business will be substantially harmed.

•	Clinical drug and medical device development involves a lengthy and expensive process with an uncertain outcome, and results of earlier studies may not be predictive of future study results.

•	We are working on NTM Abscessus in patients with CF, which is very rare.

•	We are working on bronchiolitis in infants that usually is caused by the RSV virus. RSV is a seasonal virus and the length of the disease and the severity of the disease might change every year.

•	We are heavily dependent on the Aeronox system to conduct our trial outside the United States.

•	Our delivery system may be classified as a Class III medical device by the FDA and require PMA by the FDA, which is a rigorous, time-consuming and expensive process.

•	We may find it difficult to enroll patients in our clinical studies. Difficulty in enrolling patients could delay or prevent clinical studies of our product candidates.

•	We may encounter substantial delays in our clinical studies, or we may fail to demonstrate safety and efficacy to the satisfaction of applicable regulatory authorities.

•
Our product candidates may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial profile of an approved label or result in significant negative consequences following marketing approval, if any.

•	Prescription Drug User Fee Act may not be reauthorized, which could delay review of any NDA that we may file and that could cause adverse financial consequences for the Company.

•
Even if we obtain regulatory approval for our drug candidates, we will still face extensive, ongoing regulatory requirements and review, and our products may face future development and regulatory difficulties.

•	We will be seeking Fast Track review by the FDA, but the agency may refuse to accord us accelerated review.

•	We intend to seek additional orphan drug designations for our candidate drugs, but the agencies may refuse to grant our products that designation.

•
We rely on third parties to conduct our preclinical and clinical studies and perform other tasks for us. If these third parties do not successfully carry out their contractual duties, meet expected deadlines or comply with regulatory requirements, we may not be able to obtain regulatory approval for or commercialize our product candidates and our business could be substantially harmed.

•
We will rely on third parties to manufacture our NO formulation and delivery system. Our business could be harmed if those third parties fail to provide us with sufficient quantities of our needed supplies, or fail to do so at acceptable quality levels or prices.

•
We and our collaborators and contract manufacturers are subject to significant regulation with respect to manufacturing our product candidates. The manufacturing facilities on which we rely may not continue to meet regulatory requirements and have limited capacity.

•
Our reliance on third parties requires us to share our trade secrets, which increases the possibility that a competitor will discover them or that our trade secrets will be misappropriated or disclosed.

•	If the market opportunities for our product candidates are smaller than we believe they are, our revenue may be adversely affected, and our business may suffer.

•	We intend to rely on third-party manufacturers to produce our product candidates, but we have not entered into binding agreements with any such manufacturers to support commercialization.

•
We face intense competition and rapid technological change and the possibility that our competitors may discover, develop or commercialize therapies that are similar, more advanced or more effective than ours, which may adversely affect our financial condition and our ability to successfully commercialize our product candidates.

•
We currently have no marketing and sales organization. If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell our product candidates, we may be unable to generate any revenue.

•	The commercial success of any current or future product candidate will depend upon the degree of market acceptance by physicians, patients, third-party payors and others in the medical community.

•
The insurance coverage and reimbursement status of newly-approved products is uncertain. Failure to obtain or maintain adequate coverage and reimbursement for new or current products could limit our ability to market those products and decrease our ability to generate revenue.

•	Healthcare legislative reform measures may have a material adverse effect on our business and results of operations.

•	Future legislation or regulations may adversely affect reimbursement from government programs.

•
We are subject to additional federal and state laws and regulations relating to our business, and our failure to comply with those laws could have a material adverse effect on our results of operations and financial conditions.

•	If we are unable to obtain and maintain effective patent rights for our product candidates or any future product candidates, we may not be able to compete effectively in our markets.

•
We have a non-exclusive license to certain patents owned by CareFusion that relate to methods and devices for delivering 80-400 PPM NO formulations to patients. CareFusion may grant additional non-exclusive licenses to third parties.

•
Intellectual property rights of third parties could adversely affect our ability to commercialize our product candidates, and we might be required to litigate or obtain licenses from third parties in order to develop or market our product candidate. Such litigation or licenses could be costly or not available on commercially reasonable terms.

•	Patent terms are limited and we may not be able to effectively protect our products and business.

•	Patent policy and rule changes could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents.

•	If we are unable to maintain effective proprietary rights for our product candidates or any future product candidates, we may not be able to compete effectively in our markets.

•	Third-party claims of intellectual property infringement may prevent or delay our development and commercialization efforts.

•	We may not be successful in obtaining or maintaining necessary rights to our product candidates through acquisitions and in-licenses.

•
If we fail to comply with our obligations in the agreements under which we license intellectual property and other rights from third parties or otherwise experience disruptions to our business relationships with our licensors, we could lose license rights that are important to our business.

•	We may be involved in lawsuits or post-grant proceedings to protect or enforce our patents or the patents of our licensor, which could be expensive, time consuming and unsuccessful.

•
We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties or that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

•	We may be subject to claims challenging the inventorship of our patents and other intellectual property.

•	Changes in U.S. patent law could diminish the value of patents in general, thereby impairing our ability to protect our products.

•	We may not be able to protect our intellectual property rights throughout the world.

•
Under applicable employment laws, we may not be able to enforce covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our former employees.

•	We manage our business through a small number of employees and key consultants. We depend on them even more than similarly-situated companies.

•	We will need to expand our organization and we may experience difficulties in recruiting needed additional employees and consultants, which could disrupt our operations.

•	If we fail to obtain or maintain orphan drug exclusivity for our products, our competitors may sell products to treat the same conditions and our revenue will be reduced.

•
Novoteris previously received orphan drug designation from the FDA and EMA for the use of an inhaled NO formulation in treating CF. This does not derogate from the orphan drug designations that we have received from the FDA and EMA, as more than one sponsor may receive orphan drug designation of the same drug for the same rare disease or condition. Currently, neither Novoteris nor any other company has orphan drug exclusivity for an NO-based treatment of CF. In the event that Novoteris’ designated orphan product receives marketing approval from the FDA before we do for the indication for which it received orphan drug designation, it will be eligible for orphan drug exclusivity and our ability to obtain product approval for treating CF or orphan drug exclusivity may be significantly impaired. We may not be successful in our efforts to identify, license or discover additional product candidates.

•	We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

•
We may be subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, false claims laws and health information privacy and security laws. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.

•	International expansion of our business exposes us to business, regulatory, political, operational, financial and economic risks associated with doing business outside of the United States or Israel.

•
If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.

•	The use of any of our product candidates could result in product liability or similar claims that could be expensive, damage our reputation and harm our business.

•	Our business and operations would suffer in the event of system failures.

•	There is not now, and there may never be, an active, liquid and orderly trading market for our Common Stock, which may make it difficult for you to sell your shares of our Common Stock.

•	Our share price is volatile and may be influenced by numerous factors, some of which may be beyond our control.

•	Our Common Stock may be a “penny stock.”

•	FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

•	If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

•	We may be exposed to additional risks as a result of “going public” by means of a reverse merger transaction.

•	We will incur increased costs associated with, and our management will need to devote substantial time and effort to, compliance with public company reporting and other requirements.

•	We are an emerging growth company and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Common Stock less attractive to investors.

•	We have elected under the JOBS Act to delay the adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies.

•
Shares of our Common Stock that have not been registered under federal securities laws are subject to resale restrictions imposed by Rule 144, including those set forth in Rule 144(i) which apply to a former “shell company.”

•	If we issue additional shares of our capital stock in the future, our existing stockholders will be diluted.

•
Future sales and issuances of our Common Stock or rights to purchase Common Stock, including pursuant to our equity incentive plans or otherwise, could result in dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

•
Anti-takeover provisions in our amended and restated certificate of incorporation and our amended and restated bylaws, as well as provisions of Delaware law, might discourage, delay or prevent a change in control of our company or changes in our Board of Directors or management and, therefore, depress the trading price of our Common Stock.

•
The elimination of personal liability against our directors and officers under Delaware law and the existence of indemnification rights held by our directors, officers and employees may result in substantial expenses.

•	We do not intend to pay cash dividends on our capital stock in the foreseeable future.

USE OF PROCEEDS

The selling stockholders will receive the proceeds from the sale of shares of Common Stock offered hereby. We will not receive any proceeds from the sale of the shares of Common Stock but will pay the expenses (other than any underwriting discounts and broker’s commissions and similar expenses) of this offering.

The selling stockholders hold warrants to purchase an aggregate of 220,988 shares of Common Stock at an exercise price of $6.90 per share.  The warrants are exercisable at any time prior to their expiration on March 31, 2022 by paying to us the exercise price in cash.  However, if at any time during the term of the warrants a registration statement covering the resale of the shares of Common Stock issuable upon exercise of the warrants is not currently effective and available for the resale of all of such shares, then the holders of the warrants may exercise all or any part of the warrant in a “cashless” or “net-issue” exercise, in which case we would receive no cash proceeds upon such exercise.

Assuming that the selling stockholders exercise all of their respective warrants in cash exercises, we would receive gross proceeds of approximately $1,524,988, which we presently intend to use to advance our product candidate through clinical trials targeted at our planned indications for CF and COPD.  We can provide no assurance that any of the selling stockholders will exercise any of the warrants, whether in cash or cashless exercises.

DETERMINATION OF OFFERING PRICE

As of the date of this prospectus, our Common Stock is subject to only limited quotation on the OTC Pink, and it is not otherwise regularly quoted on any other over-the-counter market. Until such time as our Common Stock is so quoted, the shares of Common Stock covered by this prospectus will be sold by the selling stockholders from time to time at a fixed price of $6.00 per share, representing the sales price of the units issued and sold in our most recent private placement that included Common Stock, effected on March 31, 2017. This price may not necessarily bear a relationship to our current book value, results of operations or financial condition.  If and when our Common Stock is regularly quoted on an over-the-counter market or on a national securities exchange, the selling stockholders may sell their respective shares of Common Stock from time to time at prevailing market prices or in privately negotiated transactions.  For additional information on the possible methods of sale that may be used by the selling stockholders, please see “Plan of Distribution”, beginning on page 97.

COMMON STOCK PRICE RANGE AND DIVIDENDS

Our Common Stock is quoted on OTC Pink under the symbol “AITB.” All OTC Pink quotations reproduced herein reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Our Common Stock has an extremely limited trading history, and historical trade information for our Common Stock is generally not available. The last reported sales price for our Common Stock, as reported by OTC Pink, was $30.00 per share on September 27, 2016 (after giving effect to the 1-for-100 reverse split stock that became effective on January 9, 2017).

As of the close of business on June 2, 2017, there were approximately 83 holders of record of our Common Stock.

On January 9, 2017, AITT’s Board of Directors declared a $2.50 per share cash dividend to its stockholders of record as of January 9, 2017. Other than the cash dividend paid in connection with the Merger, we have never declared or paid any dividends on our Common Stock and do not anticipate paying any dividends in the foreseeable future.

Equity Compensation Plan Information

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	3,941,807	6.8	308,812
Equity compensation plans not approved by security holders	-	-	-
Total	3,941,807	6.8	308,812

The 2013 Plan was administrated by the board of directors or by a compensation committee appointed and maintained by the board of directors of AIT Ltd. for such purpose, which shall determine, subject to applicable law, the grantees of awards and various terms of the grant. The 2013 Plan provided for granting options to purchase our ordinary shares to directors, officers and employees, who are not holders of 10% or more of our total share capital and are not otherwise controlling shareholders, in compliance with Section 102 of the Israeli Income Tax Ordinance, 1961 (Ordinance), under the capital gains track, and for grants to non-employee Israeli service providers, consultants and shareholders who hold 10% or more of our total share capital or are otherwise controlling shareholders pursuant to section 3(i) of the Ordinance, as further detailed below. For individual citizens or residents of the United States (U.S. Participant), such grants are either incentive stock options (ISOs) as defined in Section 422 of the Internal Revenue Code of 1986, as amended (Code), or non-statutory stock options (NSOs) pursuant to the Code.

Section 102 of the Ordinance allows employees, directors and officers, who are not controlling shareholders and are considered Israeli residents, to receive favorable tax treatment for compensation in the form of shares or options. Our non-employee Israeli service providers, consultants and controlling shareholders, which includes any shareholder holding 10% or more of the Company’s ordinary shares on a fully diluted basis, may only be granted options under section 3(i) of the Ordinance, which does not provide for similar tax benefits. Section 102 of the Ordinance includes two alternatives for tax treatment involving the issuance of options or shares to a trustee for the benefit of the grantee and also includes an additional alternative for the issuance of options or shares directly to the grantee. Section 102(b)(2) of the Ordinance, the most favorable tax treatment for the grantee, permits the issuance to a trustee under the “capital gains track.” However, under this track we are not allowed to deduct an expense with respect to the issuance of the options or shares. In order to comply with the terms of the capital gains track, all options granted under the 2013 Plan pursuant and subject to the provisions of Section 102 of the Ordinance, as well as the ordinary shares issued upon exercise of these options and other shares received subsequently following any realization of rights with respect to such options, such as share dividends and share splits, must be granted to a trustee for the benefit of the relevant employee, director or officer and should be held by the trustee for at least two years after the date of the grant.

A U.S. Participant generally does not recognize taxable income upon the grant of a NSO if structured to be exempt from or comply with Section 409A of the Code. Upon the exercise of a NSO, the U.S. Participant generally recognizes ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the ordinary shares acquired on the date of exercise over the exercise price thereof, and we (assuming we were subject to U.S. federal income tax on our net income) generally will be entitled to a deduction for such amount at that time. If the U.S. Participant later sells ordinary shares acquired pursuant to the exercise of a NSO, the U.S. Participant (assuming the participant held his or her shares as capital assets within the meaning of Section 1221 of the Code, and we are not treated as a PFIC) generally recognizes a long-term or short-term capital gain or loss, depending on the period for which the ordinary shares were held. A long-term capital gain is generally subject to more favorable tax treatment than ordinary income or a short-term capital gain. The deductibility of capital losses is subject to certain limitations.

A U.S. Participant generally does not recognize taxable income upon the grant or, except for purposes of the U.S. alternative minimum tax (AMT), the exercise of an ISO. For purposes of the AMT, which is payable to the extent it exceeds the U.S. Participant’s regular income tax, upon the exercise of an ISO, the excess of the fair market value of the ordinary shares subject to the ISO over the exercise price is a preference item for AMT purposes. If the U.S. Participant disposes of the ordinary shares acquired pursuant to the exercise of an ISO more than two years after the date of grant and more than one year after the transfer of the ordinary shares to the U.S. Participant, the U.S. Participant (assuming the participant held his or her shares as capital assets within the meaning of Section 1221 of the Code, and we are not treated as a PFIC) generally recognizes a long-term capital gain or loss, and we will not be entitled to a deduction. However, if the U.S. Participant disposes of such ordinary shares prior to the end of either of the required holding periods, the U.S. Participant generally will have ordinary compensation income equal to the excess (if any) of the fair market value of such shares on the date of exercise (or, if less, the amount realized on the disposition of such shares) over the exercise price paid for such shares, and we (assuming we were subject to U.S. federal income tax on our net income) generally will be entitled to deduct such amount.

Options that are not exercised within 10 years from the grant date shall expire, or in the event of ISOs, such options expire five years from the grant date in the case of an ISO held by an optionee who holds more than 10% of the total combined voting power of all classes of shares of the Company or of the shares of any subsidiary of the Company or any parent corporation of the Company; at that time, such options, or the unexercised part thereof, will be terminated and all interests and rights of the optionee thereunder shall automatically and conclusively expire.

In the event of termination of an optionee’s employment with the Company or any of its related entities, all unvested options granted to him shall expire. Unless otherwise prescribed by the board of directors, in case of termination for reasons of disability or death, the options which are already vested and unexpired shall be exercisable within 12 months. If an optionee’s employment or service is terminated for any other reason, the optionee may exercise his or her vested options within 90 days of the date of termination. Any expired or unvested options shall return to the pool for issuance.

In the event of a merger or consolidation of our company subsequent to which we shall no longer exist as a legal entity, or a sale of all, or substantially all, of our shares or assets or other transaction having a similar effect on us, then any unexercised options then outstanding shall be cancelled. Notwithstanding the foregoing, and subject to Section 409A of the Code, our board of directors may resolve, that the vesting period defined in each optionee’s option agreement shall be accelerated so that any unvested option shall be immediately vested in full prior to the effective date of such transaction (or any other dates as shall be resolved by the board of directors).

CAPITALIZATION

The table below sets forth our cash and cash equivalents balances and our capitalization as of March 31, 2017.  You should read this table together with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes thereto.

March 31, 2017
Cash and cash equivalents	$7,141,000

Total debt	$6,526,000
Stockholders’ Deficit:
Common Stock	$1,000
Treasury shares	$(25,000)
Additional Paid-In Capital	$20,752,000
Deficit Accumulated during the Development Stage	$(19,856,000)
Total Stockholders’ (Deficit) equity	$872,000
Total Capitalization	$7,398,000

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Prospective investors should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information contained in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Introduction

We are an emerging biopharmaceutical company that is developing a single proprietary 160 ppm nitric NO formulation and delivery system to treat certain respiratory infections for which we believe current treatments have shown only limited success.  Our current product candidates may be marketed as a combination drug and associated medical device; in that case, any final product would be composed of two distinct components: our proprietary delivery system and a specific gaseous NO drug, each of which may be subject to separate premarket review by the FDA.

We believe our novel system is designed to  successfully deliver a high dosage of NO to the lungs that has the potential to eliminate microbial infections, including bacteria, fungi and viruses. We believe that current FDA approved 20 ppm NO vasodilation treatments do not work in treating microbial infections and are approved for hypoxia only in premature babies. NO is produced naturally by the body as an innate immunity mechanism. Clinical trials have demonstrated, however, that in order to combat severe infections, higher concentrations of an NO formulation are required. Based on our studies, we believe that 160 ppm is the minimum therapeutic dose to achieve the pulmonary antimicrobial effect of NO. To date, the FDA has not approved any NO formulation and delivery system for the delivery of 160 ppm antimicrobial dosage to the lungs.

To date, we have not generated revenue from the sale of any product, and we do not expect to generate revenue unless and until we obtain marketing approval of, and commercialize, our product candidates. As of December 31, 2016, we had an accumulated deficit of $13.6 million. Our financing activities are described below under “Liquidity and Capital Resources.”

Financial Overview

Operating Expenses

Our current operating expenses consist of three components: research and development expenses; general and administrative expenses; and costs related to aborted IPO.

Research and Development Expenses

Our research and development expenses consist primarily of the cost of third party clinical consultants and expenses related to conducting clinical and preclinical trials, patents maintenance, salaries and related personnel expenses, share-based compensation expenses, travel expenses and other research and development expenses.

We expect that our research and development expenses will materially increase because of our current and planned clinical activity, including a Phase II clinical study for the treatment of NTM Abscessus in Israel, for which initial documentation has recently been filed, together with our ongoing Israeli-based Phase III clinical study for the treatment of infants with bronchiolitis.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries, share-based compensation expense, professional service fees for accounting, legal, bookkeeping and facilities, travel expenses and other general and administrative expenses.

We expect our general and administrative expenses, such as accounting and legal fees, to increase now that we have become a U.S. public company, and we expect increases in the number of our executive, accounting and administrative personnel due to the anticipated growth of our company.

Costs related to aborted IPO

Costs related to aborted IPO consist of direct and incremental costs such as accounting, consulting, legal and printing fee that were incurred in connection with an IPO process pursuant to which we had planned to register and quote our Common Stock on the OTCQB, which we did not complete.

Financial Expense, net

Financial expense, net consists of imputed interest expenses in respect of convertible notes, loans from related parties and a line of credit, amortization of a beneficial conversion feature and amortization of debt issuance costs which the Company recorded for convertible notes which is being amortized over the term of the notes, bank fees and other transactional costs and foreign currency transaction adjustments. For more information refer to Note 12 to the consolidated financial statements as of December 31, 2016 contained herein.

Revaluation of Warrants to Purchase Series A Preferred Shares

Revaluation of warrants to purchase Series A Preferred shares expenses reflects the changes in the fair value of the warrants that were converted into Series A Preferred shares in 2015. All Series A Preferred shares were converted prior to the Merger and are no longer outstanding.

Taxes on Income

Taxes on income comprise taxes incurred as result of the implementation of the cost plus method between AIT Ltd. and its wholly-owned subsidiary, Advanced Inhalation Therapies (AIT) Inc., referred to as AIT Inc.  AIT Inc. provides certain services to AIT Ltd., for which AIT Ltd. remunerates AIT Inc. based on a cost plus methodology.  The Company applied the comparative profits method, or CPM, for transfer pricing purposes.  The CPM method compares the profit of the tested party to that of comparable companies that perform similar functions.

The markup on total costs, or “cost plus”, was selected as the profit level indicator, which reflects the remuneration by AIT Ltd. to AIT Inc. for services performed.  Cost plus is defined as the ratio of operating profit to total costs.

Critical Accounting Estimates and Policies

We describe our significant accounting policies more fully in Note 2 to our consolidated financial statements for the years ended December 31, 2016 and 2015. We believe that the accounting policies below are critical in order to fully understand and evaluate our financial condition and results of operations.

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States (U.S. GAAP).

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions. Our management believes that the estimates, judgments and assumptions used are reasonable based upon information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements, and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

JOBS Act

On April 5, 2012, the U.S. Congress enacted the JOBS Act. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This means that an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are electing to delay such adoption of new or revised accounting standards. As a result, our consolidated financial statements may not be comparable to companies that comply with the public company effective date.

Stock-based compensation and fair value of ordinary shares

We account for stock-based compensation in accordance with ASC 718, “Compensation - Stock Compensation”, (“ASC 718”), which requires companies to estimate the fair values of equity-based payment awards on the date of grant using an option-pricing model. The value of the stock options is recognized as an expense over the requisite service periods in our statement of comprehensive loss. We recognize compensation expense for the value of our awards granted based on accelerated method over the requisite service period of each of the awards.

We primarily selected the Black-Scholes-Merton model, which is the most common model in use in evaluating stock options. This model evaluates the options as if there is a single exercise point, and thus incorporates an expected option life (expected term). The input factored in this model is constant for the entire expected life of the option.

According to ASC 718, due to insufficient or no historical data for the Company, the expected volatility determination was based on similar companies’ stock volatility. The risk-free interest rate assumption is the implied yield currently available on United States treasury zero-coupon issues with a remaining term equal to the expected life term of the options. We determined the expected life of the options based on the “simplified method”, representing the period of time that options granted are expected to be outstanding. The expected dividend yield assumption is based on the Company’s historical experience and expectation of no future dividend payouts. The Company has historically not paid cash dividends and has no foreseeable plans to pay cash dividends in the future.

As there has been no public market for the Company’s shares, the fair value of the options has been determined by the Company’s management, using the assistance of an independent valuation firm. For the years ended December 31, 2016 and 2015, the fair value of the ordinary shares was based on the application of the Option-Pricing Method (“OPM”). The first step in performing a valuation using OPM involves estimating the fair value of total shareholders’ equity (capital instruments). As part of our analysis, we used the hybrid model by combining the expected IPO and a Discounted Cash Flows (“DCF”) method, at the option valuation dates in order to evaluate the fair value of our total shareholders’ equity.

Under the option-pricing method, we estimated the fair value of the ordinary shares as the net value of a series of call options, representing the present value of the expected future returns to the ordinary shareholders. Essentially, the rights of the ordinary shareholders are equivalent to a call option on any value of the Company above the respective preferred shareholders’ liquidation preferences, with adjustment to account for the rights retained by the preferred shareholders related to their share of any value above the values at which they would convert to ordinary shares. Thus, the ordinary shares were valued by estimating the value of their share in each of these call option rights. We apply ASC 505-50, “Equity-Based Payments to Non-Employees” with respect to options and warrants issued to non-employees.

Beneficial conversion feature with respect to convertible notes

Because the Company needed to support and finance its ongoing operation, the Company entered into the convertible notes agreements based on a lower Company value (consistent with prior financing rounds) compared to the Company’s then-current value on the commitment date of the convertible notes. The difference between the values is recognized as Beneficial Conversion Feature (“BCF”) pursuant to ASC 470, “Debt with Conversion and Other Options”. The BCF is recognized and measured in the convertible notes at the commitment date by allocating a portion of the proceeds equal to the intrinsic value of the feature to additional paid-in-capital. The discount resulting from the BCF is amortized over the life of the convertible notes through financial expenses unless mandatorily converted earlier.

During the year ended December 31, 2016 and the year ended December 31, 2015, AIT Ltd. recorded $1,034,000 and $759,000 of amortization expenses in respect to the beneficial conversion feature of the convertible notes, respectively.

Results of Operations

Comparison of the three months ended March 31, 2017 to the three months ended March 31, 2016

Revenue

We have not generated any revenues to date, including for the three month periods ended March 31, 2017 and 2016.

Research and Development Expenses

For the three month periods ended March 31, 2017 and 2016, we incurred Research and Development (“R&D”) expenses in the aggregate of $1,439 and $224 thousand, respectively. The increase is primarily due to  purchase of certain intellectual property in the amount of $500 thousand, expenses related to the issuance of warrants aggregating $480 thousand and an increase in costs related to clinical trials, subcontractors and other R&D consultants.

Our R&D expense is highly dependent on the execution of clinical trials and therefore is expected to fluctuate significantly from period to period.  We expect that our R&D expenses will materially increase because of our current and planned clinical activity, including a Phase II clinical study for the treatment of NTM Abscessus in Israel, for which initial documentation has recently been filed, together with our ongoing Israeli-based Phase III clinical study for the treatment of infants with bronchiolitis.

General and Administrative Expenses

General and administrative expenses consist primarily of payroll expenses, stock-based compensation expense, costs related to our recently-completed reverse merger, professional service fees for accounting, legal, facilities, travel expenses and other general and administrative expenses.

We expect our general and administrative expenses, such as accounting and legal fees, to increase now that we have become a U.S. public company, and we expect increases in the number of our executive, accounting and administrative personnel due to our anticipated growth.

For the three month periods ended March 31, 2017 and 2016, we incurred general and administrative expenses of $2,121 and $274 thousand, respectively. The increase of $1,847 thousand for the three month period ended March 31, 2017 as compared to the 2016 period resulted primarily from the increase of approximately $1.3 million in stock-based compensation mainly due to grants to board members and employees, payment of one-time bonus in amount of $150 thousand to one of our directors in connection with a recently-completed private placement,  and an increase in costs related to legal and accounting and issuance fees in connection with the reverse merger transaction and payroll expenses.

Financial Expenses, Net

Financial expense, net consists of imputed interest, expenses in respect of revaluation of warrants to purchase common stock, amortization of BCF in respect of convertible notes, issuance cost related to warrants to investors, foreign currency translation adjustments and others. For more information, refer to note 10 to the interim consolidated financial statements as of March 31, 2017 contained herein.

For the three month periods ended March 31, 2017 and 2016, we incurred financial expenses, net of $2,717 and $339 thousand, respectively. The increase of $2,378 thousand resulted primarily due to issuance and revaluation of warrants granted to investors in connection with our recently-completed private placement in amount of $1.1 million, an increase in amortization of BCF in respect to the conversation of the convertible notes in amount of $793 thousand and issuance costs related to warrants to investors in amount of $457 thousand.

Stock-based Compensation

Our stock-based compensation expenses with respect to employees are recorded according to accounting standards codification (“ASC”) 718, which requires the measurement and recognition of compensation expense for all stock-based payment awards made to employees and directors, including employee stock options under our stock plans, based on estimated fair values.

ASC 718 requires companies to estimate the fair value of equity-based payment awards on the date of grant. The value of the portion of the award that will ultimately vest is recognized as expense over the requisite service periods in our consolidated statement of operations.

We apply ASC 505-50, “Equity Based Payments to Non-Employees”, with respect to options issued to non-employees.

We estimate the fair value of stock options granted using the Black-Scholes-Merton option pricing model. For the three month periods ended March 31, 2017 and 2016, our stock-based compensation expenses were $1,877 and $188 thousand, respectively. Stock-based compensation expenses for the three months ended March 31, 2017 increased as compared to the 2016 period, primarily due to restricted shares and warrants issued in 2017 to certain directors and a service provider, aggregating $1,329 and $480 thousand, respectively.

Comparison of the year ended December 31, 2016 to the year ended December 31, 2015.

	Year ended
	December 31, 2016	December 31, 2015
Research and development expenses	$673,000	$1,620,000
General and administrative expenses	$1,039,000	$589,000
Costs related to aborted IPO	$621,000	–
Operating loss	$2,333,000	$2,209,000
Financial expense, net	$1,360,000	$994,000
Revaluation of warrants to purchase Series A Preferred Shares	–	$152,000
Loss before taxes on Income	$3,693,000	$3,355,000
Taxes on income	$27,000	$127,000
Net comprehensive loss	$3,720,000	$3,482,000

Research and development expenses

The following table discloses the breakdown of research and development expenses for the last two fiscal years.

	Year ended
	December 31, 2016	December 31, 2015
Cost to third-party clinical consultants and expenses related to conducting clinical and preclinical trials	$157,000	$623,000
Salaries and related personnel	$198,000	$266,000
Share-based compensation	$109,000	$331,000
Patents	$130,000	$64,000
Other	$79,000	$336,000
Total	$673,000	$1,620,000

Our research and development expenses for the year ended December 31, 2016, were $673,000, representing a decrease of $947,000, or 58%, compared to $1,620,000 for the year ended December 31, 2015. Approximately $466,000 of the decrease was attributable to a decrease of expenses related to the Company’s device development efforts, as well as the Company’s preparation for a pre-IND meeting with the FDA during the 2015 period, which required significant expenditures related to engaging a regulatory consulting firm, preparing the required medical report and preparing the pre-IND package to be submitted to the FDA.  The expenditures for device development efforts decreased given that we incurred the majority of expenses related to the first generation of our device in 2015.  Approximately $290,000 of the decrease was attributable to a decrease of share-based compensation and salaries and related personnel expenses, reflecting a decrease in the number of employees engaged in research and development activities. The additional decrease reflected in other expenses of approximately $258,000 related to a decrease in consulting expenses. Approximately $66,000 of the increase in 2016 compared to 2015 related to patents maintenance.

Our research and development expense is highly dependent on the execution of clinical trials and therefore is expected to fluctuate highly from year to year.

General and administrative expenses

Our general and administrative expenses totaled $1,039,000 for the year ended December 31, 2016, an increase of $450,000 or 76%, compared to $589,000 for the year ended December 31, 2015. The increase resulted primarily from an increase in professional services of approximately $ 370,000, an increase in stock-based compensation of $136,000 and a decrease of $39,000 in salary and related expenses.

Cost related to aborted IPO

In late 2015 and early 2016, AIT Ltd. initiated an IPO process. As a result of a failure to complete the offering, the IPO was aborted and costs related to the aborted IPO in a total amount of $621,000 were recognized in the statement of comprehensive loss as a separate line item.

Operating loss

Our operating loss for the year ended December 31, 2016, was $2,333,000, as compared to an operating loss of $2,209,000 for the year ended December 31, 2015, an increase of $124,000, or 6%.

Financial expense, net

We recognized financial expense, net of $1,360,000 for the year ended December 31, 2016, an increase of $366,000 or 37%, compared to financial expense of $994,000 for the year ended December 31, 2015. The increase resulted primarily from an increase in the amortization expenses of the beneficial conversion feature and debt issuance costs of the convertible notes amounting to $1,050,000 for the year ended December 31, 2016, as compared to $768,000 for the year ended December 31, 2015. In addition, imputed interest expenses in respect of convertible notes, loans from related parties and a line of credit have been recognized in the total amount of $299,000 for the year ended December 31, 2016 compared to $216,000 for the year ended December 31, 2015.

Revaluation of warrants to purchase Series A Preferred Shares

The warrants to purchase Series A Preferred shares, which we classified as a non-current liability have been re-measured to fair value at each reporting date.

We did not recognize any expense related to adjustment of liability in respect of warrants issued for the year ended December 31, 2016, compared to expenses of $152,000 for the year ended December 31, 2015. The decrease in the adjustment derives from the exercise of warrants in August 2015.

Taxes on Income

Our taxes on income expenses totaled $27,000 for the year ended December 31, 2016 a decrease of $100,000 or 79%, compared to $127,000 for the year ended December 31, 2015. The decrease resulted primarily from a decrease in the cost plus method calculation between AIT Ltd. and its wholly-owned subsidiary Advanced Inhalation Therapies (AIT) Inc.

Loss

As a result of the foregoing, our net comprehensive loss for the year ended December 31, 2016, was $3,720,000, as compared to $3,482,000 for the year ended December 31, 2015 an increase of $238,000 or 7%.

Liquidity and Capital Resources

Overview

Since our inception through March 31, 2017, we have funded our operations principally with $12,662,000 from the issuance of equity securities and $3,721,000 from loans from related parties and convertible promissory notes. As of March 31, 2017, we had $7,141 in cash and cash equivalents.

Cash Flows

Three Months Ended March 31, 2017 Compared to the Three Months Ended March 31, 2016

For the three months ended March 31, 2017 and 2016, net cash used in operations was $2,212 and $190 thousand, respectively. Cash was used primarily for inTracrease in expenses related to our reverse merger transaction, private placement, payroll, clinical trials conducted in Israel, expenses related to subcontractors and third parties.

For the three months ended March 31, 2017 net cash used in investing activities was $320 thousand. We neither used net cash in, nor received net cash from, investing activities for the three months ended March 31, 2016. The increase in cash used in investing activities for the three month period ended March 31, 2017 as compared to the 2016 period resulted primarily from purchasing of property and equipment and our acquisition of the company used to effect our reverse merger transaction, aggregating $25 and $295 thousand, respectively.

Net cash provided by financing activities for the three months ended March 31, 2017, and the three months ended March 31, 2016, was $9,666 and $91 thousand, respectively. The increase in cash provided by financing activities for the three month period ended March 31, 2017 as compared to the 2016 period resulted primarily from proceeds from issuance of units, consisting of common stock of warrants, net of issuance costs, which totaled $9,889 thousand.

Year Ended December 31, 2016 Compared to the Year Ended December 31, 2015

	Year ended
	December 31, 2016	December 31, 2015
Net cash provided by (used in):
Operating activities	(692,000)	(1,658,000)
Investing activities	14,000	(7,000)
Financing activities	556,000	1,633,000
Net decrease in cash and cash equivalents	(122,000)	(32,000)

Operating Activities

Net cash used in operating activities of $692,000 for the year ended December 31, 2016 was primarily as a result of net loss of $3,720,000 . Stock-based compensation expenses amounted to $365,000 , amortization of beneficial conversion feature and debts issuance costs in the convertible notes amounted to $1,050,000 , imputed interest on convertible notes, loans from related parties and a line of credit amounted to $299,000, waiver of salary by the Company’s CEO amounted to $304,000, increase in trade payables and other accounts payable amounted to $695,000 and deferred IPO costs that were aborted amounted to $352,000.

Net cash used in operating activities of $1,658,000 during the year ended December 31, 2015 was primarily as a result of the net loss of $3,482,000. Stock-based compensation expenses amounted to $447,000 revaluation of warrants to purchase series A preferred shares amounted to $152,000, amortization of beneficial conversion feature and debts issuance costs in the convertible notes amounted to $768,000, imputed interest on convertible notes, loans from related parties and a line of credit amounted to $217,000 and increase in the trade payables and other accounts payable amounted to $176,000.

Investing Activities

Net cash provided by investing activities for the year ended December 31, 2016 of $14,000 reflected maturity of restricted bank deposits and the sale of property and equipment. Net cash used in investing activities for the year ended December 31, 2015 of $7,000 reflected the purchase of property and equipment.

Financing Activities

Net cash provided by financing activities during the year ended December 31, 2016, and the year ended December 31, 2015, was $556,000 and $163,000, respectively.

Net cash provided by financing activities for the year ended December 31, 2016, consisted of approximately $184,000 of proceeds from the issuance of convertible loans, $340,000 of proceeds from loans from related parties and $36,000 of net proceeds from a line of credit from a commercial bank. Net cash provided by financing activities for the year ended December 31, 2015, consisted of approximately $540,000 of net proceeds from the exercise of warrants to purchase Series A Preferred shares, $1,239,000 of net proceeds from the issuance of convertible loans and $146,000 of cash that was paid in connection with IPO costs that were deferred.

Sources of Liquidity and Current Outlook

We have incurred losses and generated negative cash flows from operations since inception. To date, we have not generated any revenue from the sale of products, and we do not expect to generate revenues from sale of our products in the next several years.  We have financed our operations to date primarily through proceeds from sales of our equity and equity-linked securities, including pursuant to the Israeli Private Placement and the March 2017 Private Placement. Currently, our only source of liquidity is our current cash on hand.  We do not currently have any commitments for future external funding.

We will require significant additional financing in the future to fund our operations if and when we obtain regulatory approval and commercialize our products. Our future capital requirements will depend on many factors, including:

•	the progress and costs of our preclinical studies, clinical trials and other research and development activities;

•	the scope, prioritization and number of our clinical trials and other research and development programs;

•	the costs and timing of obtaining regulatory approval for our product candidates;

•	the costs of filing, prosecuting, enforcing and defending patent claims and other intellectual property rights;

•	the costs of, and timing for, strengthening our manufacturing agreements for production of sufficient clinical quantities of our product candidates;

•	the potential costs of contracting with third parties to provide marketing and distribution services for us or for building such capacities internally;

•	the costs of acquiring or undertaking the development and commercialization efforts for additional, future therapeutic applications of our product candidates;

•	the magnitude of our general and administrative expenses; and

•	any cost that we may incur under current and future in-and out-licensing arrangements relating to our product candidates.

Potential sources of liquidity may include our issuance of equity or debt securities or our obtaining a credit facility from one or more financial institutions or otherwise. The sale of equity or convertible debt securities may result in dilution to our existing stockholders, and the incurrence of indebtedness would result in increased fixed obligations and could also subject us to covenants that restrict our operations. Additional equity or debt financing may not be available on acceptable terms, or at all.  If adequate funds are not available, we  may be required to delay, reduce the scope of or eliminate all or a portion of our operations.

Off-Balance Sheet Arrangements

We currently do not have any off-balance sheet arrangements.

Quantitative and Qualitative Disclosure about Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of foreign currency exchange rates.

Foreign Currency Exchange Risk

Our results of operations and cash flow are subject to fluctuations due to changes in foreign currency exchange rates. Certain of our expenses are denominated in New Israeli Shekels (“NIS”). Our results of operations and cash flow are, therefore, subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates. Approximately 6% of our expenses are denominated in NIS. Changes of 5% and 10% in the USD/NIS exchange rate will increase/decrease our operation expenses by 0.3% and 0.6%, respectively. We do not hedge our foreign currency exchange risk. In the future, we may enter into formal currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rates of our principal operating currencies. These measures, however, may not adequately protect us from significant changes in such fluctuations.

BUSINESS

Corporate Overview

We were incorporated in Delaware on April 28, 2015 under the name “KokiCare” and, prior to the Merger, operated as a healthcare software company. Concurrent with the closing of the Merger, we abandoned our pre-Merger business plan in the healthcare software industry, and we are now solely pursuing our business in the biopharmaceutical industry, which we conduct, almost exclusively, through our wholly owned Israeli subsidiary, AIT Ltd. AIT Ltd. was incorporated in Rehovot, Israel, under the laws of the State of Israel on May 1, 2011.

Business Overview

We are an emerging biopharmaceutical company that is developing a single proprietary 160 ppm NO formulation and delivery system to treat certain respiratory infections for which we believe current treatments have shown only limited success. Our current product candidates may be marketed as a combination drug and associated medical device; in that case, any final product would be composed of two distinct components: our proprietary delivery system and a specific gaseous NO drug, each of which may be subject to separate premarket reviews and approvals or clearance by the FDA.

We believe our novel system is designed to successfully deliver a high dosage of NO to the lungs that has the potential to eliminate microbial infections, including bacteria, fungi and viruses. We believe current FDA approved 20 ppm NO vasodilation treatments have limited success in treating microbial infections and are approved for hypoxia only in premature babies. NO is produced naturally by the body as an innate immunity mechanism. Clinical trials have demonstrated, however, that in order to combat severe infections, higher concentrations of an NO formulation are required. Based on our studies, we believe that 160 ppm is the minimum therapeutic dose to achieve the pulmonary antimicrobial effect of NO. To date, the FDA has not approved any NO formulation and delivery system for the delivery of 160 ppm antimicrobial dosage to the lungs.

To date, we have conducted a Phase 2 clinical trial involving 43 patients with bronchiolitis (mainly caused by RSV) and a Phase 2 clinical trial in patients with CF.  In addition, Rambam healthcare campus in Israel conducted a compassionate treatment for two patients with CF who suffer from NTM infections (specifically, M. Abscessus). All of these trials were conducted outside the United States.

Our general target indication for our platform is LRTI, including our first two specific targets, premature babies and infants suffering from bronchiolitis (mainly RSV) and CF patients with NTM Abscessus. There are over 1.5 million hospitalizations related to LRTI annually in the United States, and LRTI is the third leading cause of death worldwide. Over 150 million new cases of bronchiolitis are reported worldwide each year. In the United States, there are approximately 150,000 annual bronchiolitis hospitalizations among children five years old or younger.

Our second indication is NTM Abscessus among patients with CF. NTM Abscessus lung infection is a rare and serious pulmonary disease associated with increased morbidity and mortality. There is an increasing rate of lung disease caused by NTM, and this is an emerging public health concern worldwide. There are approximately 50,000 patients diagnosed with NTM in the United States, with an 8% increased prevalence each year.

Patients with NTM lung disease may experience a multitude of symptoms such as fever, weight loss, cough, lack of appetite, night sweats, blood in the sputum and fatigue. Patients with NTM lung disease frequently require lengthy and repeated hospital stays to manage their condition. There are no inhaled antibiotic treatments specifically indicated for the treatment of NTM lung disease in North America, Europe or Japan. Current guideline-based approaches to treat NTM lung disease involve multi-drug regimens that may cause severe side effects, and treatment can be as long as two years or more. The prevalence of human disease attributable to NTM has increased over the past two decades. In a decade-long study (1997-2007), researchers found that the prevalence of NTM in the United States is increasing at approximately 8% per year and that NTM patients on Medicare over the age of 65 are 40% more likely to die over the period of the study than those who did not have the disease (Adjemian et al., 2012). A 2015 publication from co-authors from several U.S. government departments stated that prior year statistics led to a projected 181,037 national annual cases in 2014 costing the U.S. healthcare system approximately $1.7 billion (Strollo et al., 2015).

We intend to treat in our clinical studies only NTM Abscessus in patients with CF. If successful, we will consider approaching the general NTM market. CF is the most frequent lethal genetic disorder of Caucasians, affecting more than 8,000 persons in the United Kingdom and 30,000 in the United States. Early death is mainly from chronic lung disease caused by persistent lower airway infection and inflammation. Important airway pathogens include staphylococcus aureus and pseudomonas aeruginosa, but others, such as NTM, are playing an increasingly recognized role. A multicenter prospective study of CF patients in the United States found the prevalence of NTM in sputum to be 13%. Older age was the most significant predictor for a positive sputum culture. A multicenter CF study in France reported a prevalence of 6.6%, (Paul Seddon et al, 2009).

Currently, there is no antiviral treatment for bronchiolitis. In addition, the treatment for acute RSV lung infections in infants is largely supportive care, and is based primarily on prolonged hospitalization during which the infant receives a constant flow of oxygen to treat hypoxemia, a reduced concentration of oxygen in the blood. In addition, systemic steroids and inhalation with bronchodilators are sometimes utilized until recovery, but we believe these treatments do not successfully eliminate microbes. NTM patients require prolonged treatment which varies, depending upon the types of species in the family of mycobacteria causing the disease, the severity of the disease and drug-susceptibility. As NTM is usually antibiotic-resistant, treatment guidelines suggest a combination of two-to-three different antibiotics delivered continually over one-to-two years.

In contrast, we believe that our product candidate can eliminate bacteria, viruses, fungi and other microbes from the lungs and may work against antibiotic resistant bacteria. In addition, our treatment is not based on antibiotic drug mechanisms of action, reduces the mucus caused by lung infections, and enhances vasodilation for improved blood flow.

To date, we have conducted a Phase 2 clinical trial involving 43 patients with bronchiolitis (mainly caused by RSV) and a Phase 2 clinical trial in patients with CF.  In addition, Rambam healthcare campus in Israel conducted a compassionate treatment for two patients with CF who suffer from NTM infections (specifically, M. Abscessus). All of these trials were conducted outside the United States.  We have not yet submitted to the FDA any investigational NDAs or INDs for our products.

We have a broad intellectual property portfolio directed to our product candidates and mode of delivery, monitoring parameters and methods of treating specific disease indications. Our intellectual property portfolio consists of seven (7) issued patents and their continuations and foreign counterparts, which we have obtained through a non-exclusive worldwide license from SensorMedics Corporation, a subsidiary of CareFusion, seventeen (17) issued patents which we recently acquired pursuant to the exercise of an option granted to us by Pulmonox Technologies Corporation, or Pulmonox, and twenty-two (22) patent applications developed by us internally. Eight (8) of the Pulmonox patents that we acquired are jointly owned by CareFusion and Pulmonox, five (5) of which are covered by our non-exclusive license with CareFusion. Our royalty and other license obligations to CareFusion with respect to these five (5) patents will remain in effect as long as our CareFusion license remains in effect.

Background and Mechanism of Action

NO is recognized as a vital molecule involved in many physiological and pathological processes. NO is naturally produced by the body’s immune system to provide a first line of defense against invading pathogens. It is a powerful molecule with a short half-life of a few seconds in the blood, enabling it to be cleared rapidly from the body. NO has been shown to play a critical role in the function of several body systems. For example, as vasodilator of smooth muscles, NO enhances blood flow and circulation. In addition, NO is involved in regulation of a wound healing and immune responses to infection. The pharmacology, toxicity and other data for NO in humans is generally well known, and its use has been approved by the FDA in a number of therapeutic applications, mainly as a vasodilator.

NO has multiple immunoregulatory and antimicrobial functions that are likely to be of relevance to inhaled NO therapy. In vitro studies suggest that NO possesses anti-microbial activity against common bacteria, gram positive and gram negative, as well as mycobacteria, fungi, yeast, parasites and helminthes. It has the potential to eliminate multi-drug resistant strains of the above. Anti-viral activity covers respiratory viruses such as influenza, corona viruses, RSV and others. In healthy humans, NO has been shown to stimulate muccocilary clearance, and low levels of nasal NO correlate with impaired muccociliary function in the human upper airway. Unlike other inhaled drugs, NO is also a smooth muscle relaxant and avoids the concomitant bronchial constriction often associated with inhaled antibiotics and muccolytics. In addition to treating CF infections, this suggests that NO may be useful in directly treating the mucus caused by CF, which is the principal manifestation of the disease.

The precise effect of inhaled NO is dependent on concentration, oxidation state and type of pathogen.

Nitric Oxide and Infection

NO possesses broad-spectrum anti-microbial activity acting against bacteria, fungi and viruses. NO is produced at high output as part of the innate immune response. NO and its by-products (for example, Reactive Nitrogen Species, or RNS) are responsible for the process of killing microorganisms within white blood cells called macrophages and in organs such as the lungs and other mucolytic tissues.

More than a decade ago, several research groups showed that NO and RNS possess anti-viral activity and affect several viruses including coxsackievirus (CVB), RSV, influenza, severe acute respiratory syndrome (SARS), coronavirus, rhinovirus, herpes simplex virus (HSV), Epstein-Barr virus (EBV) and many others. NO has also been shown to be useful in preventing bacterial growth on surfaces.

Continuous exposure to 160 ppm NO and above, especially in the lungs, may have side effects and cause damage to host cells. Intermittent exposure to NO in cycles retains NO anti-microbial activity both in vitro and in animal model of infection. Exposure of bacteria to concomitant 30-minute treatments with 160 ppm NO resulted in more than a significant reduction in bacterial load. A similar dose has been shown to reduce viruses (common influenza) by 30-100% in a canine kidney infection model. In vivo, in a pneumonia model in rats, inhaled 160 ppm NO, for 30 minutes, every 4 hours, resulted in significant reduction in bacteria counts in the lungs, without affecting the body’s defense mechanisms, and without any other adverse effect. In addition, we believe a daily dose of 160 ppm of NO can treat bovine respiratory disease (BRD) in cattle.

Importantly, several studies report synergy between NO and antibiotic drugs. Adjunctive treatment combining NO together with inhaled tobramycin antibiotics or other anti-microbial agents has been shown to greatly enhance the efficacy of the antibiotics in dispersing P. aeruginosa biofilms and to increase their ability to elicit anti-microbial activity. These studies suggest that adjuvant treatment combining NO with antibiotics might have a beneficial role by reducing bacterial infectivity, and therefore reduce the dependency on antibiotics.

AITT Technology

We have developed a novel and precise delivery system that we believe provides continuous monitoring and control of the gaseous content administered during intermittent NO inhalation treatments, as well as a precise and reliable monitoring system that is able to monitor patient status and alert medical staff to any adverse effects.

We believe our novel delivery system, known as NOxSysBS, is a sophisticated inhalation system designed to provide the patient with a gaseous high dosage blend of NO, oxygen and air. The gaseous blend is supplied to the patient via a face mask and is designed to minimize the time that NO is mixed with oxygen and air. The system continuously monitors inhaled NO concentration, NO2 concentration, methemoglobin and the fraction of inspired oxygen (FiO2), blood oxygen saturation and heart rate, all of which are important parameters. A dedicated screen allows for monitoring of the gas mixture and the patient’s vital signs. Further, and without diminishing from the novelty of the technology, our product candidate resembles other inhalation systems, making it user friendly, with operation and maintenance that we believe will be familiar to medical staff.  Our novel delivery system is currently in the prototype stage, and we expect that, when available for use, it will be superior to the Aeronox system that we have used in our clinical trials to date.

Our novel drug delivery technology is designed to specifically deliver an anti-microbial dosage of NO, and we believe that it has a number of advantages over other NO formulation delivery systems, such as:

•	Optimization to deliver a high 160 ppm, anti-microbial dosage of NO, whereas existing formulations of NO currently on the market consist of an NO concentration of approximately 20 ppm;

•
Equipped with a monitoring system that continuously monitors system parameters (e.g., NO, NO2 and FiO2 concentrations) as well as patient parameters (e.g. vital signs, MetHemoglobin and OxyHemoglobin percentages);

•	Provides constant flow of our NO formulation, thereby adequately covering the surface area of the lung to eliminate bacteria, viruses, fungi and other microbes;

•	Programmable and able to deliver different dosage regimens for a wide range of lung infections;

•	Systems will be designed to be convenient and portable; and

•	Will be administered non-invasively through a facial mask, which has the potential to address large, underserved chronic-care markets, such as CF.

We believe that our solution has the potential for a number of additional benefits and opportunities, as follows:

•
The antimicrobial and signaling properties of the NO molecule delivered to the lungs suggest the potential for application in a wide range of respiratory diseases. In contrast to the often arduous and slow drug discovery process for small molecules, the use of NO in medicine is well known, and therefore the identification of NO product candidates has been, and we expect will continue to be, much simpler, quicker and less costly.

•
The FDA approved the use of an NO formulation as an inhaled drug for the treatment of pulmonary hypertension in newborns in 1999. More than a decade of clinical experience in the delivery, monitoring and understanding of NO in the clinical environment for vascular uses has been documented.

•
NO is naturally produced by the immune system and acts as a first line of defense against infectious diseases. We believe therapeutic use of NO for viral and bacterial co-infections would potentially improve the success of antimicrobial and anti-viral treatments by mimicking the body’s natural defense mechanism and thereby directly reduce viral infectivity, as well as antibiotic drug resistant bacteria.

Our Strategy

Our objective is to build a leading biopharmaceutical company that will develop and commercialize patented and proprietary products for the treatment of respiratory infections and diseases, for the treatment of bronchiolitis, NTM (initially NTM Abscessus in patients with CF), COPD and CF. If our clinical trials for our product candidates are successful, we will seek marketing approval from the FDA and other worldwide regulatory bodies.

Our completed clinical trials and plans for future clinical trials are as follows:

•	We licensed the Phase 1 study results from University of British Columbia Hospital (UBC).

•
Bronchiolitis. We recently completed a Phase 2, double blind, randomized study conducted in Israel in infants with bronchiolitis. We have commenced an Israeli-based Phase 3 clinical trial in the first quarter of 2017, and we intend to submit an IND to the FDA in 2018 and expect to commence a U.S.-based Phase 3 clinical trial in 2018.

•
NTM Abscessus in CF patients. Rambam healthcare campus in Israel conducted a compassionate treatment for two patients with CF who suffer from NTM infections (specifically, M. Abscessus).  We expect to commence an Israeli-based Phase 2 clinical trial in 2017. In addition, we intend to submit an IND to the FDA in 2018 to commence a U.S.-based Phase 3 clinical trial in 2018. We expect that the Phase 2 and Phase 3 studies will be to assess the performance of our NO formulation treatment. The study’s endpoints are expected to include assessments of adverse events, CFU level, clinical improvement and lung function.

•	CF-Related Lung Infections. We recently completed a Phase 2 open label, multi-center study in Israel of CF patients who are over 10 years old.

Our Initial Disease Targets and Market Opportunity

Our initial targets are premature babies and infants suffering from bronchiolitis and CF patients infected by NTM Abscessus.

Bronchiolitis

According to the World Health Organization, bronchiolitis is the most common acute lower respiratory infection in infants, and is the leading cause of the hospitalization of infants during the first year of life. Bronchiolitis is an acute inflammatory injury of the bronchioles that is usually caused by viruses, most commonly by RSV. While bronchiolitis may affect persons of any age, severe symptoms are usually evident only in young infants. The initial symptoms of bronchiolitis are similar to that of a common cold, but the illness sometimes leads to fast and troubled breathing due to spread of the infection to the lower respiratory system. To date, the standard treatment has been supportive care consisting of assisted feeding and hydration, minimal handling, nasal suctioning and oxygen administration. In addition, better airway cleaning, which improves the respiratory function, has been achieved using nebulized hypertonic saline. We believe that many pharmacological therapies, ranging from bronchodilators to corticosteroids, have been found to offer either no or short-term benefits.

Bronchiolitis Market Data

Each year, according to the World Health Organization, 150 million new cases of bronchiolitis are reported worldwide in infants, and 2-3% of infants affected require hospitalization. In the United States, there are approximately 150,000 annual bronchiolitis hospitalizations among children younger than five years, of which 115,000 hospitalizations are among children younger than one year old. These hospital visits resulted in total hospital charges of $1.7 billion in 2009 according to a study published in 2013. For infants, bronchiolitis accounts for 20% of annual hospitalizations and 18% of emergency department visits.

According to the American Academy of Pediatrics, in 2009, almost 3,000 children in the United States with bronchiolitis needed mechanical ventilation, and the average length of hospital stay for previously healthy infants was 2.5 days. The mortality in children less than one year of age was 0.25%. In 2009, the total direct cost of bronchiolitis related hospitalization was $545 million.

Limitations of Current Treatment Options for Bronchiolitis

Clinical practice in the management of acute bronchiolitis varies widely even among medical centers in the same country, and there is much controversy, confusion and lack of evidence concerning the best treatment option. Disease management mainly consists of supportive care by means of oxygen supplementation, but also includes inhalations of hypertonic saline or steroids with or without beta agonist drugs, anti-viral therapy and chest physiotherapy.

We believe that none of the specified treatments has been proven to have a positive outcome on the course of the disease or a reduction in the length of hospitalization. In addition, some treatment strategies have been subject to debate regarding whether they work .  For example, the anti-viral drug, Ribavirin, a broad-spectrum antiviral agent approved for treatment of RSV infections, is controversial due to questions regarding its high cost and uncertain treatment effect.

NTM

NTM infection of the lungs is a chronic, as well as progressive lung condition. NTM exhibits across a variety of lung diseases such as bronchiectasis, COPD, Asthma, CF, HIV and Cancer. In certain severe NTM cases, life expectancy is under five years, for which we believe there are no successful treatments available.

NTM Market Data

There are an estimated 50,000-86,000 cases of NTM lung infections in the United States with an annual 8% increase. More than 70% of NTM cases are underreported, and therefore the projected number of NTM cases could be as high as 181,000 in the United States alone. With the rise of NTM infections, NTM is currently more prevalent than tuberculosis in the United States. NTM mostly affects adults middle-aged to elderly, with increasing infection in patients aged 65 and over, a population that is expected to double by the year 2030.

NTM lung infections also pose a substantial financial burden on the U.S. healthcare system. In 2010, the annual cost was over $800 million, and the same study estimated the cost for 2014 to be $1.7 billion in the United States.

Our initial indication is for the treatment of NTM Abscessus in patients with CF, which is a limited portion of the market discussed above.

There are no approved drugs in the United States and Europe to treat NTM infections.

Limitations of Current Treatment Options for NTM

For NTM patients, prolonged treatment is necessary and varies among different types of NTM species, severity of the disease and drug-susceptibility. As NTM are usually antibiotic-resistant, treatment requires a combination of two to three different drugs. Therefore, current treatment includes a mixture of IV antibiotics as well as steroids.

Our Clinical Results to Date

We have conducted several clinical trials to assess our 160 ppm NO inhalation-treatment in various indications. These trials include:

Phase I Clinical Results

A prospective, open label, controlled, single-center Phase I study was conducted on ten healthy adults between 20 and 62 years of age. Subjects received our proprietary 160 ppm NO formulation for 30 minutes, five times a day, for five consecutive days by direct inhalation to the lungs via a prototype delivery system. The study was performed at the UBC in Canada, and was published in 2012 in the Journal of Cystic Fibrosis.

The primary objective of the study was to determine the effect of the inhaled NO formulation treatment, to determine the effect of the treatment based on pulmonary function test results, to determine the met hemoglobin (MetHb - a form of hemoglobin that cannot bind oxygen, a bi-product of NO and hemoglobin) level associated with the inhaled NO formulation treatment and to assess adverse events associated with the treatment. Secondary objectives of the study were to assess the changes in cytokine levels. NO and NO2 concentrations (a gaseous substance that is a bi-product of NO and O2, that can be toxic at high concentrations), inhaled fraction of inspired oxygen (FiO2), as well as. MetHb and oxygen saturation (SaO2) were continuously monitored, as elevation of MetHb or reduction in SaO2 levels may be harmful. Vital signs, lung function, blood chemistry (including nitrite/nitrates), hematology, prothrombin time, inflammatory cytokine/chemokines levels and endothelial activation (angiopoietin ratio) were also closely monitored.

All individuals tolerated the NO formulation treatment courses well. No significant adverse events occurred. The maximal amount of air one can forcefully exhale in one second, known as forced expiratory volume in one second (FEV1) and other lung function parameters, serum nitrites/nitrates, prothrombin, pro-inflammatory cytokine and chemokine levels did not differ between baseline and day five, while MetHb increased during the study period to a level of 0.9%, as expected. These data suggest that inhalation of 160 ppm NO for 30 minutes, five times a day, for five consecutive days is well tolerated in healthy individuals.

CF Clinical Results

CF Compassionate Treatment

Rambam healthcare campus in Israel conducted a compassionate treatment for two patients with CF who suffer from NTM infections (specifically M. Abscessus). The NO treatment regime, as well as the device for this treatment, were supplied by AIT Ltd. Patients received intermittent 30-minute treatments of 160 ppm NO, with two different regimes including hospitalization (5 times a day) and ambulatory treatment (2-3 inhalations a day).

Treatment was well tolerated with no evidence of any serious side effects. We observed significant improvement in sputum production (up to 5-10 time more sputum), and subjective improvement in the well-being of both patients.

Significant reduction (improvement) in systemic inflammation (overall bodily inflammation) was observed in patient 1, as observed by reduction of CRP (C-reactive protein, a systemic inflammation marker that rises in response to inflammation) levels during treatment. In addition, patient 1 had a 2 log (100-fold) reduction in NTM Abscessus during treatment (an effect that was lost after the treatment regime changed to ambulatory). Patient 2 showed a significant increase in the 6-minute walk test and the sputum culture became negative, which is consistent with eradication of the NTM Abscessus.

Further information is needed, but we believe these results suggest that the treatment of NTM Abcsessus with high dose inhaled NO works.

CF Phase 2 Clinical Trial

We have completed a Phase 2 open label, multi-center study in nine CF patients (≥10 years old). Patients received intermittent (30 minutes, three times a day) inhalation of 160 ppm NO formulation, five days a week, over a two-week period. The study was performed in two centers, Soroka Medical Center and Schneider Children’s Medical Center of Israel.

The primary endpoints of the study were to determine the MetHb percentage, adverse events associated with inhaled NO and the percentage of subjects who prematurely discontinued the study due to adverse events/serious adverse events (AEs/SAEs) or or for any other reason.

Adverse events were reported by five (55.5%) subjects. There were no severe or serious AEs, no treatment withdrawals due to AEs, and no deaths. Adverse events considered by the Investigator as possibly or probably related to treatment were reported for two (22.2%) subjects. There were no AEs of MetHb elevation >5% or NO2 elevation >5 ppm (study safety threshold of MetHb and NO2, respectively).  In total, seven cases of haemoptysis were reported in two subjects and all events were mild in severity.

There were no subjects with MetHb >5% at any point during the study and there was no cumulative effect of MetHb exposure during the study. The maximum MetHb level reported was 4.6%.

Several secondary efficacy analyses were conducted in this study, and though the study was not powered for efficacy, results show various positive effects of the treatment regime. Bacterial and fungal sputum load analysis results were highly variable, though marked reductions of MSSA, Achromabacter, P. aeruginosa, and Asperigillus were seen in several subjects. These results suggest non-specific targeting of bacteria and fungi that commonly manifest in CF patients. In subjects with systemic inflammation (CRP >5 mg/mL) at baseline, CRP levels decreased over the treatment period, showing the effect of NO in the reduction of systemic inflammation. There were no statistically significant or clinically relevant changes in FEV1 over time, and lung function indices also remained relatively constant throughout the study duration.

Bronchiolitis Clinical Results

We completed a double blind, randomized Phase 2 study for infants with bronchiolitis. The study was performed at Soroka University Medical Center in Israel. Forty-three infants between the ages of two to 12 months diagnosed with bronchiolitis were randomly assigned to either the treatment group or the control group. The treatment group comprised 21 subjects who received intermittent (30 minutes, five times a day) inhalation of 160 ppm NO formulation, in addition to supportive O2 treatment for up to five days. The control group, 22 subjects, received ongoing inhalation of the supportive O2 treatment.

Primary endpoints included determination of the MetHb levels, adverse events associated with the inhaled NO formulation and proportion of subjects who prematurely discontinued the study. Baseline clinical score, indicating disease severity at screening, was similar between treatment groups (~8).

Results were encouraging, with similar overall incidence of AEs between the treatment groups. Out of 43 patients, 39 (~90%) completed the study per protocol (PP), with similar percentages (90%) for both the control and the treatment groups, individually. Only one subject from the treatment group discontinued treatment due to an adverse event, namely - repeated MetHb levels above 5%. Adverse events were reported by 23 (53.5%) subjects overall, with ten (47.6%) subjects in the NO group reporting a total of 22 AEs, and 13 (59.1%) subjects in the control group reporting a total of 22 AEs. Serious adverse events were reported by four (19.0%) subjects in the NO group and four (18.2%) in the standard treatment group. There were no deaths during the study. There were no treatment-related SAEs in the NO treatment group.

In the NO group, six (28.6%) subjects had any MetHb measurement >5% during the study treatment period, and three of these subjects had more than one MetHb >5%. The maximum MetHb level was 5.6% in one subject in the NO group. There was no cumulative effect of MetHb exposure during the study. It should be noted that MetHb levels in this study were defined to <5% as a safety measure, though previous findings have shown that higher levels (6.4%) are non-toxic in children.

Secondary and exploratory analyses were performed, and results show positive impact of the treatment regime. In a subgroup of subjects that stayed at the hospital at least 24 hours (LOS>24 hours), a statistically significant treatment benefit of NO versus standard treatment was demonstrated. Mean results for subjects with LOS > 24 hours show that LOS (Length of Stay) was shortened by approximately 34% in the NO group compared to the standard treatment group, with a one-day difference between the groups (PP, N=24). Time to normal oxygenation ((SaO2 of 92%) was shortened by approximately 44% (27.75 hours) in the NO group compared to the standard treatment group (PP, N=24). An 80% improvement in time to clinical score (indicating improvement in disease severity) and time to normal oxygenation (92%) was observed in favor of the NO group (PP, N=24).The results of preclinical studies and early clinical studies of our product candidates may not be predictive of the results of later-stage clinical studies.

Furthermore, the FDA or other regulatory agencies may not concur with our assessment of safety and efficacy. Product candidates that have shown promising results in early-stage clinical studies may still suffer significant setbacks in subsequent advanced clinical studies. We do not know whether any Phase 2, Phase 3 or other clinical studies we may conduct will demonstrate consistent or adequate efficacy and safety sufficient to obtain regulatory approval to market our product candidates. While we believe the results of our Phase 2 trials in bronchiolitis and CF demonstrated improvements in various endpoints and clinical outcomes, the trials were small, and it is likely that the FDA will view them as not statistically or clinically significant because of their size and scope. We must conduct larger clinical trials with statistically significant favorable results or we will not be able to obtain regulatory approval to market our product candidates.

Commercialization

We plan to seek regulatory approval for our current product candidates and, if approved, may be marketed as a combination drug and associated medical device; consequently, any final product may be composed of two distinct components: our proprietary delivery system and a specific gaseous NO drug.

We anticipate that, if we reach the commercialization stage, we will sell our systems through third party distributors, utilizing their respective existing sales channels. Because NO gas requires special handling, the unique drug component of any approved product will be distributed through a strategic partner, having a supply infrastructure for the distribution of medical gases.

Competition

The biotechnology and pharmaceutical industries are highly competitive. There are many pharmaceutical companies, biotechnology companies, public and private universities and research organizations actively engaged in the research and development of products that may be similar to our products. We are aware of several companies currently developing and selling NO therapies for various indications such as pulmonary hypertension. For example Ikaria, Inc. commercializes INOMAX® (nitric oxide) for inhalation, which is approved for use to treat newborns suffering from HRF-PPHN, in the United States, Canada, Australia, Mexico and Japan. The Linde Group has marketing rights to INOMAX® in Europe. Air Liquide sells a similar product in Europe, called VasoKINOX™, together with their delivery platform called OptiKINOX™, for the treatment of pulmonary hypertension that occurs during or after heart surgery. In Europe, Bedfont Scientific Ltd. has a delivery system called NOxBOX® and Air Products PLC has a gas product called NOXAP®, each used in delivering inhaled NO formulations. Bellepheron Therapeutics is developing NO-based products for persistent arterial hypertension and pulmonary hypertension associated with chronic obstructive pulmonary disease. Geno LLC is developing NO-based products for the treatment of a variety of pulmonary and cardiac diseases such as acute vasoreactivity testing, pulmonary arterial hypertension and pulmonary hypertension associated with idiopathic pulmonary fibrosis. In addition, other companies may be developing generic NO formulation delivery systems for various dosages. Ceretec, Inc., a company affiliated with 12th Man Technologies Inc., recently obtained clearance from the FDA to market an NO gas product for use in membrane diffusing capacity testing in pulmonary function laboratories in the United States. Novoteris, LLC previously received orphan drug designation from the FDA and EMA for the use of inhaled NO-based treatments in treating CF. If the FDA approves Novoteris’ product candidate for the indication for which it received orphan drug designation, then Novoteris will be eligible for orphan drug exclusivity if its product receives approval first, which would preclude the Company from obtaining orphan drug exclusivity for its comparable product should it be subsequently approved by the FDA.  In January 2015, Ikaria entered into an agreement with Novoteris to collaborate on the development of an outpatient program for treating bacterial infections associated with CF. Recently, we have become aware that Ikaria and Novoteris are planning a Phase 2 clinical trial using a 160 ppm NO formulation to treat patients with CF.

Our competitors, either alone or through their strategic partners, might have substantially greater name recognition and financial, technical, manufacturing, marketing and human resources than we do and significantly greater experience and infrastructure in the research and clinical development of pharmaceutical products, obtaining FDA and other regulatory approvals of those products and commercializing those products around the world.

Manufacturing

We rely on third-party contract manufacturers for the supply of NO, and we will be reliant upon third-party contract manufacturers for our NOxSysBS delivery system at such time as it is ready for production. We purchase the material used in our clinical trial activities from various companies and suppliers.

Intellectual Property

The drug component of our technology is NO. This molecule has been in the public domain for many years and cannot be the subject of any patent exclusivity rights, per se. We do, however, have patent filings that relate to systems and devices configured for delivering NO to patients by inhalation. We also have other patent filings which pertain to methods of exposing patients to inhalation of NO, and to utilizing these methods for treating subjects in need of NO inhalation. In addition, we are in possession of trade secrets and know-how regarding the practice of these methods.

Our intellectual property portfolio consists of seven issued patents and one patent application, as well as their continuations and foreign counterparts, which we have obtained through a non-exclusive worldwide license from CareFusion, 17 issued patents that we recently acquired from Pulmonox and 21 patent applications developed internally, including PCT patent applications.

CareFusion Non-Exclusive License Agreement. In October 2013, we entered into a non-exclusive worldwide license agreement with CareFusion, whereby we licensed seven issued U.S. patents, and one U.S. patent application, including corresponding foreign counterparts - including patents granted in Australia, Mexico and China. Our intellectual property licensed from CareFusion, for which the earliest expiring patent term is 2019, covers devices and methods for delivering NO formulations to a patient at steady and alternating concentrations, including intermittent delivery of NO. Our CareFusion license also covers patents relating to devices and methods for delivering alternating concentrations of NO topically, nasally and to an upper respiratory tract, for which the expiring patent terms range from 2020 to 2025. The term of the agreement extends through the life of applicable patents and may be terminated by either party with 60 days’ prior written notice in the event of a breach of the agreement, and may be terminated unilaterally by CareFusion with 30 days’ prior written notice in the event that we do not meet certain milestones. Pursuant to the agreement, we are required to pay CareFusion, in addition to a one-time up-front fee of $150,000 already paid, royalty payments of 5% of the net sales of a licensed product by the Company and an annual fee of $50,000, which is creditable against the royalty payments for the respective year.

Pulmonox Patents and Assets - Option to Acquire. On August 31, 2015, we entered into an agreement with Pulmonox whereby we acquired for $25,000 the option, referred to as the Option, to purchase certain intellectual property assets, including Pulmonox’s rights in 17 issued U.S. patents which are directed to:

•	devices and methods for delivering NO formulations to a patient at steady and alternating concentrations (80-400 ppm), including intermittent delivery of NO;

•	a device and methods for treatment of surface infections; and

•	use of NO as a mucolytic agent and for treatment and disinfection of biofilms.

On January 24, 2017, we exercised the Option and, for a purchase price of $500,000, acquired Pulmonox’s rights in the patents described above. Upon exercise of the Option, we became obligated to make certain one-time development and sales milestone payments to Pulmonox, commencing with the date on which we receive regulatory approval for the commercial sale of our first product candidate.

Of the 17 Pulmonox patents, eight U.S. patents are jointly owned by CareFusion and Pulmonox. Pursuant to an agreement with CareFusion, we currently have a non-exclusive world-wide license to five of the eight U.S. patents and their corresponding foreign counterparts jointly owned by CareFusion and Pulmonox, including patents granted in China and Canada, and pending applications in China and Europe. Following the exercise of the option, six patents directed to devices and methods for delivering NO formulations to a patient; one patent directed to systems and methods for using NO to reduce pathogens in blood; one patent directed to use of NO as a mucolytic agent; and one patent directed to methods of using NO for treatment and disinfection of biofilms will be solely owned by us. In addition, four patents directed to devices and methods for delivering NO formulations to a patient at steady and alternating concentrations (80-400 ppm), including intermittent delivery of NO; and four patents directed to a device and methods for treatment of surface infections will be jointly owned by CareFusion and us.

Patent Applications. We have filed 21 patent applications, including one in Canada, eight in the United States, one in Israel, five in Europe, three PCT patent applications and three provisional patent applications in the United States.

A PCT patent application is a filing under the Patent Cooperation Treaty to which the United States and a number of other countries are a party. It provides a unified procedure for filing a single patent application to protect inventions in those countries. A search with respect to the application is conducted by the International Searching Authority, accompanied by a written opinion regarding the patentability of the invention. A PCT application does not itself result in the grant of a patent, and the grant of patent is a prerogative of each national or regional authority where the PCT application is filed during national phase filings.

Government Regulations

United States Regulation. In the United States, the FDA regulates drug and medical device products under the Federal Food, Drug, and Cosmetic Act (FFDCA), and its implementing regulations. Our products may be regulated by the FDA as a “combination product” comprised of both a drug product (NO formulation) and a medical device. If marketed individually, each component would be subject to different regulatory pathways and reviewed by different centers within the FDA. A combination product, however, is assigned to a center that will have primary jurisdiction over its pre-market review and regulation based on a determination of its primary mode of action, which is the single mode of action that provides the most important therapeutic action. For many drug/delivery device combination treatments, FDA typically requires a single marketing application submitted to the center selected to have primary jurisdiction, although the agency has the discretion to require separate applications to more than one center. If multiple applications are submitted, each may be evaluated by a different center. In the case of our products, we believe the primary mode of action is attributable to NO, the drug component of the product. This means that the FDA’s Center for Drug Evaluation and Research would have primary jurisdiction over the pre-market development and review of these potential products.

Among other things, we will have to demonstrate compliance with both current good manufacturing practices, or cGMP, to ensure that the drug possesses adequate strength, quality, identity and purity and applicable Quality System Regulations (QSRs), to ensure that the device is in compliance with applicable performance standards. Although cGMP and QSR overlap in many respects, each is tailored to the particular characteristics of the types of products to which they apply, such that compliance with both cGMP and QSR may present unique problems and manufacturing challenges.

Approval of Drug Products. The process required by the FDA before drug product candidates may be marketed in the United States generally involves the following:

•	completion of extensive preclinical laboratory tests;

•	completion of preclinical animal studies, all performed in accordance with the FDA’s GLP regulations and the United States Department of Agriculture’s Animal Welfare Act and implementing regulations;

•	submission to the FDA of an IND, which must become effective before human clinical trials may begin in the United States;

•	performance of adequate and well-controlled human clinical trials to establish the safety and efficacy of the product candidate for each proposed indication;

•	performance of additional studies, such as pharmacokinetics, to support the desired product label;

•	submission to the FDA of an NDA after completion of all necessary clinical trials;

•	a determination by the FDA that the NDA is sufficiently complete to be accepted for review;

•	satisfactory completion of an FDA pre-approval inspection of the manufacturing facilities at which the product is produced and tested to assess compliance with current cGMP requirements; and

•	FDA review and approval of the NDA prior to any commercial marketing or sale of the drug in the United States.

The development and approval process requires substantial time, effort and financial resources, and we cannot be certain that any approvals for our product will be granted on a timely basis, if at all.

The results of preclinical studies (which include laboratory evaluation as well as GLP studies to evaluate toxicity in animals), together with related manufacturing information and analytical data and a proposed clinical trial, are submitted as part of an IND to the FDA. The FDA must evaluate whether there is an adequate basis for testing the drug in the proposed clinical study. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the conduct of the proposed clinical trial, including concerns that human research subjects will be exposed to unreasonable health risks. In this case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. IND submissions may fail to result in FDA authorization to commence a clinical trial. A separate submission to an existing IND must also be made for each successive clinical trial conducted during product development. Further, an IRB must review and approve any clinical trial before it commences at a study site, and an IRB must monitor the study until it is completed. The FDA, an IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk. Clinical testing must satisfy extensive current cGCP requirements, which establish standards for conducting, recording data from, and reporting the results of, clinical trials. These requirements are intended to ensure that the data and reported results are credible and accurate, and that the rights, safety and well-being of study participants are protected. Requirements similar to those for a U.S. IND are also in place in the European Economic Area (EEA) and other jurisdictions in which we may conduct clinical trials.

Clinical Trials. For purposes of NDA submission and approval, clinical trials are typically conducted in the following sequential phases, which may overlap. Success in early-stage clinical trials does not ensure success in later-stage clinical trials. Additionally, data obtained from clinical activities are not always conclusive and may be subject to alternative interpretations that could delay, limit or prevent regulatory approval.

Phase 1 Clinical Trials. Studies are initially conducted in a limited population to test the product candidate for safety, dose tolerance, absorption, distribution, metabolism and excretion, typically in healthy humans, but in some cases in patients with the targeted disease or condition.

Phase 2 Clinical Trials. Studies are generally conducted in a limited patient population to identify possible AEs and safety risks, explore the initial efficacy of the product for specific targeted indications and to determine dose range or pharmacodynamics. Multiple Phase 2 clinical trials may be conducted by the sponsor to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

Phase 3 Clinical Trials. These are commonly referred to as pivotal studies. When Phase 2 evaluations demonstrate that a dose range of the product is effective and has an acceptable safety profile, Phase 3 clinical trials are undertaken in large patient populations to further evaluate dosage, provide substantial evidence of clinical efficacy and further test for safety in an expanded and diverse patient population, often at multiple, geographically dispersed clinical trial centers.

Because NO is the active ingredient in an already-approved drug, its safety under certain conditions of use has been previously established. We believe that nonclinical testing already conducted with NO may support the safety of our product, and permit us to advance quickly with our clinical studies in anticipation of a 505(b)(2) NDA.

New Drug Applications. The results of preclinical studies and clinical trials are submitted to the FDA as part of an NDA. NDAs also must contain extensive chemistry, manufacturing and control information. An NDA must be accompanied by a significant user fee, typically over a million dollars, which may be waived in certain limited circumstances. When an NDA is submitted, the FDA conducts a preliminary review to determine whether the application is sufficiently complete to be accepted for filing. If it is not, the FDA may refuse to file the application and request additional information, in which case the application must be resubmitted with the supplemental information, and review of the application is delayed. Once the submission has been accepted for filing, the FDA’s goal is to review applications within 10 months of filing or, if the application relates to an unmet medical need in a serious or life-threatening indication, six months from filing. However, the review process is often significantly extended by the FDA requests for additional information or clarification. As part of the review process, the FDA may refer the application to an advisory committee composed of independent experts for review, evaluation and a recommendation as to whether the application should be approved. Although the FDA is not bound by the recommendation of an advisory committee, the agency usually has followed these recommendations.

The FDA may determine that a Risk Evaluation and Mitigation Strategy (REMS) is necessary for approval to ensure that the benefits of a new product outweigh its risks. A REMS may include various elements, ranging from a medication guide or patient package insert to limitations on who may prescribe or dispense the drug, depending on what the FDA considers necessary for the safe use of the drug. Under the Pediatric Research Equity Act, certain applications for approval must include an assessment, generally based on clinical study data, of the safety and effectiveness of the drug in relevant pediatric populations. The FDA may waive or defer the requirement for a pediatric assessment, either at our request or by the agency’s initiative.

After completing its evaluation of the NDA and the manufacturing facilities, the FDA either approves the NDA or issues a complete response letter. A complete response letter communicates the FDA’s decision not to approve the NDA and generally outlines the deficiencies in the submission. The FDA may require substantial additional testing or information to address the deficiencies and reconsider the application. Even if this additional information and data are submitted, the FDA may decide that the NDA still does not meet the standards for approval. If and when those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA, the FDA will issue a letter approving the NDA. The FDA’s goal is to review these resubmissions in two or six months, depending on the type of information included.

An approval letter authorizes commercial marketing of the drug with specific prescribing information for a specific indication. The FDA may impose substantial post-approval commitments as a condition of NDA approval, including the completion within a specified time period of additional clinical studies (often referred to as Phase 4 or post-marketing clinical studies), additional preclinical testing or surveillance to monitor the drug’s safety or efficacy. The FDA may approve the drug for more limited indications than requested or impose labeling or distribution restrictions that can materially affect the potential marketing and profitability of the drug. Once granted, a product approval may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing. Post-approval modifications to the drug product, such as changes in indications, labeling or manufacturing processes or facilitates, may require a sponsor to conduct additional preclinical studies or clinical trials and submit a new or supplemental NDA requiring FDA approval.

A 505(b)(2) NDA typically is submitted for a product that is similar, but (unlike a generic equivalent) not identical, to an already approved product. A 505(b)(2) NDA relies to some degree on the FDA’s previous finding of safety and effectiveness for the reference product, but usually also contains new, product-specific data that address safety or effectiveness issues raised by the differences between the proposed product and the reference product. A 505(b)(2) NDA rarely leads to a finding of therapeutic equivalence, and therefore usually cannot be dispensed as a substitute for a prescription for the reference product.

A 505(b)(2) NDA applicant is required to make one of the following certifications to the FDA with regard to each patent listed for the reference product in the Orange Book (an FDA resource listing approved drug products with therapeutic equivalence evaluations): (i) the required patent information has not been filed; (ii) the listed patent has expired; (iii) the listed patent has not expired, but will expire on a particular date and approval is sought after patent expiration; or (iv) the listed patent is invalid or will not be infringed by the new product. If the listed patent concerns a method of using the approved product, the 505(b)(2) NDA applicant has another option: the applicant may “carve out,” or seek to delete from its product labeling, the patent-protected use and make a statement to that effect to the FDA. A certification that a reference product patent is invalid or will not be infringed by the proposed 505(b)(2) NDA product is commonly called a “Paragraph IV certification,” after the section of the FFDCA that provides for it. If the 505(b)(2) NDA applicant does not challenge the listed patents (or with regard to a method of use patent, does not “carve out” the protected indication), the application cannot be approved until all the listed patents claiming the reference product have expired.

A 505(b)(2) NDA applicant making a Paragraph IV certification must send notice of the Paragraph IV certification to the sponsor of the reference product NDA and the patent holder within 20 days of the application having been accepted for filing by the FDA. The reference product sponsor or patent holder may then initiate a lawsuit claiming patent infringement by the 505(b)(2) NDA product. If a suit is filed within 45 days after receipt of the Paragraph IV notice, and the subject patent was listed in the Orange Book before the 505(b)(2) NDA was submitted, the FDA may not grant final approval of the NDA or 505(b)(2) NDA until the earlier of 30 months from receipt of notice of the Paragraph IV certification, a settlement of the lawsuit that states the patent is invalid or not infringed or a decision in the case that the patent is invalid or not infringed (including a substantial determination that there is no cause of action for patent infringement or invalidity).

The Hatch-Waxman Act also provides periods of regulatory exclusivity that affect the timing of submission and approval of 505(b)(2) NDAs. If the reference product is a new chemical entity (NCE) (which generally means the active moiety was not previously approved in another product), a 505(b)(2) NDA cannot be submitted until five years after the reference product’s approval, unless the application contains a Paragraph IV certification, in which case the application may be submitted four years after the reference product’s approval, but may not receive final approval until seven and a half years after the reference product’s approval. If the reference product is not an NCE but approval of the product required submission of new clinical data (for example, to demonstrate the safety and effectiveness of a new indication, dosage form or route of administration), there is no restriction on when an NDA or 505(b)(2) NDA referencing the product may be submitted, but if the proposed product shares the characteristic(s) that necessitated the submission of clinical data by the reference product sponsor, the application cannot receive final approval until three years after the reference product’s approval.

Orphan Drug Designation and Exclusivity. Under the Orphan Drug Act, the FDA may grant orphan drug designation to products that are intended to treat rare diseases or conditions (i.e., those affecting fewer than 200,000 patients in the United States). Although orphan drug designation does not convey any advantage in the regulatory review and approval process, it can provide certain tax benefits and access to grants. Additionally, FDA user fees, which can be substantial, are waived for products that obtain orphan drug designation. Further, if a product with orphan drug designation subsequently receives FDA approval for the designated disease or condition, the product is entitled to orphan product exclusivity, which (with certain limited exceptions) blocks for seven years FDA approval of another product with the same active ingredient for the same indication.

Approval or Clearance of Medical Devices. To varying degrees, each of the regulatory agencies having oversight over medical devices, including the FDA and comparable foreign regulators, has laws and regulations governing the development, testing, manufacturing, labeling, marketing and distribution of medical devices. In the United States, medical device products are subject to regulation that is intended to ensure that the device is either safe and effective or is substantially equivalent to a previously marketed device. Medical devices are classified into one of three classes based on the level of control necessary to assure the safety and effectiveness of the device. The three classes and the requirements that apply to them are: (i) Class I General Controls, with exemptions and without exemptions, (ii) Class II General Controls and Special Controls, with exemptions and without exemptions and (iii) Class III General Controls and Premarket Marketing authorization. The class to which a device is assigned determines the process that applies for gaining marketing authorization. Most Class I devices are exempt from Premarket Notification 510(k); most Class II devices require Premarket Notification clearance under section 510(k) of the Food, Drug, and Cosmetic Act; and most Class III devices require Premarket Approval.

A brief summary overview of the three classifications is set forth below.

Exempt Class I Medical Device: Prior to marketing an exempt Class I medical device, the manufacturer must register its establishment, list the generic category or classification name of the medical device being marketed and pay a registration fee.

510(k) Clearance Process: A Class II medical device normally requires FDA clearance in the United States pursuant to the 510(k) clearance process. The 510(k) clearance process is available to medical device developers that can demonstrate that their device is substantially equivalent to a legally marketed medical device. In this process, the developer would be required to submit data that supports the equivalence claim and wait for an order from the FDA finding substantial equivalence to another legally marketed medical device before distributing the device for commercial sale. Modifications to cleared medical devices can be made without using the 510(k) process if the changes do not significantly affect safety or effectiveness.

Premarket Approval: A more rigorous and time-consuming process applicable to Class III medical devices, known as pre-market approval, or PMA, which would require the developer to independently demonstrate that a medical device is safe and effective. This is done by submitting data regarding design, materials, bench and animal testing and human clinical data for the medical device. The FDA will authorize commercial release of a Class III medical device if it determines there is reasonable assurance that the medical device is safe and effective. This determination is based on benefit outweighing risk for the population intended to be treated with the device. This process is much more detailed, time-consuming and expensive than the 510(k) clearance process.

The basic design of our delivery system will be similar to those functions used in current predicate devices. However, our therapy requires the administration of a higher concentration of NO than is currently approved by the FDA. Therefore, the FDA could reject a Class II-510(k) and declare it not substantially equivalent to a legally marketed device, and set it on the regulatory path of Class III-PMA.

Pediatric Exclusivity. The FFDCA provides for six months of additional exclusivity and patent protection if an NDA sponsor submits pediatric data that fairly respond to a written request from the FDA for these data. The data do not need to show the product to be effective in the pediatric population studied; rather, if the clinical trial is deemed to fairly respond to the FDA’s request, the additional protection is granted. If reports of requested pediatric studies are submitted to and accepted by the FDA within the statutory time limits, whatever statutory or regulatory periods of exclusivity or Orange Book listed patent protection cover the drug are extended by six months. This is not a patent term extension, but it effectively extends the regulatory period during which the FDA cannot approve a 505(b)(2) NDA application owing to regulatory exclusivity or listed patents.

Continuing Regulation of Approved or Cleared Drugs and Medical Devices. Products manufactured or distributed pursuant to FDA approval or clearance are subject to continuing regulation by the FDA, including requirements for ongoing recordkeeping, annual product quality review, annual reporting, post-market surveillance requirements, post-market study commitments, drug adverse experience reporting in a timely fashion, maintenance of pharmacovigilance program to proactively monitor for adverse events and medical device reporting regulations, which require that manufacturers comply with FDA requirements to report if their device may have caused or contributed to a death or serious injury or has malfunctioned in a way that would likely cause or contribute to a death or serious injury if the malfunction of the device or a similar device were to recur.

Good Manufacturing Practices and Quality System Regulation. Companies engaged in the manufacture of finished drug products, medical devices or their components are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with ongoing regulatory requirements. Drugs and medical devices must comply with cGMP and QSR requirements. These requirements impose certain procedural and documentation requirements upon us and our third-party manufacturers related to the methods used in and the facilities and controls used for designing, manufacturing, packaging, labeling, storing, drugs and medical devices. Following these inspections, the FDA may assert noncompliance with cGMP or QSR requirements on a Form 483, which is a report of observations from an inspection, or by way of “untitled letters” or “warning letters” that could cause us or any third-party manufacturers to modify certain activities. A Form 483 notice, if issued at the conclusion of an FDA inspection, can list conditions the FDA investigators believe may have violated cGMP, QSR or other FDA requirements. We cannot be certain that we or our present or any future third-party manufacturers or suppliers will be able to comply with cGMP, QSR or other FDA regulatory requirements to the agency’s satisfaction. Failure to comply with these obligations may lead to possible legal or regulatory enforcement action by the FDA, such as suspension of manufacturing, operating restrictions, seizure or recall of product, injunctive action, withdrawal of approval or clearance, import detention, refusal or delay in approving or clearing new products or supplemental applications, fines, civil penalties and criminal prosecution.

Advertising and Promotion. The FDA and other regulatory agencies closely regulate the post-approval marketing and promotion of drugs and medical devices, including standards and regulations for direct-to-consumer advertising, communications about unapproved uses, industry- sponsored scientific and educational activities and promotional activities involving the internet. Drugs and devices may be marketed only for the approved or cleared indications and in accordance with the provisions of the approved or cleared label.

Healthcare providers are permitted to prescribe approved drugs for “off-label” uses—that is, uses not approved by the FDA and therefore not described in the product’s labeling. These off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, impose stringent restrictions on manufacturers’ communications regarding off-label use. Thus, we may market our products, if approved by the FDA, only for their approved indications, but under certain conditions may engage in non-promotional, balanced communication regarding off-label uses. Failure to comply with applicable FDA requirements and restrictions in this area may subject us to adverse publicity and a variety of sanctions, which could harm our business and financial condition.

Anti-Kickback, False Claims Act and Other Laws. In addition to the FDA’s ongoing post-approval regulation of drugs, devices and combination products discussed above, several other types of laws and regulations, subject to differing enforcement regimes, govern advertising and promotion. In recent years, promotional activities regarding FDA-regulated products have come under intense scrutiny and have been the subject of enforcement action brought by the Department of Justice and the Office of Inspector General of the Department of Health and Human Services, as well as state authorities and even private individuals.

A development affecting the healthcare industry is the increased use of the federal civil False Claims Act to impose liability on any person or entity that, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment by a federal healthcare program. In addition, many states have enacted false claim laws similar to the federal False Claims Act. If certain conditions are met, the False Claims Act allows a private individual (typically a “whistleblower”) to bring a civil action on behalf of the federal government and to share in any monetary recovery. Engaging in impermissible promotion of our products for off-label uses can subject us to false claims litigation under federal and state statutes, which can lead to civil money penalties, restitution, criminal fines and imprisonment and exclusion from participation in Medicare, Medicaid and other federal and state health care programs In recent years, the number of suits brought by private individuals against pharmaceutical and device companies for off-label promotion has increased dramatically.

The federal Anti-Kickback statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce or in return for purchasing, leasing, ordering or arranging for the purchase, lease or order of any healthcare item or service reimbursable under Medicare, Medicaid or other federally financed healthcare programs. This statute has been interpreted to apply to arrangements between pharmaceutical or device manufacturers, on the one hand, and prescribers, purchasers and formulary managers on the other. Violations are punishable by imprisonment, criminal fines, civil monetary penalties and exclusion from participation in federal healthcare programs. Any sales or marketing practices that involve remuneration intended to induce prescribing, purchases or recommendations may be subject to scrutiny under the Anti-Kickback statute. Many states have likewise adopted state anti-kickback statutes and enforcement has been significant.

A host of other laws and regulations govern the advertising and promotion of drugs and devices. The federal Sunshine Law, which is part of the Health Care Reform Law, each enacted in March 2010, imposes federal “sunshine” provisions, requiring annual reporting of various types of payments to physicians and teaching hospitals. Centers for Medicare & Medicaid Services (CMS) published the first set of data about these financial relationships on its website on September 30, 2014. Inaccurate or incomplete reports may be subject to enforcement. Like the federal Sunshine Law, several states have existing laws that require manufacturers to report transfers of value to select healthcare providers licensed within the state. Additionally, other laws such as the federal Lanham Act and similar state laws allow competitors and others to initiate litigation relating to advertising claims. Additionally, the FCPA and local laws of other countries potentially implicate the sale and marketing of drugs and devices internationally. This complex patchwork of laws can change rapidly with relatively short notice.

Environmental Laws. Elements of our potential products may be classified as hazardous materials, subject to regulation by the Department of Transportation, the International Air Transportation Association, the International Maritime Organization, the Environmental Protection Agency and the Occupational Safety and Health Administration, which may impose various requirements pertaining to the way we manufacture, transport, store, handle and dispose of our products.

European Regulation. In order for our products to be marketed and sold in the EEA, we must obtain the required regulatory approvals and comply with the extensive regulations regarding safety, manufacturing processes and quality requirements of the respective countries. These regulations, including the requirements for approvals to market, and the various regulatory frameworks may differ. In addition, there may be foreign regulatory barriers other than approval or clearance.

Medicinal Product Approval. In the EEA, we expect our products to be regulated as a combination drug-delivery device product falling within the scope of Directive 2001/83/EC, commonly known as the Community Code on medicinal products. Under this Directive, we are required to obtain a marketing authorization for our products before they are placed on the market. Medicinal products must be authorized in one of two ways, either through the decentralized procedure or mutual recognition procedure by the competent authorities of the EEA Member States, or through the centralized procedure by the European Commission following a positive opinion by the EMA. The authorization process is essentially the same irrespective of which route is used, and requires us to demonstrate the quality, safety and efficacy of the NO delivered to the patient by our product. We are also required to demonstrate that the drug delivery component of our products complies with the relevant Essential Requirements contained in Annex I to the Medical Devices Directive.

Innovative medicinal products are authorized in the EEA on the basis of a full marketing authorization application that must contain the results of pharmaceutical tests, pre-clinical tests and clinical trials conducted with the medicinal product for which marketing authorization is sought, and demonstrating the product’s quality, safety and efficacy. Once approved, an innovative medicinal product is entitled to eight years of data exclusivity. During this period, no application for approval of a generic version of the innovative product relying on data contained in the marketing authorization dossier for the innovative product may be submitted. Innovative medicinal products are also entitled to ten years of market exclusivity. During this 10-year period, no generic medicinal product can be placed on the EU market. The 10-year period of market exclusivity can be extended to a maximum of 11 years if, during the first eight years of those ten years, the holder of the marketing authorization for the innovative product obtains an authorization for one or more new therapeutic indications that are held to bring a significant clinical benefit in comparison with existing therapies.

After expiration of the data exclusivity period, an application for marketing authorization for a generic version of an approved innovative medicinal product may be submitted. Such an application does not contain data demonstrating the proposed product’s quality, safety and efficacy, but instead relies on the data in the dossier for the related innovative product, and a demonstration that the two products are the same and bioequivalent. If approved, the generic product may not be placed on the market until expiration of the 10-year marketing exclusivity period for the innovative medicinal product.

A marketing application for a product that, although similar to an approved medicinal product does not qualify as a generic, may also seek to rely to some degree on the data in the dossier for the approved product. As with a generic product, the application may not be submitted until expiration of the data exclusivity period, and the product, if approved, may not be placed on the market until expiration of the market exclusivity period. Such an application must also contain data specific to the proposed product, however. The extent to which such a “hybrid” application requires new data is determined on a case-by-case basis by the competent authorities, based on the differences between the innovative medicinal product and the medicinal product subject to the hybrid application for marketing authorization. The purpose of the pre-clinical tests and clinical trials is to generate additional data that complement the data relating to the innovative medicinal product and to demonstrate the quality, safety and efficacy of the medicinal product for which authorization is sought.

Because an NO formulation is already authorized in the EEA for treating pulmonary hypertension, we expect to be able to seek marketing authorization for our products under the “hybrid” approach described in the previous paragraph. We anticipate that the hybrid application for marketing authorization will require the successful completion of limited studies confirming the quality, safety and efficacy of the NO formulation delivered using our proprietary delivery technology.

Continuing Regulation. As in the United States, marketing authorization holders and manufacturers of medicinal products are subject to comprehensive regulatory oversight by the EMA and/or the competent authorities of the EEA Member States. This oversight applies both before and after grant of manufacturing and marketing authorizations. It includes control of compliance with EU GMP rules and pharmacovigilance rules.

In the EEA, the advertising and promotion of our products will also be subject to EEA Member States’ laws concerning promotion of medicinal products, interactions with physicians, misleading and comparative advertising and unfair commercial practices, as well as other EEA Member State legislation that may apply to the advertising and promotion of medicinal products. These laws require that promotional materials and advertising in relation to medicinal products comply with the product’s Summary of Product Characteristics (SmPC), as approved by the competent authorities. The SmPC is the document that provides information to physicians concerning the safe and effective use of the medicinal product. Promotion of a medicinal product that does not comply with the SmPC is considered to constitute off-label promotion, which is prohibited. The applicable laws at the EU level and in the individual EEA Member States also prohibit the direct-to-consumer advertising of prescription-only medicinal products. Violations of the rules governing the promotion of medicinal products in the EEA could be penalized by administrative measures, fines and imprisonment. These laws may further limit or restrict the advertising and promotion of our products to the general public and may also impose limitations on our promotional activities with health care professionals.

Interactions between pharmaceutical companies and physicians are also governed by strict laws, regulations, industry self-regulation codes of conduct and physicians’ codes of professional conduct in the individual EEA Member States. The provision of benefits or advantages to physicians to induce or encourage the prescription, recommendation, endorsement, purchase, supply, order or use of medicinal products is prohibited. The provision of benefits or advantages to physicians is also governed by the national anti-bribery laws of the EEA Members states, including the UK Bribery Act 2010. Payments made to physicians in certain EEA Member States must be publicly disclosed. Moreover, agreements with physicians must often be the subject of prior notification and approval by the physician’s employer, his/her competent professional organization and/or the competent authorities of the individual EEA Member States. These requirements are provided in the national laws, industry codes or professional codes of conduct, applicable in the EEA Member States.

Pricing and Reimbursement. Each EEA Member State is free to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices and/or reimbursement levels of medicinal products for human use. An EEA Member State may approve a specific price or level of reimbursement for the medicinal product, or alternatively adopt a system of direct or indirect controls on the profitability of the company responsible for placing the medicinal product on the market, including volume-based arrangements and reference pricing mechanisms.

Health technology assessment (HTA) of medicinal products is becoming an increasingly common part of the pricing and reimbursement procedures in some EEA Member States, particularly the United Kingdom, France, Germany and Sweden. The HTA process in each EEA Member State is governed by the national laws of the country. HTA is the procedure according to which an assessment is conducted of the public health impact, therapeutic impact and the economic and societal impact of use of a given medicinal product in the national healthcare systems of the individual country. HTA generally focuses on the clinical efficacy and effectiveness, safety, cost and cost-effectiveness of individual medicinal products, as well as their potential implications for the healthcare system. Those elements of medicinal products are compared with other treatment options available on the market. The outcome of HTA regarding specific medicinal products will often influence the pricing and reimbursement status granted to these medicinal products by the competent authorities of individual EEA Member States. The extents to which pricing and reimbursement decisions are influenced by the HTA of the specific medicinal product vary between EEA Member States.

Data Privacy Regulation. The collection and use of personal health data in the EEA is governed by the provisions of the Data Protection Directive. This Directive imposes a number of requirements relating to the consent of the individuals to whom the personal data relates, the information provided to the individuals, notification of data processing obligations to the competent national data protection authorities and the security and confidentiality of the personal data. The Data Protection Directive also imposes strict rules on the transfer of personal data out of the EEA to the United States. Failure to comply with the requirements of the Data Protection Directive and the related national data protection laws of the EEA Member States may result in fines.

Orphan Designation and Exclusivity. In the European Union, the Committee for Medicinal Products for Human Use grants orphan drug designation to promote the development of products that are intended for the diagnosis, prevention or treatment of life-threatening or chronically debilitating conditions affecting not more than five in 10,000 persons in the European Union Community and for which no satisfactory method of diagnosis, prevention or treatment has been authorized (or the product would be a significant benefit to those affected). Additionally, designation is granted for products intended for the diagnosis, prevention or treatment of a life-threatening, seriously debilitating or serious and chronic condition and when, without incentives, it is unlikely that sales of the drug in the European Union would be sufficient to justify the necessary investment in developing the medicinal product.

In the European Union, orphan drug designation entitles a party to financial incentives such as reduction of fees or fee waivers and ten years of market exclusivity is granted following medicinal product approval. This period may be reduced to six years if the orphan drug designation criteria are no longer met, including where it is shown that the product is sufficiently profitable not to justify maintenance of market exclusivity.

Orphan drug designation must be requested before submitting an application for marketing approval. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.

Exceptional Circumstances/Conditional Approval. Orphan medicinal product or products for unmet medical needs may be eligible for EU approval under exceptional circumstances or with conditional approval. Approval under exceptional circumstances is applicable to orphan products and is used when an applicant is unable to provide comprehensive data on the efficacy and safety under normal conditions of use because the indication for which the product is intended is encountered so rarely that the applicant cannot reasonably be expected to provide comprehensive evidence, when the present state of scientific knowledge does not allow comprehensive information to be provided, or when it is medically unethical to collect such information. Conditional marketing authorization is applicable to orphan medicinal products, medicinal products for seriously debilitating or life- threatening diseases or medicinal products to be used in emergency situations in response to recognized public threats. Conditional marketing authorization can be granted on the basis of less complete data than is normally required in order to meet unmet medical needs and in the interest of public health, provided the risk-benefit balance is positive, it is likely that the applicant will be able to provide the comprehensive clinical data, and unmet medical needs will be fulfilled.

Conditional marketing authorization is subject to certain specific obligations to be reviewed annually.

Other Regulations. We are also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. We may incur significant costs to comply with such laws and regulations now or in the future.

Regulation in Israel. In order to conduct clinical testing on humans in the State of Israel, special authorization must first be obtained from the ethics committee and general manager of the institution in which the clinical studies are scheduled to be conducted, as required under the Guidelines for Clinical Trials in Human Subjects implemented pursuant to the Israeli Public Health Regulations (Clinical Trials in Human Subjects), as amended from time to time, and other applicable legislation. These regulations require authorization by the institutional ethics committee and general manager as well as from the Israeli Ministry of Health, except in certain circumstances, and in the case of genetic trials, special fertility trials and complex clinical trials, an additional authorization of the Ministry of Health’s overseeing ethics committee. The institutional ethics committee must, among other things, evaluate the anticipated benefits that are likely to be derived from the project to determine if it justifies the risks and inconvenience to be inflicted on the human subjects, and the committee must ensure that adequate protection exists for the rights and safety of the participants as well as the accuracy of the information gathered in the course of the clinical testing. Since we perform a portion of the clinical studies on certain of our therapeutic candidates in Israel, we are required to obtain authorization from the ethics committee and general manager of each institution in which we intend to conduct our clinical trials, and in most cases, from the Israeli Ministry of Health.

SECURITY OWNERSHIP OF
 CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our Common Stock of June 2, 2017 by each person known by us to beneficially own more than 5.0% of any class of our voting securities together with:

—	each of our directors;

—	each of our named executive officers; and

—	all of our directors and executive officers as a group.

The percentages of Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Except as indicated in the footnotes to this table, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned. Percentage computations are based on 6,290,664 shares of our Common Stock outstanding as of June 2, 2017.

Under the terms of the Warrants, including the warrants issued by us pursuant to the Merger in exchange for the AIT Ltd. warrants issued in the Israeli Private Placement, no holder may exercise a Warrant to the extent such exercise would cause such holder, together with its affiliates and any other persons acting as a group with such holder or any of its affiliates, to have acquired a number of shares of Common Stock which would exceed 4.99% (subject to  increase 9.985% on 61 days’ notice and otherwise in accordance with the Warrants) of our then outstanding Common Stock, excluding for purposes of such determination shares of Common Stock issuable upon exercise of Warrants that have not been exercised.  We refer to the foregoing limitation as the “Ownership Cap”.  The share numbers in the table below do not reflect the Ownership Cap, but the figures contained in the “Percentage of Outstanding Shares” column reflect the Ownership Cap.

Name and Address of Beneficial Owner(1)	Number of Shares		Percentage of Outstanding Shares(2)
5% Owners
Deerfield Special Situations Fund, L.P.	1,250,001	(3)	6.6%
Mor Research Applications	358,433	(4)	5.7%
Executive Officers and Directors
Ron Bentsur	556,391	(5)	8.8%
Amir Avniel	526,272	(6)	8.3%
Yossef Av-Gay	367,135	(7)	5.8%
David Grossman	9,823	(8)	*
Ari Raved	744,842	(9)	11.6%
Steven A. Lisi	489,287	(10)	7.7%
Hai Aviv	–		–

Executive Officers and Directors as a Group (Seven persons)	2,693,750		42.2%

*	Less than one percent (1.0%).

(1)	The address of these persons, unless otherwise noted, is c/o AIT Therapeutics, Inc., 2 Ilan Ramon, Science Park, Ness Ziona, 7403635, Israel.

(2)
Shares of Common Stock beneficially owned and the respective percentages of beneficial ownership of Common Stock includes for each person or entity shares issuable on the exercise of all options and warrants and the conversion of other convertible securities beneficially owned by such person or entity that are currently exercisable or will become exercisable or convertible within 60 days following June 2, 2017. Such shares, however, are not included for the purpose of computing the percentage ownership of any other person.

(3)
Includes 833,334 shares of Common Stock issuable upon exercise of Warrants without giving effect to the Ownership Cap. Deerfield Mgmt., L.P. is the general partner of Deerfield Special Situations Fund, L.P.  Deerfield Management Company, L.P. is the investment manager of Deerfield Special Situations Fund, L.P.  Mr. James E. Flynn is the sole member of the general partner of each of Deerfield Mgmt., L.P. and Deerfield Management Company, L.P.  Deerfield Mgmt., L.P., Deerfield Management Company, L.P. and James E. Flynn may be deemed to beneficially own the securities held by Deerfield Special Situations Fund, L.P. The business address of Deerfield Special Situations Fund, L.P. is c/o Deerfield Management Company, L.P., 780 Third Avenue, 37th Floor, New York, NY 10017.

(4)	Includes 16,666 shares of common stock issuable upon exercise of Warrants.

(5)	Includes 50,000 shares of common stock issuable upon exercise of Warrants.

(6)
Includes 43,334 shares of common stock issuable upon exercise of Warrants. Also includes 32,666 shares of common stock held by Dandelion Investments Ltd., over which Mr. Avniel has sole voting and dispositive power.

(7)	Includes 3,332 shares of common stock issuable upon exercise of Warrants.

(8)	Includes 8,157 shares of common stock issuable upon exercise of Warrants.

(9)	Includes 116,666 shares of common stock issuable upon exercise of Warrants.

(10)	Includes 83,334 shares of common stock issuable upon exercise of Warrants.

SELLING STOCKHOLDERS

The following table sets forth the name of each selling stockholder and the number of shares of Common Stock that each selling stockholder may offer pursuant to this prospectus. The shares of Common Stock offered by the selling stockholders hereunder were acquired by the selling stockholders in the March 2017 Private Placement on March 31, 2017.  The shares of Common Stock offered by the selling stockholders hereunder consist of 110,494 currently outstanding shares of Common Stock and 220,988 shares of Common Stock issuable upon the exercise of Warrants. Except as otherwise indicated, we believe that each of the selling stockholders listed below has sole voting and investment power with respect to such shares, subject to community property laws, where applicable. Unless otherwise noted, the address of each stockholder is c/o AIT Therapeutics, Inc., 2 Ilan Ramon, Science Park, Ness Ziona, 7403635, Israel.

Except as noted in the table below or elsewhere in this prospectus, none of the selling stockholders has had a material relationship with us other than as a stockholder at any time within the past three years or has ever been one of our or our affiliates’ officers or directors. Each of the selling stockholders has acquired its shares of our Common Stock to be resold hereunder in the ordinary course of business and, at the time of acquisition, none of the selling stockholders was a party to any agreement or understanding, directly or indirectly, with any person to distribute the shares of our Common Stock to be resold by such selling stockholder under this registration statement.

Because a selling stockholder may sell all, some or none of the shares of Common Stock it holds, and because the offering contemplated by this prospectus is not underwritten, no estimate can be given as to the number of shares of Common Stock that will be held by a selling stockholder upon termination of the offering. The information set forth in the following table regarding the beneficial ownership after resale of shares is based upon the hypothetical assumption that the selling stockholders will sell all of the shares of Common Stock owned by it and covered by this prospectus.

In accordance with the rules and regulations of the SEC, in computing the number of shares of Common Stock (as applicable) beneficially owned by a person and the percentage ownership of that person, shares issuable through the exercise of any option, warrant or right, through conversion of any security held by that person that are currently exercisable or that are exercisable within 60 days are included. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.

The share numbers in the second column of the table below do not reflect the Ownership Cap.  See “Security Ownership of Certain Beneficial Owners and Management” above

	Shares Owned Prior to the Offering	Number of Shares Offered	Shares Owned After the Offering
Name	Number	Shares	Number	Percent(1)
Alois Praxmarer & Sandra Praxmarer (2)	15,000	15,000	0	*
Ashok Suppiah (3)	24,999	24,999	0	*
Ayman Baki (4)	9,999	9,999	0	*
Bruce D. Singleton (5)	21,000	21,000	0	*
David Levine (6)	24,999	24,999	0	*
James W. Lees (7)	24,999	24,999	0	*
Jan J. Laskowski & Sofia M. Laskowski (8)	15,000	15,000	0	*
John Molter (9)	12,498	12,498	0	*
Michael L. Turner (10)	12,498	12,498	0	*
Robert N. Blank (11)	12,498	12,498	0	*
Robert Dunn & Judy Dunn (12)	24,999	24,999	0	*
Ronald A. Soicher (13)	25,500	25,500	0	*
Ronald J. Woodward (14)	7,500	7,500	0	*
Stephen Park & Tracy Park (15)	12,498	12,498	0	*
Sterne Agee & Leach Inc. C/f Brian M. Smith R/O IRA (16)	24,999	24,999	0	*
Sterne Agee & Leach Inc. C/f John Sommer IRA (17)	37,500	37,500	0	*
Volkhard Bregulla (18)	12,498	12,498	0	*
William Wade Brawley (19)	12,498	12,498	0	*

*	Less than one percent.

(1)	Based on 6,290,664 shares issued and outstanding as of June 2, 2017.

(2)	Includes 10,000 shares of common stock issuable upon exercise of Warrants.

(3)	Includes 16,666 shares of common stock issuable upon exercise of Warrants.

(4)	Includes 6,666 shares of common stock issuable upon exercise of Warrants.

(5)	Includes 14,000 shares of common stock issuable upon exercise of Warrants.

(6)	Includes 16,666 shares of common stock issuable upon exercise of Warrants.

(7)	Includes 16,666 shares of common stock issuable upon exercise of Warrants.

(8)	Includes 10,000 shares of common stock issuable upon exercise of Warrants.

(9)	Includes 8,332 shares of common stock issuable upon exercise of Warrants.

(10)	Includes 8,332 shares of common stock issuable upon exercise of Warrants.

(11)	Includes 8,332 shares of common stock issuable upon exercise of Warrants.

(12)	Includes 16,666 shares of common stock issuable upon exercise of Warrants.

(13)	Includes 17,000 shares of common stock issuable upon exercise of Warrants.

(14)	Includes 5,000 shares of common stock issuable upon exercise of Warrants.

(15)	Includes 8,332 shares of common stock issuable upon exercise of Warrants.

(16)	Includes 16,666 shares of common stock issuable upon exercise of Warrants.

(17)	Includes 25,000 shares of common stock issuable upon exercise of Warrants.

(18)	Includes 8,332 shares of common stock issuable upon exercise of Warrants.

(19)	Includes 8,332 shares of common stock issuable upon exercise of Warrants.

MANAGEMENT

Directors and Executive Officers

The table below sets forth the name, age and position of each of our directors and executive officers and certain other non-executive officer members of our scientific and drug development team in each case as of the date of this prospectus. Each of the directors and executive officers listed below joined AITT upon the closing of the Merger on January 13, 2017, other than Mr. Aviv, who joined the Company as Chief Financial Officer on February 28, 2017.

Name	Age	Position
Steven A. Lisi	46	Chairman of the Board of Directors
Amir Avniel	43	President and Chief Executive Officer and Director
Hai Aviv	35	Chief Financial Officer
Ron Bentsur	50	Director
David Grossman	42	Director
Ari Raved	62	Director
Yossef Av-Gay	55	Director

Steven A. Lisi, Chairman of the Board

Steven Lisi has served on our Board since January 13, 2017, and has served on the Board of AIT Ltd., our wholly-owned subsidiary, since June, 2016. Mr. Lisi was previously Senior Vice President of Business and Corporate Development at Flamel Technologies (FLML), where he was instrumental in restructuring the company and transforming it from $100,000,000 in enterprise value to $1 billion in three years. Mr. Lisi raised $121 million in equity, led the sale of Flamel’s contract manufacturing facility, rationalized the product pipeline, refocused the business development effort, transformed the investor base and established Flamel’s presence in Ireland. Prior to his position with Flamel, Mr. Lisi spent 18 years investing in healthcare companies on a global basis at Mehta and Isaly (now OrbiMed), SAC Capital (portfolio manager), Millennium Partners (portfolio manager), Panacea Asset Management (co-owner) and Deerfield Management (Partner). Mr. Lisi serves on the Board of Mico Innovations, a next generation coronary and neurovascular stent company and on the Board of Incysus Ltd, a transformational cell therapy company targeting solid tumors. Mr. Lisi received his Masters in International Business from Pepperdine University.

Ron Bentsur, Director

Ron Bentsur joined AIT Ltd. in August 2015 and serves as a director. Mr. Bentsur has served as Chief Executive Officer and Director of UroGen Pharma, Ltd. since August 2015. From 2009 through April 2015, Mr. Bentsur served as Chief Executive Officer and Director of Keryx Biopharmaceuticals, Inc. Mr. Bentsur’s tenure as CEO of Keryx Biopharmaceuticals culminated in the September 2014 FDA approval of AuryxiaTM (ferric citrate) and its December 2014 U.S. launch. Prior to joining Keryx Biopharmaceuticals, Inc., from 2006 to 2009, Mr. Bentsur served as Chief Executive Officer of XTL Biopharmaceuticals, Ltd. Prior to that, Mr. Bentsur served as Vice President Finance and Chief Financial Officer of Keryx Biopharmaceuticals, Inc., as Director of Technology Investment Banking at Leumi Underwriters, where he was responsible for all technology and biotechnology private placement and advisory transactions, and as a New York City-based investment banker, primarily at ING Barings Furman Selz. Mr. Bentsur holds a B.A. in Economics and Business Administration with distinction from the Hebrew University of Jerusalem and an M.B.A., magna cum laude, from New York University’s Stern Graduate School of Business. Mr. Bentsur also serves as Director of Stemline Therapeutics, Inc.

Amir Avniel, Chief Executive Officer and Director

Amir Avniel has served on AIT Ltd.’s Board since 2011 and became AIT Ltd.’s Chief Executive Officer in August 2014. He has served on our Board and became our Chief Executive Officer on January 13, 2017. He has more than ten years of management experience in the biotechnology industry. From 2013 through 2014, Mr. Avniel served as Strategy and Business Development of A.B. Seeds, a wholly owned subsidiary of Monsanto Company. Mr. Avniel served as the Chief Executive Officer of Rosetta Green Ltd. from 2010 through 2013 and led Rosetta Green in its acquisition by Monsanto. He also served as the president and the Chief Executive Officer of Rosetta Genomics from 2006 to 2009, and Mr. Avniel is a named inventor in over 20 patent applications. He studied computer science at the Academic College of Tel Aviv - Jaffa Israel and earned a Bachelor’s degree in Social Sciences and Humanities - from Open University in Israel. Prior to his academic studies, he served as an officer in the Israel Defense Force, where he was awarded four commendations for excellence.

Ari Raved, Director

Mr. Ari Raved served as a Senior Vice President of IDB Development Corporation Limited., a subsidiary of IDB Holding Corp. Ltd. from 2004 to 2014. Mr. Raved served as the Vice President of IDB Development Corporation. He served as the Chairman of Bartan Holdings and Investments Ltd. from 2006 to 2014. He serves as a Director of Modiin Energy Limited Partnership. Mr. Raved has been a Director of the Company. since 2012. He served as a Director of Property & Building Corp. Ltd., from May 15, 2012 to December 14, 2015. He served as a Director of Gav-Yam Land Corporation Ltd. He served as a Director of Modiin Energy - LP.from 2006 until 2014 he was the Chairman of the Board at Bartan Holdings and Investments Ltd. Mr. Raved holds a Degree in Social Sciences and Masters of Arts in Labor Studies from Tel Aviv University.

David Grossman, Director

David Grossman has served on AIT Ltd’s board since February 2016 and our Board since January 13, 2017. Mr. Grossman serves on Ltd’s audit committee and compensation committees and we intend to have him serve in the same capacities with us once we form those Board committees. Since 2016, Mr. Grossman has served as Chairman of the Board and Chief Executive Officer at D-Pharm Ltd. (TASE: DPRM). Since 2015, Mr. Grossman has served on the board of Amnis Therapeutics Ltd. (TASE: AMNS) (formerly ITGI Medical Ltd.) and since 2014 is an External Director at Cellect Biotechnology Ltd. (NASDAQ, TASE: APOP). From 2014 to 2016, Mr. Grossman served as the Chairman of Algomizer Ltd. (TASE: ALMO). Mr. Grossman previously served as Chief Executive Officer at XTL Biopharmaceuticals Ltd. (NASDAQ: XTLB, TASE: XTL), from 2009 until 2014 and was also a member of the board from 2009 until 2013. He served as a Vice President of Eurocom Investments LP, a private equity fund, from 2006 to 2009. Also during that time, Mr. Grossman served as Vice President of Sahar Investments Ltd, (TASE: ENLT; formerly SAIN) which focused on investments in the life sciences arena. Prior to that, Mr. Grossman was a Senior Analyst at Israel Health Care Ventures (IHCV), an Israeli healthcare venture capital fund. Mr. Grossman has previously served on a number of boards of public companies including Proteologics Ltd. (TASE: PRTL) and InterCure Ltd. (TASE: INCR) from 2012 to 2013, Rosetta Green Ltd. (TASE: RSTG) from 2011 to 2014, Bio Light Israeli Life Science Investments Ltd. (TASE: BOLT) from 2009 to 2011, and Gilat Satcom Ltd. (AIM: GLT) from 2007 to 2008. Mr. Grossman received a BA in Business Administration with a focus on information technology, from the Interdisciplinary Center Herzliya.

Yossef Av-Gay, Director

Professor Yossef Av-Gay, PhD, co-founded AIT Ltd. in 2011 and became a director of AIT Ltd. at that time. Prof. Av-Gay became AIT Ltd’s Chief Scientific Officer in 2012, and was AIT Ltd’s Chairman from January 2014 until July 2015. He has been a professor of microbiology at the UBC, Faculty of Medicine and the Division of Infectious Diseases since 1997. He is engaged in basic research in microbial genetics and biochemistry of microorganisms, and his research focuses on translational research of bacterial pathogens aiming at antimicrobial drug development. He is a consultant to several pharmaceutical and biotechnology companies, and is a member of the scientific review panels of the Canadian Institute of Health Research (since 2010), the French Agence Nationale de la Rechereche (since 2008), Innovative Medicine Innovations, the U.S. National Institutes of Health (since 2010), the European Commission FP6, FP7 (since 2002) and Horizon 2020 (since 2014). Dr. Av-Gay received a B.Sc. in biology, a M.Sc. in microbiology and a Ph.D. in molecular microbiology from Tel Aviv University.

Hai Aviv, Chief Financial Officer

Mr. Aviv joined the Company from Babylon Ltd., a publicly-traded Israeli company listed on the Tel Aviv Stock Exchange and operating in the fields of internet, risk capital investments and software, where he was most recently the Chief Financial Officer. In his role he was actively involved in mergers, acquisitions, and investments. From 2010 to 2013, Mr. Aviv was Babylon’s Corporate Controller. From 2005 to 2010, he was a manager at the Ernst & Young Accounting Firm of Kost Forer, Gabbay & Kasierer, in Tel Aviv, working predominantly with the high-tech team. Mr. Aviv is a Certified Public Accountant, and holds a Bachelor of Arts degree in Business and Accounting, and an MBT in Business and Taxation from The College of Management, Israel.

Term of Office of Directors

Our directors are elected at each annual meeting of stockholders for a term of one year. Each director shall serve until his successor is duly elected and qualified or until his earlier death, resignation or removal.

Family Relationships

There are no family relationships among any of our current or former directors or executive officers.

Involvement in Certain Legal Proceedings

None of our directors, executive officers, significant employees, promoters or control persons has been involved in any legal proceeding in the past ten years that would require disclosure under Item 401(f) of Regulation S-K promulgated under the Securities Act.

Committees of the Board of Directors

Our Board of Directors has not established a separate standing audit committee within the meaning of Section 3(a)(58)(A) of the Exchange Act or separate standing nominating or compensation committees, or committees performing similar functions, nor has it adopted charters for any such committee. Due to the present and prior size of our Board of Directors, our Board of Directors believes that it is not necessary to have separate standing audit, nominating or compensation committees at this time because the functions of each such committee are adequately performed by our full Board of Directors. However, we anticipate that our Board of Directors will form separate standing audit, nominating and compensation committees, with the audit committee including an audit committee financial expert and the audit and compensation committees consisting solely of independent directors, if and when our Board of Directors determines that the establishment of such committees is advisable as we seek to further develop our business and operations and potentially expand the size of our Board of Directors.

Nominations to the Board of Directors

Director candidates are considered based upon various criteria, including without limitation their broad- based business and professional skills and experiences, knowledge of the industry in which we operate and ability to add perspectives relating to that industry, expertise in the precision medicine biotechnology field, concern for the long- term interests of our stockholders, diversity, and personal integrity and judgment. Our Board of Directors has a critical role in guiding our strategic direction and overseeing the management of our business, and accordingly, we seek to attract and retain highly qualified directors who have sufficient time to engage in the activities of our Board of Directors and to understand and enhance their knowledge of our industry and business plans.

Stockholder Communications

Although we do not have a formal policy regarding stockholder communications with our Board of Directors, stockholders may communicate with our Board of Directors, or any individual director on our Board of Directors, by writing to us at the address of our principal executive offices, addressing the communication to the attention of our Chief Executive Officer, and specifying the Board of Directors or, if applicable, the individual member thereof as the intended recipient of the communication.

Board Leadership Structure

We separate the roles of Chairman of the Board and Chief Executive Officer, which we believe is appropriate given the differences between the two roles. Ron Bentsur serves as Chairman of the Board of Directors, and Amir Avniel serves as our Chief Executive Officer. Mr. Avniel sets the strategic direction for the company and provides day-to-day leadership. As Chairman of the board of directors, Mr. Bentsur provides guidance to the Chief Executive Officer and oversees the agenda for board meetings in collaboration with the other board members.

Board’s Role in Risk Oversight

The board of directors oversees our exposure to risk through its interaction with management and receipt from management of periodic reports outlining matters related to financial, operational, regulatory, legal and strategic risks. Risk assessment and oversight are an integral part of our governance and management processes. Our board of directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the board of directors at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies and presents the steps taken by management to mitigate or eliminate such risks.

Compensation of Executive Officers and Directors

The aggregate compensation, including share-based compensation, paid by us to our directors and executive officers with respect to the year ended December 31, 2016 was approximately $599,000. This amount includes approximately $22,000 set aside or accrued to provide pension, severance, retirement or similar benefits or expenses, but does not include business travel, relocation, professional and business association due and expenses reimbursed to office holders and other benefits commonly reimbursed or paid by companies in our industry.

As of December 31, 2016, 129,909 options and 11,781 restricted shares were issued to executive officers and directors as a group. In addition, restricted shares have been granted to two members of the Company’s Board of Directors which will be legally vested only upon consummation of an initial public offering.

Executive Compensation

The following table sets forth all of the compensation awarded to, earned by or paid to our named executive officers for the years ended December 31, 2016 and 2015.

Name and Principal Position	Year	Salary Cost (1)	Stock-based compensation(2)	Bonus	Total

Racheli Vizman	2016	$172,000	$59,000	$20,000	$251,000
Chief Operation Officer	2015	$151,000	$57,000	-	$208,000

Amir Avniel	2016	$220,000	-	-	$220,000
Chief Executive Officer	2015	$198,000	-	-	$198,000

(1)
Salary cost includes the Covered Executive’s gross salary plus payment of social benefits made by the Company on behalf of such Covered Executive. Such benefits may include, to the extent applicable to the Covered Executive, payments, contributions and/or allocations for savings funds (e.g., Managers’ Life Insurance Policy), education funds (referred to in Hebrew as “keren hishtalmut”), pension, severance, risk insurances (e.g., life, or work disability insurance), payments for social security and tax gross-up payments, vacation, car, medical insurances and benefits, phone, convalescence or recreation pay and other benefits and perquisites consistent with the Company’s policies.

(2)	Calculated using the exchange rate reported by the Bank of Israel for December 31, 2016 at the rate of one U.S. dollar per NIS 3.845.

Outstanding Equity Awards at Fiscal Year-End

	Option awards
Name	Date of Grant	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexcercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)
Ron Bentsur		-	-	-	-	-	-
Amir Avniel		-	-	-	-	-	-
Yossef Av-Gay		-	-	-	-	-	-
Racheli Vizman	9/8/2013	52,902	-	-	$0.08	9/8/2013	-
	7/23/2015	17,646	19,721		$5.46	7/23/2015
David Grossman	4/2/2016	-	14,476		$5.46	4/2/2026	-
Ari Raved		-	-	-			-
Jerome B. Zeldis**	7/24/2014	831	415		$5.46	7/24/2024	-
	8/28/2015	3,927	7,854		-	-	-
	9/30/2015	7,973	15,946		$5.46	9/30/2025
Steven A. Lisi	-	-	-	-	-	-	-

**Dr. Zeldis resigned from the Board of Directors on April 25, 2017.

Director Compensation

Persons serving as both an Officer and a Director of the Company are only included in the Executive Compensation Table above.

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All Other Compensation ($)	Total ($)
Ron Bentsur	-	-	-	-	-	-	-
David Grossman	-	-	$32,000	-	-	-	$32,000
Ari Raved	-	-	-	-	-	-	-
Jerome B. Zeldis**	-	-	$75,000	-	-	-	$75,000
Steven A. Lisi	-	-	-	-	-	-	-
Yossef Av-Gay	-	-	-	-	-	-	-

**Dr. Zeldis resigned from the Board of Directors on April 25, 2017.

Employment or Service Agreements with Executive Officers; Consulting and Directorship Services Provided by Directors

Our employment and service agreements with our Executive Officers and Directors contain provisions standard for a company in our industry regarding non-competition, confidentiality of information and assignment of inventions.  Other than with respect to Hai Aviv, all of the agreements described below were entered into by AIT Ltd. prior to the Merger; however, we have honored such agreements subsequent to the merger and have performed thereunder as if the Company were the original party thereto.

Chairman of the Board of Directors Agreement with Ron Bentsur

On August 3, 2015, AIT Ltd. entered into an agreement with Mr. Bentsur to serve as the Company’s chairman of the Board of Directors pursuant to which, among other things, AIT Ltd. agreed to pay as compensation and benefits upon consummation of an Initial Public Offering (“IPO”) (i) an annual retainer of $75,000 to be paid on equal installments and (ii) 492,624 restricted ordinary shares of the Company with vesting schedule of 50% if such shares are to be vested after the six month anniversary of the completion of an IPO and the remaining 50% of such shares after the 18 month anniversary of the completion of an IPO. Upon the closing of a change of control transaction, as defined in the agreement, the unvested options shall be accelerated and vested immediately. The term of the agreement is for a period of three years from the effective date.  The board of AIT Ltd. issued Mr. Bentsur an aggregate of 492,624 ordinary shares of AIT Ltd. which were exchanged for shares of our Common Stock of the public Company in connection with the Merger.

Directors Agreement with Steven A. Lisi

On June 24, 2016, the Board of Directors of AIT Ltd., appointed Steven Lisi to serve as a Member of its Board of Directors, effective as of June 24, 2016, and concurrently entered into an agreement with Mr. Lisi to serve as a member of the Board of Directors pursuant to which, among other things, the Company agreed to pay as compensation and benefits upon consummation of a financing round in the United States (“Financing Round”) (i) an annual retainer of $40,000 to be paid on equal monthly installments; (ii) one-time bonus amounted to $150,000 with 30 days from completion of the Financing Round (“One-Time Bonus”) and (iii) restricted shares equal to 3% of all issued and outstanding fully diluted shares of the Company after the completion of the Financing Round (including any green shoe or similar) with vesting schedule of 33.33% of such shares to be vested immediately upon the completion of a Financing Round, 33.33% of such shares to be vested after 6 month anniversary of the completion of a Financing Round and the remaining 33.33% of such shares after 12 month anniversary of the completion of a Financing Round. Upon the closing of a change of control transaction, as defined in the agreement, the unvested options shall be accelerated and vested immediately. The One-Time Payment was paid on January 27, 2017. The Board of AIT Ltd. determined to issue to Mr. Lisi an aggregate of 364,286 ordinary shares issuable under this agreement in connection with financing transactions contemplated immediately prior to the Merger. The shares were exchanged for shares of our Common Stock in connection with the Merger.

The agreement shall commence as of the Effective Date and shall continue for a period of three years, subject to earlier termination as defined in the agreement.

In January, the board of directors approved an additional fee payable to Mr. Lisi in an amount equal to $18,000 per month.

Employment Agreement with Mr. Amir Avniel, CEO

On October 1, 2014, we entered into a service agreement with Amir Avniel, employing him to provide the Company with professional Chief Executive Officer services, effective as of October 1, 2014.

Under the agreement, Mr. Avniel was entitled to an amount of 55,485 NIS per month. In addition to the monthly fee, Mr. Avniel would have been entitled, in consideration of the services to be provided by Mr. Avniel to the Company during the “test the water” and “road show” stages, as part of the Company’s ongoing efforts to achieve an initial public offering during the 2014 and 2015 calendar years, to receive (i) a one-time additional fee in the amount of $5,000; and (ii) in the event that the Company succeeds in achieving and consummating the initial public offering during the 2014 and 2015 calendar years, a one-time additional fee of $5,000.

On September 17, 2015, we entered into an employment agreement with Amir Avniel, employing him on a full-time basis as our Chief Executive Officer, effective as of January 1, 2016. Under the agreement, Mr. Avniel was entitled to a base salary of $15,800 per month.

In addition, Mr. Avniel shall be entitled to receive an annual cash bonus, provided that he is still employed by the Company on the date of payment thereof (the “Payment Date”), subject to certain milestones and performance targets to be determined by the Board of Directors at its sole discretion. In addition to the foregoing, and subject to the terms and conditions set forth herein, the Employee shall be entitled to receive a cash bonus of $50,000 upon the closing of a Qualified Financing (as hereinafter defined), provided that he is still employed by the Company on the Payment Date (the “Qualified Financing Bonus”). The Qualified Financing Bonus shall be payable in cash. The term “Qualified Financing” shall mean the earlier of (i) the sale and issuance by the Parent Company of equity and/or debt securities in which the Parent Company shall receive gross proceeds of at least $10 million; or (ii) the closing of an underwritten public offering of the Parent Company’s securities in which the Parent Company shall receive gross proceeds of at least $10 million.

In October 31, 2016, the Company’s Chief Executive Officer has waived all his requirements for certain debts of the Company to him in total amount of $304,000.

Directors Agreement with David Grossman

On February 4, 2016, the Board of Directors approved the appointment of Mr. Grossman as a Director of the Company. Mr. Grossman shall be entitled to (i) 14,476 options of the Company with annual period over three years and (ii) an annual retainer of $25,000 subject to the consummation of an IPO.

Consulting Agreement with Yossef Av-Gay

On December 15, 2012, the Company signed an agreement (which was amended on October 21, 2014) with Mr. Yossef Av-Guy, who is one of the Company’s directors. According to the agreement and amendment, Mr. Yossef Av-Guy served as a consultant for the Company for a monthly retainer of $7,500. Mr. Av-Gay’s employment as the Company’s Chief Scientific Officer was terminated on March 1, 2016.

Directors Agreement with Jerome B. Zeldis

On August 31, 2015, the Board of Directors approved the appointment of Mr. Zeldis as a Director of the Company. Mr. Zeldis is entitled to (i) 23,919 options of the Company with annual vesting over three years, (ii) 11,781 Restricted Shares Units with annual vesting over three years and (iii) an annual retainer of $40,000 subject to the consummation of Initial Public Offering. Dr. Zeldis resigned from the Board of Directors on April 25, 2017.

Employment Agreement with Hai Aviv, CFO

On January 26, 2017, the Board of Directors of the Company, appointed Mr. Hai Aviv to serve as the Company’s Chief Financial Officer, effective as of February 28, 2017.

Mr. Aviv, who is 35 years old, joined the Company from Babylon Ltd., a publicly-traded Israeli company listed on the Tel Aviv Stock Exchange, operating in the fields of Internet, risk capital investments and software, where he has served as Chief Financial Officer from 2013 to the present. From 2010 to 2013, Mr. Aviv served as Babylon’s corporate controller. Mr. Aviv is a certified public accountant and, from 2005 to 2010, served as manager at the Ernst & Young Accounting Firm, Kost Forer, Gabbay & Kasierer, working predominantly with the high-tech team.

In connection with Mr. Aviv’s appointment as CFO, Mr. Aviv entered into an employment agreement with the Company’s wholly owned subsidiary, Advanced Inhalation Therapies, Ltd., providing for annual compensation in an amount equal to 420,000 New Israeli Shekels (NIS), or approximately $113,400, based on an exchange rate of $0.27 per NIS. Severance and disability benefits are generally provided as required under Israeli law. Additionally, Mr. Aviv is entitled to a grant of options to purchase 50,000 shares of the Company’s Common Stock, par value $0.0001, per share, subject to the Board’s adoption of an equity compensation plan and due authorization of such grant. Under the employment agreement, Mr. Aviv has also agreed to customary non-disclosure and non-competition covenants, and either party may terminate the employment agreement upon 90-days prior written notice to the non-terminating party.

Under current applicable Israeli employment laws, we may not be able to enforce (either in whole or in part) covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our former employees. Please see “Risk factors-Risks Relating to Intellectual Property” for a further description of the enforceability of non-competition clauses. See “Management-Agreements and Arrangements with, and Compensation of, Directors and Executive Officers” for additional information.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Due to the small size of our company, we do not at this time have a formal written policy regarding the review of related party transactions, and rely on our full Board of Directors to review, approve or ratify such transactions and identify and prevent conflicts of interest. Pursuant to Delaware law, no director having an interest in a particular transaction is permitted to vote upon such transaction. Our Board of Directors reviews any such transaction in light of the particular affiliation and interest of any involved director, officer or other employee or stockholder and, if applicable, any such person’s affiliates or immediate family members. Management aims to present transactions to our Board of Directors for approval before they are entered into or, if that is not possible, for ratification after the transaction has occurred. If our Board of Directors finds that a conflict of interest exists, then it will determine the appropriate action or remedial action, if any. Our Board of Directors approves or ratifies a transaction if it determines that the transaction is consistent with our best interests and the best interest of our stockholders.

We have from time to time received loans from Mr. Ari Raved, one of our directors.  Mr. Raved has loaned us an aggregate principal amount of $244,789. We have repaid all principal under such loan, together with interest in the amount of $12,000.  These loans bear interest at a rate of 16% per annum, payable monthly at a rate of 1.33%.

Mor Research Applications (“MRA”), a stockholder that beneficially owns in excess of 5% of our outstanding common stock, has extended us certain loans.  On February 10, 2014 MRA loaned us an aggregate principal amount of $22,000.  As of May 18, 2017 $24,876 remained outstanding under such loan, including interest of $2,876.  This loan bears interest at a rate of 4% per annum, payable monthly at a rate of 0.33%. In October 2016 and January 2017 MRA loaned us an aggregate principal amount of $40,969 of which we repaid $20,000. This loan bears interest at a rate of 16% per annum, payable monthly at a rate of 1.33%. As of May 18, 2017 $23,552 remained outstanding under such loan, including interest of $2,583.

In December 2016 Amir Avniel, our Chief Executive Officer, loaned us an aggregate principal amount of $10,000.  This loan bears interest at a rate of 16% per annum, payable monthly at a rate of 1.33%.  We have repaid all principal under this loan, and we have paid no interest to date.  Currently only an immaterial amount of interest remains outstanding which will be paid in the ordinary course.

In January 2017 David Grossman, one of our directors, loaned us an aggregate principal amount of $5,988.  This loan bears interest at a rate of 16% per annum, payable monthly at a rate of 1.33%.  We have repaid all principal under this loan, and we have paid no interest to date.  Currently, only an immaterial amount of interest remains outstanding which will be paid in the ordinary course.

In December 2016, Ron Bentsur, one of our directors, loaned us an aggregate principal amount of $14,997.  This loan bears interest at a rate of 16% per annum, payable monthly at a rate of 1.33%.  We have repaid all principal under this loan, and we have paid no interest to date.  Currently, only an immaterial amount of interest remains outstanding which will be paid in the ordinary course.

Director Independence

In connection with the closing of the Merger, our Board of Directors undertook a review of the composition of our Board of Directors and independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our Board of Directors has affirmatively determined that all of our directors except Mr. Avniel and Mr. Av-Gay would qualify as “independent” as that term is defined by NASDAQ Listing Rule 5605(a)(2).

DESCRIPTION OF SECURITIES

General

The following describes the material terms of the capital stock of AITT. The following description does not purport to be complete and is subject to, and qualified in its entirety by reference to, AITT’s Amended and Restated Certificate of Incorporation and Bylaws. All prospective investors in Common Stock are urged to read our Amended and Restated Certificate of Incorporation and Bylaws carefully and in their entirety.

Authorized Capital Stock; Issued and Outstanding Capital Stock

We are authorized to issue up to 100,000,000 shares of our Common Stock, par value $0.0001 per share, of which 6,290,664 shares are issued and outstanding as of June 2, 2017. Our outstanding Common Stock was held of record by approximately 83 holders as of June 2, 2017. Additionally, we are authorized to issue up to 10,000,000 shares of preferred stock, par value $0.0001 per share, of which no shares are issued and outstanding.

Common Stock

The holders of our Common Stock are entitled to one vote per share on all matters submitted to vote of our stockholders, including the election of directors. Holders of our Common Stock are not entitled to cumulate their votes for the election of directors. Except as otherwise required by law, or as otherwise fixed by resolution or resolutions of our Board of Directors with respect to one or more series of our preferred stock, the entire voting power and all voting rights is vested exclusively in our Common Stock.

Holders of our Common Stock are not entitled to receive dividends except if declared by our Board of Directors and are not be entitled to a liquidation preference in respect of their shares of Common Stock. Upon liquidation, dissolution or winding up of our company, the holders of our Common Stock would be entitled to receive pro rata all assets remaining for distribution to stockholders after the payment of all of our liabilities and of all preferential amounts to which any series of our preferred stock may be entitled.

Holders of our Common Stock have no preemptive or subscription rights, and have no rights to convert their Common Stock into any other securities. The Common Stock is not be subject to call or redemption.

Preferred Stock

Our Amended and Restated Certificate of Incorporation authorize our Board of Directors to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and dissolution preferences or any wholly unissued series of our preferred stock, and the number of shares constituting any such series and the designation thereof, or any of them. Our Amended and Restated Certificate of Incorporation also provide that our Board of Directors is expressly authorized to increase or decrease (but not below the number of shares of such series of preferred stock then outstanding) the number of shares of any series of preferred stock subsequent to the issue of shares of that series.

Warrants

We presently have outstanding warrants to purchase an aggregate of 3,624,220 shares of Common Stock, comprising the Warrants, together with the warrants issued by us pursuant to the Merger in exchange for the AIT Ltd. warrants issued in the Israeli Private Placement.  Each of the foregoing warrants has an exercise price of $6.90 per share of Common Stock and a five-year term. If at any time a registration statement covering the resale of the shares of Common Stock issuable upon exercise of the warrants is not currently effective and available for the resale of all such shares, then the holders of the warrants may exercise all or any part of their respective warrants in a “cashless” or “net-issue” exercise.

The warrants contain customary anti-dilution provisions in the case of a subdivision or combination of our shares of Common Stock, stock dividends, any reclassification of Common Stock, and corporate events such as a reorganization, consolidation, merger, or sale of all or substantially all of our assets.  Additionally, subject to certain exceptions, if we issue or sell, or are deemed to have issued or sold, any Common Stock for a consideration per share, referred to as the New Issuance Price, less than a price equal to the exercise price then in effect immediately prior to such issuance or sale, then immediately after such issuance or sale the Exercise Price then in effect would be reduced to the New Issuance Price.  If any sale or issuance, or deemed issuance, is for no consideration, then the New Issuance Price is deemed to be $0.01 per share.  In the event of any such adjustment, the number of shares of Common Stock for which the warrant is exercisable would be increased to the number of shares determined by multiplying the exercise price in effect immediately prior to such adjustment by the number of shares of Common Stock issuable upon exercise of the warrant immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

Anti-Takeover Effects and Exclusive Form Provisions of our Charter Documents and Delaware Law

Delaware Law

We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware. Under Section 203, we would generally be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder unless:

•	prior to this time, our Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, subject to certain exceptions; or

•
at or subsequent to such time, the business combination is approved by our Board of Directors and authorized at an annual or special meeting of our stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, a “business combination” includes:

•	any merger or consolidation involving the Company and the interested stockholder;

•
any transaction with the interested stockholder involving any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of the Company having a market value of 10% or more of either the consolidated assets of the Company or the market value of all of the Company’s outstanding stock (whether in one transaction or in a series of transactions);

•	any transaction that results in the issuance or transfer by the Company of any stock of the Company to the interested stockholder, subject to limited exceptions;

•	any transaction involving the Company that has the effect of increasing the proportionate share of the stock of any class or series of the Company beneficially owned by the interested stockholder; or

•	any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the Company.

In general, Section 203 defines an “interested stockholder” as an entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Amended and Restated Certificate of Incorporation and By-Law Provisions

Our Amended and Restated Certificate of Incorporation and Bylaws may delay or discourage transactions involving an actual or potential change of control of our company or change in our Board of Directors, including transactions in which our stockholders might otherwise receive a premium for their shares of our Common Stock, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our Common Stock. Among other things, our Amended and Restated Certificate of Incorporation and Bylaws and applicable Delaware law:

•
permit our Board of Directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate (including dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and dissolution preferences);

•	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by a vote of a majority of directors then in office;

•
do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of Common Stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

•
provide that, unless with otherwise consent to an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for: (A) any derivative action or proceeding brought on behalf of us; (B) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders; (C) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law, our Amended and Restated Certificate of Incorporation or our Bylaws; or (D) any action asserting a claim against us governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and to have consented to the foregoing exclusive forum.

Other than the provision with respect to the issuance of preferred stock, the amendment of which would require approval by holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, any amendment to the other provisions described above requires the vote of holders of at least 66% (2/3) of the voting power of all of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

PLAN OF DISTRIBUTION

As of the date of this prospectus, our Common Stock is subject to only limited quotation on the OTC Pink, and it is not otherwise regularly quoted on any other over-the-counter market. Until such time as our Common Stock is so quoted, the shares of Common Stock covered by this prospectus will be sold by the selling stockholders from time to time at a fixed price of $6.00 per share, representing the sales price of the units issued and sold in our most recent private placement that included Common Stock, effected on March 31, 2017. If and when our Common Stock is regularly quoted on an over-the-counter market or on a national securities exchange, the selling stockholders may sell their respective shares of Common Stock from time to time at prevailing market prices, at prices related to the prevailing market price, at various prices determined at the time of sale, or at privately negotiated prices.

The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each and any sale.

Each selling stockholder and any of their pledgees, donees, transferees or other successors-in-interest may, from time to time, sell any or all of the shares of Common Stock beneficially owned by them and offered hereby directly or through one or more broker-dealers or agents. Each of such selling stockholders will be responsible for commissions charged by such broker-dealers or agents. The Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•
through underwriters, brokers or dealers (who may act as agent or principal and who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchaser or such other persons who may be effecting such sales) for resale to the public or to institutional investors at various times;

•
through negotiated transactions, including, but not limited to, block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker or dealer as principal and resale by that broker or dealer for its account;

•
on any national securities exchange, over-the-counter market or quotation service on which the shares may be listed, traded or quoted at the time of sale at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices;

•	in private transactions other than exchange, over-the-counter market or quotation service transactions;

•
short sales, purchases or sales of put, call or other types of options, forward delivery contracts, swaps, offerings of structured equity-linked securities or other derivative transactions or securities;

•	hedging transactions, including, but not limited to:

o	transactions with a broker-dealer or its affiliate, whereby the broker-dealer or its affiliate will engage in short sales of shares and may use shares to close out its short position;

o	options or other types of transactions that require the delivery of shares to a broker-dealer or an affiliate thereof, who will then resell or transfer the shares; or

o	loans or pledges of shares to a broker-dealer or an affiliate, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares;

•	through offerings of securities exercisable, convertible or exchangeable for shares, including, without limitation, securities issued by trusts, investment companies or other entities;

•	offerings directly to one or more purchasers, including institutional investors;

•	through ordinary brokerage transactions and transactions in which a broker solicits purchasers;

•	through distribution to the security holders of the selling stockholders;

•	by pledge to secure debts and other obligations;

•	through a combination of any such methods of sale; or

•	through any other method permitted under applicable law.

Additionally, each selling stockholder may resell all or a portion of its shares in open market transactions in reliance upon Rule 144 under the Securities Act provided it meets the criteria and conforms to the requirements of Rule 144.

The selling stockholders may be deemed to be statutory underwriters under the Securities Act. In addition, any broker-dealers who act in connection with the sale of the shares hereunder may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act. The selling stockholders have been advised of their obligations to comply with the provisions of the Securities Exchange Act of 1934, as amended, and the rules thereunder relating to stock manipulation, particularly Regulation M.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Such broker-dealers and any other participating broker-dealers may, in connection with such sales, be deemed to be underwriters within the meaning of the Securities Act. If the selling stockholders effect such transactions through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal, or both (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be less than or in excess of those customary in the types of transactions involved). Any discounts or commissions received by any such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act.

The selling stockholders may pledge or grant a security interest in some of all of the shares of common stock owned by them and, if any of them defaults in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any supplement or amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

There can be no assurance that the selling stockholders will sell any or all of the shares of Common Stock registered pursuant to the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

We are not aware of any plans, arrangements or understandings between the selling stockholders and any underwriter, broker-dealer or agent regarding the sale of shares of Common Stock by the selling stockholders.

We will pay all expenses incident to the filing of this registration statement, estimated to be $67,000 (excluding the SEC filing fee), and we have agreed to indemnify the selling stockholders against certain liabilities related to the sale of the Common Stock, including liabilities arising under the Securities Act. These expenses include accounting and legal fees in connection with the preparation of the registration statement of which this prospectus supplement and the accompanying prospectus form a part, legal and other fees in connection with the qualification of the sale of the shares under the laws of certain states (if any), registration and filing fees and other expenses. We have agreed to use our reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as possible but in no event later than the earlier of 90 days after the filing and the fifth day following the date on which the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be reviewed or will not be subject to further review.

LEGAL MATTERS

The legality of the securities offered by this prospectus has been passed upon by Greenberg Traurig, LLP, Miami, Florida.

EXPERTS

The audited consolidated financial statements of AIT Therapeutics, Inc. contained in this prospectus have been so included in reliance upon the report of Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. This prospectus is part of a registration statement that we filed with the SEC and it does not contain all the information contained in the registration statement and the exhibits to the registration statement. For further information with respect to us, we refer you to the registration statement and to the exhibits to the registration statement. You can inspect and copy the reports, statements and other information that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants such as us that file electronically with the SEC.

AIT THERAPEUTICS, INC.

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

AS OF MARCH 31, 2017

U.S. DOLLARS IN THOUSANDS

UNAUDITED

AIT THERAPEUTICS, INC.

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

	March 31,	December 31,
	2017	2016
	Unaudited

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$7,141	$7
Other accounts receivables and prepaid expenses	177	78

Totalcurrent assets	7,318	85

NON-CURRENT ASSETS:

Deferred private placement costs	-	90
Property and equipment, net	80	61

Total non-current assets	80	151

TOTAL ASSETS	$7,398	$236

The accompanying notes are an integral part of the interim consolidated financial statements

F - 2

AIT THERAPEUTICS, INC.

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands, except share and per share data

	March 31,	December 31,
	2017	2016
	Unaudited
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

CURRENT LIABILITIES:
Bank Loan	$27	$39
Trade payables	548	528
Other accounts payable	857	1,093
Loans from related parties and others	208	379

Totalcurrent liabilities	1,640	2,039

NON-CURRENT LIABILITIES:
Convertible notes	-	2,895
Liability related to warrants	4,886	-

Total non-current liabilities	4,886	2,895

TOTAL LIABILITIES	6,526	4,934

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIENCY):

Common Stock, $0.0001 par value per share -
100,000,000 and 11,665,085 shares authorized at March 31, 2017 (unaudited) and December 31, 2016 respectively; 6,290,663 and 2,207,449 shares issued and outstanding shares at March 31, 2017 (unaudited) and December 31, 2016, respectively	1	1
Preferred Stock, $0.0001 par value per share -
10,000,000 shares authorized at March 31, 2017 (unaudited) and December 31, 2016; 0 issued and outstanding shares at March 31, 2017 (unaudited) and December 31, 2016	-	-
Treasury shares	(25)	-
Additional paid- in capital	20,752	8,874
Deficit accumulated	(19,856)	(13,573)

Total shareholders' equity (deficiency)	872	(4,698)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)	$7,398	$236

The accompanying notes are an integral part of the interim consolidated financial statements

F - 3

AIT THERAPEUTICS, INC.

STATEMENTS OF CONSOLIDATED COMPREHENSIVE LOSS

U.S. dollars in thousands, (except share and per share data)

	Three months ended March 31,
	2017	2016
	Unaudited

Operating expenses:
Research and development expenses	$1,439	$224
General and administrative expenses	2,121	274
Costs related to aborted IPO	-	425

Operating loss	3,560	923

Financial expense, net	2,717	339

Loss before taxes on income	6,277	1,262

Tax on income	6	11

Net loss	6,283	1,273

Net basic and diluted loss per share	$1.12	$0.58

Weighted average number of shares of Common Stock used in computing basic and diluted net loss per share	5,617,762	2,207,449

The accompanying notes are an integral part of the consolidated financial statements

F - 4

AIT THERAPEUTICS, INC.
STATEMENTS OF CHANGES IN CONSOLIDATED STOCKHOLDERS' EQUITY (DEFICIENCY)

U.S. dollars in thousands, except share and per share data

	Common Stock		Treasury	Additional Paid-in	Accumulated	Total stockholders' Equity
	Number	Amount	Shares	Capital	Deficit	(Deficiency)

Balance as of January 1, 2016	2,207,449	$1	$-	$8,028	$(9,853)	$(1,824)

Modification of Consultants' warrants to purchase Common Stock	-	-	-	94	-	94
Waiver of salary by AIT's CEO	-	-	-	304	-	304
Stock-based compensation related to options granted to employees and non-employees	-	-	-	243	-	243
Stock-based compensation related to RSU's granted to Board of Directors' member	-	-	-	28	-	28
Beneficial conversion feature in respect to Convertible Notes	-	-	-	177	-	177
Net loss	-	-	-	-	(3,720)	(3,720)

Balance as of December 31, 2016	2,207,449	1	-	8,874	(13,573)	(4,698)
			-
Shares issued with respect to reverse merger of AITT Inc.	103,200	*)-	-	(295)		(295)
Treasury shares	(90,000)	*)-	(25)	-	-	(25)
Stock-based compensation related to options granted to employees and non-employees	-	-	-	65	-	65
Stock-based compensation related to RSU's granted to Board of Directors' member	3,927	*)-	-	4	-	4
Issuance of restricted shares to members of the Board of Directors	856,909	*)-	-	1,329		1,329
Issuance of warrants to service provider	-	-	-	480	-	480
Issuance of Common Stock, net of issuance costs	1,812,110	*)-	-	6,322	-	6,322
Conversion of Convertible Notes into Common Stock upon the merger	1,397,068	*)-	-	3,973		3,973
Net loss	-	-	-	-	(6,283)	(6,283)

Balance as of March 31, 2017 (unaudited)	6,290,663	$1	$(25)	$20,752	$(19,856)	$872

*) Represents an amount lower than $1

The accompanying notes are an integral part of the interim consolidated financial statements

F - 5

AIT THERAPEUTICS, INC.
STATEMENTS OF CONSOLIDATED CASH FLOWS

U.S. dollars in thousands

	Three months ended March 31,
	2017	2016
	Unaudited
Cash flows from operating activities

Net loss	$(6,283)	$(1,273)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	6	6
Stock-based compensation, warrants, RS and RSU's	1,877	188
Issuance of Common Stock to finder upon the conversion of Convertible Notes	18	-
Amortization of beneficial conversion feature and debt issuance costs in the Convertible Notes	1,046	242
Issuance cost related to warrants to investors and placement agent	457	-
Issuance of additional warrants granted to investors	2,434
Revaluation of warrants to purchase Common Stock	(1,308)	-
Imputed interest on Convertible Notes, loans from related parties and bank loan	30	71
Change in:
Receivables and prepaid expenses	(99)	6
Trade payables	20	102
Other accounts payable	(410)	116
Deferred IPO costs that was aborted	-	352

Net cash used in operating activities	(2,212)	(190)

Cash flows from investing activities

Purchase of property and equipment	(25)	-
Purchase price that has been paid upon the reverse merger	(295)	-

Net cash used in investing activities	(320)	-

Cash flows from financing activities

Proceeds from loan from related parties and others	57	-
Maturity of loan from related parties and others	(241)	-
Proceeds from issuance of Convertible Note	-	41
Proceeds from bank loan	-	204
Repayment of bank loan	(14)	(154)
Proceeds from issuance of units consist of Common Stock and warrants, net of issuance costs	9,889	-
Treasury shares	(25)	-

Net cash provided by financing activities	9,666	91

Change in cash and cash equivalents	7,134	(99)
Cash and cash equivalents at the beginning of the period	7	129

Cash and cash equivalents at the end of the period	$7,141	$30

Supplemental disclosure of non‑cash financing activities:

Conversion of Convertible Notes into Common Stock	$3,955	$-

The accompanying notes are an integral part of the interim consolidated financial statements

F - 6

AIT THERAPEUTICS, INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 1:-	GENERAL

a.
AIT Therapeutics, Inc. ("AITT" or the "Company") was incorporated on April 24, 2015 as KokiCare, Inc. under the laws of the State of Delaware. On January 9, 2017, the name of the Company was changed to AIT Therapeutics, Inc.

Advanced Inhalation Therapies (AIT) Ltd. ("AIT") was incorporated in Israel on May 1, 2011 and commenced its operations in May, 2012. AIT is an emerging Israeli drug development company focusing on the development and commercialization of nitric oxide formulations for the treatment of respiratory infections and diseases. The AIT pipeline includes therapies intended to treat respiratory infections in acute and chronic diseases, such as bronchiolitis (RSV), cystic fibrosis (CF) and NTM in CF patients.

On August 29, 2014, AIT established a wholly-owned subsidiary, Advanced Inhalation Therapies (AIT) Inc. ("Inc."), a Delaware corporation. Its principal business activity is to provide executive management and administrative support functions to AIT.

b.	Reverse merger:

On December 29, 2016, KokiCare Inc. entered into an Agreement and Plan of Merger (as subsequently amended, the “Merger Agreement”), together with Red Maple Ltd., a wholly owned subsidiary of KokiCare Inc., ("Merger Sub"), and AIT. The Merger Agreement provided for (i) the merger of Merger Sub with and into AIT pursuant to the laws of the State of Israel (the "Israeli Merger"), and (ii) the conversion of the ordinary shares and other outstanding securities of AIT into the right to receive shares and other applicable securities of AITT, with AIT surviving as a wholly owned subsidiary of AITT (the "Merger"). The Israeli Merger became effective on December 29, 2016 and the Merger closed on January 13, 2017 (the "Closing").

Prior to consummation of the Merger, effective as of January 9, 2017:

1.
The Company received a $320 cash purchase price (the "Purchase Price") from AIT and used the cash purchase price to (i) pay off all the liabilities of the Company as of the Closing of the Merger, (ii) issued a cash dividend of $2.50 per share to its stockholders as of immediately prior to the closing of the Merger, and (iii) acquire 90,000 (on a post-reverse stock split basis) shares of its common stock, par value $0.0001 per share (“Common Stock”) from the Company’s prior sole officer and director, for $25.

2.
KokiCare Inc. adopted its Amended and Restated Certificate of Incorporation ("COI") to (i) change its name from "KokiCare Inc." to "AIT Therapeutics Inc.", (ii) increase its capitalization to provide for the issuance of up to 100,000,000 shares of its Common Stock and up to 10,000,000 shares of Preferred Stock, par value $0.0001 per share; and (iii) effect a one-for-100 reverse stock split of the Common Stock.

F - 7

AIT THERAPEUTICS, INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 1:-	GENERAL (Cont.)

In connection with the closing of the Merger, all outstanding ordinary shares, warrants and options of AIT were converted into the rights to receive shares of AITT's Common Stock, warrants and stock options, respectively, at a ratio of 1:1.

On December 31, 2016, Kokicare's Common Stock was quoted on the OTC Markets under the symbol "KKIC". After the Merger, AITT's Common Stock symbol on OTC Markets changed to "AITB".

The Merger was accounted for as a reverse recapitalization which is outside the scope ASC 805, "Business Combinations". Under reverse capitalization accounting, AIT is considered the acquirer for accounting and financial reporting purposes, and acquired the assets and assumed the liabilities of the Company. Assets acquired and liabilities assumed are reported at their historical amounts. Consequently, the interim consolidated financial statements of the Company reflect the operations of the acquirer for accounting purposes together with a deemed issuance of shares, equivalent to the shares held by the former stockholders of the legal acquirer and a recapitalization at the equity of the accounting acquirer. These interim consolidated financial statements include the accounts of the Company since the effective date of the reverse capitalization and the accounts of AIT since inception.

c.
Since its inception, the Company has devoted substantially most of its effort to business planning, research and development. The Company has incurred a net loss and had negative cash flow from operating activities of $6,283 and $2,212, respectively, for the three month period ended March 31, 2017, and had an accumulated deficit of $19,856 as of March 31, 2017. These conditions among others raise substantial doubts about the Company's ability to continue as a going concern. The Company's ability to continue to operate is dependent upon raising additional funds to finance its activities. There are no assurances, however, that the Company will be successful in obtaining an adequate level of financing needed for the long-term development and commercialization of its products.

The consolidated financial statements do not include any adjustments with respect to the carrying amounts of assets and liabilities and their classification that might be necessary should the Company be unable to continue as a going concern.

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES

a.	The significant accounting policies applied in the annual consolidated financial statements of AIT as of December 31, 2016 are applied consistently in these interim consolidated financial statements.

F - 8

AIT THERAPEUTICS, INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

b.	Warrants to purchase Common Stock:

The Company accounted for warrants to purchase shares of its Common Stock held by investors which include down round protection provisions as a liability according to the provisions of ASC 815-40, "Derivatives and Hedging Contracts in Entity's Own Equity" ("ASC 815"). The Company measures the warrants at fair value by using the Black-Scholes model in each reporting period until they are exercised or expired, with changes in the fair values being recognized in the Company's statement of comprehensive loss as financial expense (income), net.

c.	Treasury shares:

Shares held by the Company are presented as a reduction of equity, at their cost to the Company as treasury stock, until such shares are retired and removed from the account.

d.	Impact of recently issued accounting pronouncements:

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-09, “Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting”. The update simplifies certain aspects of the accounting for share-based payment transactions, including income taxes, classification of awards and classification in the statement of cash flows and forfeiture rate calculation. The amendments of this ASU are effective for reporting periods beginning after December 15, 2016 for public entities. For all other entities, the amendments are effective for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. Early adoption is permitted however all of the guidance must be adopted in the same period.

The Company adopted ASU 2016-09 in the current interim consolidated financial statements using a modified retrospective transition method by means of a cumulative-effect adjustment to equity as of the beginning of the period in which the guidance is adopted. There wasn’t a material impact of the Company's interim consolidated financial statements of As a result of this adoption.

NOTE 3:-	UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

The accompanying unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 2017 are not necessarily indicative of the results that may be expected for the year ended December 31, 2017.

F - 9

AIT THERAPEUTICS, INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 4:-	BANK LOAN

On September 15, 2016, AIT entered into loan agreement with a commercial bank for a loan in an aggregate principal amount of $52 with imputed interest in an average rate of 5.1% with monthly payments over 12 installments. As of March 31, 2017, principal and accrued interest outstanding under this loan aggregated $27.

NOTE 5:-	CONVERTIBLE NOTES

Starting December 2013 and until December 31, 2016, AIT entered into Convertible Notes Agreements ("Agreement") and received an aggregate amount of $3,342 ("Convertible Notes"), of which $892 was from related parties as of December 31, 2016 (see also Note 9d).

With respect to the Convertible Notes, AIT applied ASC 470, "Debt with Conversion and Other Options" ("ASC 470"), pursuant to which AIT recognized and measured the Beneficial Conversion Feature ("BCF") in the Convertible Notes at the commitment date by allocating a portion of the proceeds equal to the intrinsic value of the feature to additional paid-in-capital. The intrinsic value of the feature is calculated on the commitment date using the effective conversion price. The discount resulting from the BCF is amortized over the life of the Convertible Notes through financial expenses unless mandatorily converted earlier.

In September and October 2016, the Convertible Notes' terms were modified such that subject to and effective to immediately upon the consummation of transaction whereby AIT’s ordinary shares shall become quoted on the OTC market, the holders of the Convertible Notes elected to convert the Convertible Notes and the outstanding accrued interest to 1,397,068 Ordinary Shares of AIT. Following the conversion, the holders no longer have any rights or claims under the Agreement. AIT accounted for this amendment as modification according to ASC 470-50 "Modifications and Extinguishments".

The Convertible Notes balance consists of the following:

	March 31,	December 31,
	2017	2016
	Unaudited

Opening balance	$2,895	$1,552
Receipt of Convertible Notes	-	184
BCF in respect of Convertible Notes	-	(177)
Amortization of BCF	1,031	1,034
Amortization of debts issuance costs	15	16
Imputed interest	14	286
Conversion of Convertible Notes into Common Stock	(3,955)	-

	$-	$2,895

F - 10

AIT THERAPEUTICS, INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 6:-	FAIR VALUE MEASUREMENT

On January 13, 2017, upon the closing of the Merger (see also Note 1b) all Convertible Notes and the accrued interest were converted into 1,397,068 (including 6,473 shares that have been issued as a finders’ fee) shares of Common Stock of the Company, and the remaining BCF and capitalized debts issuance costs were amortized immediately into statement of comprehensive loss as finance expenses (see also Note 8c3).

ASC 820, "Fair Value Measurements and Disclosures" ("ASC 820"), defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions and risk of nonperformance.

ASC 820 also establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument's categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. ASC 820 establishes three levels of inputs that may be used to measure fair value.

Level 1 -	quoted prices in active markets for identical assets or liabilities;

Level 2 -
inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; or

Level 3 -	unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company accounted for the warrants issued to investors which included, among others, down round protection provisions as a non-current liability according to provisions of ASC 815-40, "Derivatives and Hedging - Contracts in Entity`s Own Equity", ("ASC 815"). The Company will measure the warrants at fair value in each reporting period until they are exercised or expired, with changes in the fair value being recognized in the Company`s statement of comprehensive loss as financial income or expense, as appropriate. The warrants are classified as level 3 (See also Note 8c1).

F - 11

AIT THERAPEUTICS, INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 6:-	FAIR VALUE MEASUREMENT (Cont.)

The Company used the following assumptions to estimate the Investors' and warrants:

	March 31,	February 17,	January 13,
	2017	2017	2017
	Unaudited

Risk-free interest rate (1)	1.93%	1.87%	1.89%
Expected volatility (2)	75.2%	75.2%	75.2%
Expected life (in years) (3)	5-4.75	5.00	5.00
Dividend yield (4)	0%	0%	0%

Fair value per warrant	$1.39-1.34	$1.43	$2.02

(1)	Risk-free interest rate - based on yield rates of non-index linked U.S. Federal Reserve treasury bonds.

(2)	Expected volatility - was calculated based on actual historical stock price movements of comparable companies in the same industry over a term that is equivalent to the expected term of the option.

(3)	Expected life - the expected life was based on the expiration date of the warrants.

(4)	Dividend yield - was based on the fact that the Company has not paid dividends to its stockholders in the past and does not expect to pay dividends to its stockholders in the future.

The changes in Level 3 liabilities associated with the warrants that were issued to investors are measured at fair value on a recurring basis. The following tabular presentation reflects the components of the liability associated with such warrants as of March 31, 2017 (unaudited):

Fair value of liability related to warrants
Unaudited

Balance at January 1, 2017	$-

Fair value of warrants granted to investors and placement agent	3,760
Fair value of additional warrants granted to investors	2,434
Revaluation of warrants to purchase Common Stock	(1,308)

Balance at March 31, 2017 (unaudited)	$4,886

As of March 31, 2017, none of the warrants granted have been exercised.

F - 12

AIT THERAPEUTICS, INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 6:-	FAIR VALUE MEASUREMENT (Cont.)

In addition, the Company’s financial instruments also include cash and cash equivalents, other accounts receivable, trade payables and other accounts payables. As of March 31, 2017, the fair value of these financial instruments was not materially different from their carrying values due to the short-term maturities of such instruments.

NOTE 7:-	CONTINGENT LIABILITIES AND COMMITMENTS

a.
On October 22, 2013, AIT entered into a patent license agreement with a third party, pursuant to which AIT agreed pay to the third party a non-refundable upfront fee of $150 and is obligated to pay 5% royalties of any licensed product revenues, but at least $50 per annum during the royalty period. As of March 31, 2017, AIT did not record any revenues and therefore no royalties were paid or accrued.

b.
On March 4, 2015, AIT entered into an agreement with a gas supplier pursuant to which AIT granted the supplier exclusivity in the US market in exchange for gas supply for clinical studies for Bronchiolitis.

c.
In August 2015, AIT entered into an Option Agreement (the "Option Agreement") with a third party whereby AIT acquired on September 7, 2016 for $25 the Option to purchase certain intellectual property assets and rights (the "Option"). According to the Option Agreement, the Option was originally exercisable for a period of six months, starting August 2015 (which was extended in 2016 for a period which ended January 2017). AIT exercised the Option in January 2017 and paid an exercise price of $500.  Additionally, AIT is required to make certain one-time development and sales milestone payments  to the third party, starting from the date on which AIT receives regulatory approval for the commercial sale of its first product candidate.

In addition, immediately prior to the Merger, on January 13, 2017, AIT issued to the third party a warrant to purchase up to 178,570 ordinary shares of AIT at an exercise price of $4.8 for each share. This warrant was exchanged for a warrant to acquire shares of the Common Stock upon consummation of the Merger.  The warrant is exercisable, in whole or in part, until the seventh anniversary as of the date of grant of the warrant. During the three months period ended March 31, 2017, AIT recorded research and development expenses of $480 in respect to such warrant (see also Note 8j2).

F - 13

AIT THERAPEUTICS, INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 8:-	STOCKHOLDERS' EQUITY (DEFICIENCY)

a.	Share capital:

The Common stock confers upon the holders the right to receive notice to participate and vote in general meetings of the Company, and the right to receive dividends, if declared, and to participate in the distribution of the surplus assets and funds of the Company in the event of liquidation, dissolution or winding up of the Company.

b.	Effective December 29, 2016, the Company's Board of Directors and the stockholders approved a reverse stock split of the outstanding Common Stock, at the ratio of 100 for 1.

For accounting purposes, all Common Stock, warrants to purchase Common Stock and options to purchase Common Stock and loss per share amounts have been adjusted to give retroactive effect to this reverse share split for all periods presented in these consolidated financial statements. Any fractional shares resulting from the reverse share split will be rounded up to the nearest whole share.

c.	Issuance of Common Stock:

1.
In December 2016, AIT entered into a Securities Purchase and Registration Rights Agreement (the "SPA") pursuant to which AIT agreed to issue and sell purchased units in the minimum aggregate amount of $10,000 and up to maximum aggregate amount of $25,000.

Each purchased unit (each a “Unit”) comprised one Ordinary Share, NIS 0.01 par value per share, and one five-year warrant to purchase one Ordinary share at an exercise price of $6.9 per share but eligible to be exercised on cashless basis in the sole discretion of the holder.

Each Unit sold at a price of $6. The exercise price and the number of warrants are subject to non-standard anti-dilution protections clauses and therefore are accounted as non-current liability in the books.

Immediately prior to the Closing of the Merger, AIT received gross proceeds of approximately $10,210 ("Total Purchase Price") from new and existing investors ("Investors") (including $1,170 from certain principal shareholders, member of Board of Directors and AIT's chief executive officer) under the SPA by issuance of an aggregate 1,701,616 purchased Units. Direct and incremental costs related to the aforesaid SPA amounted to $1,049 ($931 out of which have been paid as of March 31, 2017). Such costs have been allocated between the Ordinary Shares and the issued Warrants.

Under the SPA, AIT was obligated to file, as soon as reasonably practicable, but in no event later than the 45th day following January 13, 2017 which was February 27, 2017 (the "Filing Deadline"), with the SEC, a registration statement on Form  S-1, the ("Registration Statement"), providing for the resale from time to time by the Investors of any and all registrable securities. The registration statement was filed on February 27, 2017.

F - 14

AIT THERAPEUTICS, INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 8:-	STOCKHOLDERS' EQUITY (DEFICIENCY) (Cont.)

In addition, AIT agreed to use its reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as soon as practicable following such filing, but in no event later than the earlier of the 90th day following the date on which the Registration Statement is initially filed with the SEC and the fifth day following the date on which AIT is notified by the SEC that the Registration Statement will not be reviewed or will not be subject to further review (such earlier date, the "Effectiveness Deadline"). As of the issuance of these interim consolidated financial statements, the Registration Statement has not yet been declared effective by the SEC.

In addition, based on the terms of the SPA, because the issuance of Units by AIT, together with issuances of Units by the Company following the Merger, failed to raise aggregate gross proceeds of at least $15,000, the Company issued an additional 1,701,616 warrants to the Investors. Consequently, AIT recorded additional finance expenses amounted to $2,434.

2.
Following the aforementioned SPA in Note 8c1, in March 2017, the Company raised additional gross funds amounted to approximately $663 from new investors by issuance of an aggregate of 110,494 purchased units, each of which comprised one share of Common Stock and a warrant to acquire two shares of Common Stock at an exercise price of $6.9 per share. Direct and incremental costs related to such investment round amounted to $199 ($144 out of which have been paid as of March 31, 2017). In addition, the Company incurred additional costs amounted to $15 with respect to warrants that the Company is obligated to issue to the placement agent. These costs were allocated between the Common Stock and the issued Warrants.

3.
Following to Note 5, on January 13, 2017, all AIT's outstanding Convertible Notes and the accrued interest amounted to $3,955 were converted into 1,390,595 shares of Common Stock. In addition, AIT issued 6,473 Ordinary Shares as a finders’ fee upon the aforesaid conversion of the Convertible Notes. Consequently, the Company recorded finance expenses amounted to $18.

d.	Treasury shares:

Following to Note 1c1, the Company acquired 90,000 (on a post-reverse stock split basis) shares of its Common Stock from the Company’s prior sole officer and director, for $25.

e.	Stock options granted to employees:

In September and December 2013, AIT authorized through its 2013 Incentive Option Plan (the "2013 Plan"), the grant of options and Restricted Share Units ("RSU's") to officers, directors, advisors, management and other key employees. The options granted have generally between 2 to 4 years vesting terms and expire 10 years after the grant date. Certain options will be accelerated upon fulfillment of certain conditions.  The Company assumed the 2013 plan upon consummation of the Merger.

F - 15

AIT THERAPEUTICS, INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 8:-	STOCKHOLDERS' EQUITY (DEFICIENCY) (Cont.)

A summary of the Company’s options activity for employees and directors under the 2013 Plan is as follows:

	Three months period ended March 31, 2017
	Number of options	Weighted average exercise price	Weighted average remaining contractual life

Options outstanding at beginning of period	134,693	$3.31	8.99
Granted	150,000	6.0
Forfeited	(5,481)	4.44

Options outstanding at end of period	279,212	$4.73	8.86
Options exercisable at end of period	103,430	$2.71	7.40

As of March 31, 2017, the aggregated intrinsic value of outstanding and exercisable options is $206. The aggregate intrinsic value represents the total intrinsic value (the difference between the deemed fair value of the Common Stock on the last day of first quarter of 2017 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on March 31, 2017. This amount is impacted by the changes in the fair market value of the Company's shares of Common Stock.

f.	Options granted to non-employees:

AIT granted options to certain non-employees under the Company’s 2013 Plan and accounted for these options in accordance with ASC 505-50.

The outstanding options granted to non-employees are as follows:

Grant date	Number of options	Exercise price		Expiration date
September 8, 2013	17,080		$4.01	September 8, 2023
September 8, 2013	2,340	$	*)-	September 8, 2023
December 29, 2013	3,511		$4.01	December 29, 2023
April 8, 2014	9,158	$	*)-	April 8, 2024
July 24, 2014	2,492		$5.46	July 24, 2024
March 1, 2015	57,779		$5.46	March 1, 2025
October 20, 2015	12,456	$	*)-	October 20, 2025
December 1, 2015	11,210		$5.46	December 1, 2025
November 8, 2016	9,601		$0.01	November 8, 2026

	125,627

*)	Represents an amount lower than $1.

F - 16

AIT THERAPEUTICS, INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 8:-	STOCKHOLDERS' EQUITY (DEFICIENCY) (Cont.)

g.	Stock-based compensation:

The Stock-based compensation expense recognized in the consolidated financial statements for services received from employees, directors and non-employees is shown in the following table:

	Three months ended March 31,
	2017	2016
	Unaudited

Research and development	$21	$63
General and administrative expenses	44	23

	$65	$86

Total weighted average grant date fair value of options grant in the three months periods ended March 31, 2017 was $1.67.

As of March 31, 2017, the total unrecognized estimated compensation cost related to non-vested stock options granted to employees, directors and non-employees is $310, which is expected to be recognized over a weighted average period of approximately 2 years.

h.	Issuance of RSU's:

On August 31, 2015, AIT's Board of Directors approved grant of 11,781 RSU's to one of the Board of Directors' members with a vesting schedule of three years from September 3, 2015. As of March 31, 2017, 3,927 Common Stock of AIT have been issued upon vesting of equivalent amount of RSU's. In addition, during the three months periods ended March 31, 2017 and 2016, expenses amounted to $4 and $8 have been recognized in the general and administrative expenses, respectively.

i.	Issuance of Restricted Shares ("RS"):

1.
On January 13, 2017, AIT issued 492,624 restricted shares of AIT to one of the directors of the Company, which will vest based on agreed terms. For the three months period ended March 31, 2017, the Company recorded general and administrative expenses of $544 in connection with the above grant.

F - 17

AIT THERAPEUTICS, INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 8:-	STOCKHOLDERS' EQUITY (DEFICIENCY) (Cont.)

2.
On June 24, 2016, AIT entered into agreement with a certain individual to serve as AIT's member of the Board of Directors pursuant to which, among the others, AIT agreed to pay as compensation and benefits upon consummation of Financing Round in the United States (“Financing Round”) (i) an annual retainer of $40 to be paid on equal monthly installments; (ii) one-time bonus amounted to $150 with 30 days from completion of the Financing Round ("One-Time Bonus") and (iii) restricted stock equal to 3% of all issued and outstanding fully diluted shares of AIT after the completion of the Financing Round (including any green shoe or similar) with vesting schedule of 33.33% of such shares to be vested immediately upon the completion of a Financing Round, 33.33% of such shares to be vested after 6 month anniversary of the completion of a Financing Round and the remaining 33.33% of such shares after 12 month anniversary of the completion of a Financing Round. Upon closing change of control transaction, as defined in the agreement, the unvested options shall be accelerated and vested immediately. This agreement has a three-year term, subject to earlier termination as defined in the agreement.

During the three months period ended March 31, 2017, the One-Time Bonus has been paid and AIT issued 364,286 RS and recorded general and administrative expenses amounted to $785 respectively.

j.	Warrants:

1.
On October 3, 2013 ("Grant Date"), AIT granted warrants to a strategic adviser to purchase 85,474 ordinary shares of AIT with an exercise price of $8.19. Such warrant was fully vested on the Grant Date and eligible for exercise during a period of three years commencing as of the issuance of the warrants and ending on the third annual anniversary of the Grant Date ("Exercise Period"). In addition, the warrant will be expired in the event of an IPO or an acquisition of AIT unless it was already converted.

In January 2016, AIT's Board of Directors approved the extension of the Exercise Period by replacing the aforementioned original warrant with a new warrant exercisable until December 31, 2017 or until the fifth anniversary of the Grant Date if event of IPO was occurred until December 31, 2016. As of March 31, 2017 these warrant were not exercised.

AIT accounted for the extension of the Exercise Period pursuant to ASC 718 as a modification. Accordingly, additional compensation of $94 was calculated as the fair value of the modified award in excess of the fair value of the original award measured immediately before its terms have been modified based on current circumstances and recorded incremental fair value as an immediate compensation expense in the general and administrative expenses in the statements of comprehensive loss during the three months period ended March 31, 2016.

F - 18

AIT THERAPEUTICS, INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 8:-	STOCKHOLDERS' EQUITY (DEFICIENCY) (Cont.)

2.
Following to Note 7c, as of January 13, 2017, AIT accounted the warrants granted and held by third party pursuant to ASC 505-50 and measured the warrants at fair value according to the Black-Scholes model was approximately $480. Such amount was fully recognized during the three months period ended March 31, 2017 based on the vesting schedule of the warrants. The value of the warrant is based on the following assumptions: share price of $3.98, exercise price of $4.8, expected dividend rate of 0%, expected standard deviation of 75.23%, risk-free interest rates of 2.20% and expected life until exercise of 7 years.

3.
On February 20, 2017, AIT's Board of Directors approved the extension of the exercise period of options that have been granted to one of the Company’s officers by additional nine months from three months to one year from the termination date. AIT accounted for such extension pursuant to ASC 718 as a modification. Accordingly, additional compensation of $13 was calculated as the fair value of the modified award in excess of the fair value of the original award measured immediately before its terms have been modified based on current circumstances and recorded incremental fair value as an immediate compensation expense.

NOTE 9:-        RELATED PARTY BALANCES AND TRANSACTIONS

Balances with related parties:

	March 31,	December 31,
	2017	2016
	Unaudited

Convertible Notes (d)	$-	$892

Other accounts payable (b), (c)	$43	$65

Loan from related parties (a)	$105	$379

Additional paid in capital (e)	$304	$304

Related parties' expenses:

	Three months ended March 31,
	2017	2016
	Unaudited
Amounts charged to:

General and administrative expenses (e), (f)	$100	$196

Research and Development expenses (b), (c)	$15	$82

Financial expense (a), (d)	$13	$35

F - 19

AIT THERAPEUTICS, INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 9:-	RELATED PARTY BALANCES AND TRANSACTIONS (Cont.)

a.	On February 10, 2014, AIT signed a loan agreement with one of its stockholders for a total amount of $22. The loan bears an interest of 4% per annum.

In 2016 and 2017, AIT entered into loan agreement with existing stockholders pursuant to which AIT received amount of $340 and $57 ("Loan"), respectively, which bears an interest rate of 16% per annum and shall be fully repaid in 12 months from the date it was funded. In case that full payment of the Loan at any time within 90 days of the funding, a minimum interest rate of 4% of the Loan shall be paid along with the Loan principal.

During the three months period ended March 31, 2017, AIT repaid portion of the loan amounted to $241 to certain of its stockholders. In addition, AIT recorded expenses regarding all aforesaid loans in the amounts of $13.

On January 13, 2017, upon the closing of the Merger (see also Note 1b), the holding of certain of the above stockholders have been diluted, and they are no longer considered related parties as of March 31, 2017.

b.	On September 9, 2012, AIT signed a consultancy agreement (which was amended at November 8, 2012) with one of its stockholders. As of March 31, 2017 the consultant is not considered as related parties.

c.
On December 15, 2012, AIT signed a consultancy agreement (which was amended at October 21, 2014) with one of its stockholders. For the three months periods ended March 31, 2017 and 2016, AIT recorded expenses in the amount of $15 and $23, respectively.

d.
Commencing December 2013, AIT signed a certain convertible note agreements of which consideration of $892 was with related parties as of December 31, 2016 (see also Note 5). The Convertible notes bear an interest rate of 8% per annum compounded annually. Upon the closing of the Merger (see also Note 1b), all AIT's outstanding Convertible Notes were converted into 1,397,068 Common Stock. For the three months periods ended March 31, 2017 and 2016, AIT recorded finance expenses in the amounts of $13 and $3, respectively.

e.
On September 17, 2015, AIT entered into an employment agreement with AIT's Chief Executive Officer ("CEO"), effective as of January 1, 2016. Under the agreement, the CEO was entitled to a base salary of approximately $16 per month.

F - 20

AIT THERAPEUTICS, INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 9:-	RELATED PARTY BALANCES AND TRANSACTIONS (Cont.)

In addition, the CEO is entitled to receive an annual cash bonus, provided that he is still employed by AIT on the date of payment thereof (the "Payment Date"), subject to certain milestones and performance targets to be determined by AIT's Board of Directors at its sole discretion. In addition to the foregoing, and subject to the terms and conditions set forth herein, the CEO shall be entitled to receive a cash bonus amounted to $50 upon the earlier of (i) sale and issuance by the Company of equity and/or debt securities in which the Company shall receive gross proceeds of at least $10,000; or (ii) closing of an underwritten public offering of the Parent Company's securities in which the Parent Company shall receive gross proceeds of at least $10,000, provided that he is still employed by AIT on the Payment Date.

In November 2016, AIT's Chief Executive Officer has waived all his requirements for certain debts of AIT to him in total amount of $304.

For the three months periods ended March 31, 2017, the Company signed a new agreement with the Chief Executive Officer pursuant to which among others he is entitled to a base salary of approximately $22 per month.

f.	In January 2017, the Company entered into a consulting agreement with one of the Company’s directors in consideration of $18 per month.

NOTE 10:-     FINANCIAL EXPENSE, NET

	Three months ended March 31,
	2017	2016
	Unaudited

Financial expenses, net:
Bank charges and other	$3	$2
Imputed interest expense in respect to Convertible Notes	14	67
Imputed interest expense in respect to loans from related parties and others and loan from bank	16	3
Foreign currency translation adjustments, net	37	25
Amortization of debt issuance costs	15	4
Amortization of BCF in respect to Convertible Notes	1,031	238
Issuance of Common Stock to finder fee upon the conversion of Convertible Notes	18	-
Issuance of additional warrants granted to investors	2,434
Revaluation of warrants to purchase Common Stock	(1,308)	-
Issuance cost related to warrants to investors and placement agent	457	-

	$2,717	$339

F - 21

AIT THERAPEUTICS, INC.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 11:-	BASIC AND DILUTED NET LOSS PER SHARE

The following table sets forth the computation of the Company's basic and diluted net loss per share of Common stock:

	Three months ended March 31,
	2017	2016

Net loss attributable to holders of Common stock as reported	$(6,283)	$(1,273)

Weighted average number of shares of Common stock used in computing basic and diluted net loss per share	5,617,762	2,207,449

Net loss per share of Common stock, basic and diluted	$(1.12)	$(0.58)

For the three months period ended March 31, 2017 and 2016, all outstanding convertible notes, options and warrants have been excluded from the calculation of the diluted net loss per share since their effect was anti-dilutive.

F - 22

AIT THERAPEUTICS, INC.

 CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2016

U.S. DOLLARS IN THOUSANDS

AIT THERAPEUTICS, INC.

Kost Forer Gabbay & Kasierer 3 Aminadav St. Tel-Aviv 6706703, Israel	Tel: +972-3-6232525 Fax: +972-3-5622555 ey.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

AIT THERAPEUTICS, INC.

We have audited the accompanying consolidated balance sheets of AIT Therapeutics, Inc. and its subsidiaries (the "Company") as of December 31, 2016 and 2015 and the related consolidated statements of comprehensive loss, changes in shareholders' deficiency and cash flows for the years ended December 31, 2016 and 2015. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2016 and 2015 and the consolidated results of their operations and their cash flows for each of the years ended December 31, 2016 and 2015 in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1c to the consolidated financial statements, the Company has recurring losses from operations and accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 1c. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

February 27, 2017 Except for Note 1, Note 2, Note 10a, Note 10b, Note 10c, Note 13 and Note 14 to which the date is May 23, 2017	/s/ Kost Forer Gabbay and Kasierer KOST FORER GABBAY & KASIERER
Tel-Aviv, Israel	A Member of EY Global

AIT THERAPEUTICS, INC.

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

	As of December 31,
	2016	2015

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$7	$129
Restricted bank deposits	-	12
Other accounts receivable	78	11

Total current assets	85	152

NON-CURRENT ASSETS:

Deferred IPO costs	-	352
Deferred private placement costs	90	-
Property and equipment, net	61	93

Total non-current assets	151	445

TOTAL ASSETS	$236	$597

The accompanying notes are an integral part of the consolidated financial statements.

AIT THERAPEUTICS, INC.

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands, (except share and per share data)

	As of December 31,
	2016	2015

LIABILITIES AND SHAREHOLDERS' DEFICIENCY

CURRENT LIABILITIES:
Line of credit	$39	$-
Trade payables	528	124
Other accounts payable	1,093	716
Loans from related parties	379	29

Total current liabilities	2,039	869

CONVERTIBLE NOTES	2,895	1,552

TOTAL LIABILITIES	4,934	2,421

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' DEFICIENCY:

Common Stock, $0.0001 par value per share -
11,665,085 shares authorized at December 31, 2016 and 2015; 2,207,449 and 1,973,414 issued and outstanding shares at December 31, 2016 and 2015, respectively;	1	1
Preferred Stock, $0.0001 par value per share -
10,000,000 shares authorized at December 31, 2016 and 2015; 0 issued and outstanding shares at December 31, 2016 and 2015;	-	-
Additional paid- in capital	8,874	8,028
Deficit accumulated	(13,573)	(9,853)

Total shareholders' deficiency	(4,698)	(1,824)

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIENCY	$236	$597

The accompanying notes are an integral part of the consolidated financial statements.

AIT THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

U.S. dollars in thousands, (except share and per share data)

	For the December 31,
	2016	2015

Operating expenses:
Research and development expenses	$673	$1,620
General and administrative expenses	1,039	589
Costs related to aborted IPO	621	-

Operating loss	2,333	2,209

Financial expense, net	1,360	994
Revaluation of warrants to purchase Convertible Preferred A Shares	-	152

Loss before taxes on income	3,693	3,355

Taxes on income	27	127

Net comprehensive loss	$3,720	$3,482

Net basic and diluted loss per share	(1.69)	(1.64)

Weighted average number of Common Stock used in computing basic and diluted net loss per share	2,207,449	2,123,363

The accompanying notes are an integral part of the consolidated financial statements.

AIT THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIENCY

U.S. dollars in thousands, except share data

	Common Stock		Additional paid-in	Deficit	Total shareholders'
	Number	Amount	capital	accumulated	Deficiency

Balance as of January 1, 2015	1,973,414	$1	$2,929	$(6,371)	$(3,441)

Conversion of warrants into Convertible Preferred A Shares at $2.457 per share, net of issuance costs	234,035	*)-	3,413	-	3,413
Stock-based compensation related to options granted to employees and non-employees	-	-	429	-	429
Stock-based compensation related to RSU's granted to Board of Directors' member	-	-	18	-	18
Beneficial conversion feature in respect to Convertible Notes	-	-	1,239	-	1,239
Net loss	-	-	-	(3,482)	(3,482)

Balance as of December 31, 2015	2,207,449	1	8,028	(9,853)	(1,824)

Modification of Consultants' warrants to purchase Common Stock	-	-	94	-	94
Waiver of salary by AIT's CEO	-	-	304	-	304
Stock-based compensation related to options granted to employees and non-employees	-	-	243	-	243
Stock-based compensation related to RSU's granted to Board of Directors' member	-	-	28	-	28
Beneficial conversion feature in respect to Convertible Notes	-	-	177	-	177
Net loss	-	-	-	(3,720)	(3,720)

Balance as of December 31, 2016	2,207,449	$1	$8,874	$(13,573)	$(4,698)

*) Representing an amount less than $1

The accompanying notes are an integral part of the consolidated financial statements.

AIT THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands
	For the Year ended December 31,
	2016	2015

Cash flows from operating activities

Net loss	$(3,720)	$(3,482)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	25	26
Capital loss from selling property and equipment	5	-
Stock-based compensation and RSU's	365	447
Amortization of beneficial conversion feature and debts issuance costs in Convertible Notes	1,050	768
Waiver of salary by the AIT's CEO	304	-
Revaluation of warrants to purchase Convertible Preferred A Shares	-	152
Imputed interest on convertible notes, loans from related parties and line of credit	299	217
Change in:
Other accounts receivable	(67)	38
Trade payables	404	10
Other accounts payable	291	166
Deferred IPO costs that was aborted	352	-

Net cash used in operating activities	(692)	(1,658)

Cash flows from investing activities

Maturity of restricted bank deposits	12	-
Selling of property and equipment	2	-
Purchase of property and equipment	-	(7)

Net cash (used in) provided by investing activities	14	(7)

Cash flows from financing activities

Proceeds from loan from related parties	340	-
Proceeds from issuance of Convertible Note, net of issuance costs	184	1,239
Proceeds from line of credit	467	-
Maturity of line of credit	(431)	-
Proceeds from conversion of warrants into Convertible Preferred A Shares, net of issuance costs	-	540
Deferred IPO costs that were paid	-	(146)
Deferred private placement costs that were paid	(4)	-

Net cash provided by financing activities	556	1,633

Decrease in cash and cash equivalents	(122)	(32)
Cash and cash equivalents at the beginning of the year	129	161

Cash and cash equivalents at the end of the year	$7	$129

Supplemental disclosure of non‑cash financing activities:
Conversion of warrants into Convertible Preferred A Shares	$-	$2,873

Capitalization of deferred private placement costs	$86	$-

The accompanying notes are an integral part of the consolidated financial statements.

AIT THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 1:-	GENERAL

a.
AIT Therapeutics, Inc. ("AITT" or the "Company") was incorporated on April 24, 2015 as KokiCare, Inc. under the laws of the State of Delaware. On January 9, 2017, the name of the Company was changed to AIT Therapeutics, Inc.

Advanced Inhalation Therapies (AIT) Ltd. ("AIT") was incorporated in Israel on May 1, 2011 and commenced its operations in May, 2012. AIT is an emerging Israeli drug development company focusing on the development and commercialization of nitric oxide formulations for the treatment of respiratory infections and diseases. The AIT pipeline includes therapies intended to treat respiratory infections in acute and chronic diseases, such as bronchiolitis (RSV), cystic fibrosis (CF) and NTM in CF patients.

On August 29, 2014, AIT established a wholly-owned subsidiary, Advanced Inhalation Therapies (AIT) Inc. ("Inc."), a Delaware corporation. Its principal business activity is to provide executive management and administrative support functions to AIT.

b.
On December 29, 2016, AIT entered into an Agreement and Plan of Merger as amended by that Amendment No. 1 to the Merger Agreement dated January 12, 2017 (the "Merger Agreement") with the Company (refer to note 14(b)).

In connection with the closing of the Merger, all outstanding ordinary shares, warrants and options of AIT were converted into the rights to receive shares of AITT's Common Stock, warrants and stock options, respectively, at a ratio of 1:1.

The Merger was accounted for as a reverse recapitalization which is outside the scope ASC 805, "Business Combinations". Under reverse capitalization accounting, AIT is considered the acquirer for accounting and financial reporting purposes, and acquired the assets and assumed the liabilities of the Company. Assets acquired and liabilities assumed are reported at their historical amounts. Consequently, the consolidated financial statements of the Company reflect the operations of the acquirer for accounting purposes and a recapitalization at the equity of the accounting acquirer. These consolidated financial statements include the accounts of AIT since inception.

c.
Since its inception, the Company has devoted substantially most of its effort to business planning, research and development. The Company has incurred losses and has accumulated negative cash flow from operating activities amounted to $3,720 and $692 during the year ended December 31, 2016, respectively, and has an accumulated deficit of $13,573 as of December 31, 2016. These conditions raise substantial doubts about the Company's ability to continue as a going concern. The Company's ability to continue to operate is dependent upon raising additional funds to finance its activities. There are no assurances, however, that the Company will be successful in obtaining an adequate level of financing needed for the long-term development and commercialization of its products.

The consolidated financial statements do not include any adjustments with respect to the carrying amounts of assets and liabilities and their classification that might be necessary should the Company be unable to continue as a going concern.

AIT THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP").

a.	Use of estimates:

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The Company evaluates on an ongoing basis its assumptions. The Company's management believes that the estimates, judgment and assumptions used are reasonable based upon information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements, and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates.

b.	Principles of consolidation:

The consolidated financial statements include the accounts of AIT and Inc. Inter-company balances, and transactions including profits from inter-company sales not yet realized have been eliminated upon consolidation.

c.	Financial statements in U.S. dollars in thousands:

The majority of AIT's operations are currently conducted in Israel while a significant part of AIT's expenses and financing activities are denominated and determined in U.S. dollars. The Company's management believes that the U.S. dollar is the currency of the primary economic environment in which the Company operates and expects to continue to operate in the foreseeable future. Thus, the functional and reporting currency of the Company is the U.S. dollar.

The Company's transactions and balances denominated in U.S. dollars are presented at their original amounts. Non-dollar transactions and balances have been re-measured to U.S. dollars in accordance with the Accounting Standards Board (ASC) 830, "Foreign Currency Matters". All transaction gains and losses from re-measurement of monetary balance sheet items denominated in non-dollar currencies are reflected in the statements of comprehensive loss as financial income or expenses, as appropriate.

d.	Cash equivalents:

Cash equivalents are short-term highly liquid investments that are readily convertible to cash with original maturities of three months or less at acquisition.

e.	Restricted bank deposits:

Restricted bank deposits are pledged in favor of a bank which provides to AIT guarantees with respect to office lease agreements.

AIT THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

f.	Property and equipment, net:

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets at the following rates:

%

Computers and electronic equipment	33
Clinical and medical equipment	7-15

g.	Impairment for long-lived assets:

The Company's long-lived assets are reviewed for impairment in accordance with ASC 360, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. During the years ended December 31, 2016 and 2015, no impairment losses have been identified.

h.	Research and development expenses:

Research and development expenses are charged to the statement of comprehensive loss as incurred.

i.	Severance pay:

AIT's liability for severance pay is pursuant to Section 14 of the Severance Compensation Act, 1963 ("Section 14"), all the employees are included under this section, and are entitled only to monthly deposits, at a rate of 8.33% of their monthly salary, made in the employee's name with insurance companies. Payments in accordance with Section 14 release AIT from any future severance payments in respect of those employees. The fund is made available to the employee at the time the employer-employee relationship is terminated, regardless of cause of termination. The severance pay liabilities and deposits under section 14 are not reflected in the balance sheet as the severance pay risks have been irrevocably transferred to the severance funds.

AIT THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

j.	Income taxes:

The Company accounts for income taxes in accordance with ASC 740, "Income Taxes". This topic prescribes the use of the liability method whereby deferred tax assets and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides full valuation allowance, to reduce deferred tax assets to the amount that is more likely than not to be realized.

The Company implements a two-step approach to recognize and measure uncertain tax positions.  The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% (cumulative basis) likely to be realized upon ultimate settlement. As of December 31, 2016 and 2015, the Company has recorded a liability for uncertain tax position in connection to implementation of cost plus method for certain services that have been provided by Inc. to the Company.

k.	Concentrations of credit risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents and restricted bank deposits. Cash, cash equivalents and restricted bank deposits are invested in major banks in Israel and U.S. Management believes that the financial institutions that hold the Company's investments are financially sound and, accordingly, minimal credit risk exists with respect to these investments.

The Company has no off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

l.	Legal and other contingencies:

The Company accounts for its contingent liabilities in accordance with ASC 450 "Contingencies". A provision is recorded when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. With respect to legal matters, provisions are reviewed and adjusted to reflect the impact of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter. As of December 31, 2016 and 2015, the Company is not a party to any litigation that could have a material adverse effect on the Company's business, financial position, results of operations or cash flows.

AIT THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

m.	Fair value of financial instruments:

ASC 820, "Fair Value Measurements and Disclosures" ("ASC 820"), defines fair value as the price that would be received to sell an asset or paid to transfer a liability (i.e., the "exit price") in an orderly transaction between market participants at the measurement date.

In determining fair value, the Company uses various valuation approaches. ASC 820 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company's assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

The hierarchy is broken down into three levels based on the inputs as follows:

Level 1	-	Valuations based on quoted prices in active markets for identical assets that the Company has the ability to access.

Level 2	-	Valuations based on one or more quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3	-	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The availability of observable inputs can vary from investment to investment and is affected by a wide variety of factors, including, for example, the type of investment, the liquidity of markets and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment and the investments are categorized as Level 3.

The carrying amounts of cash and cash equivalents, restricted bank deposits, other accounts receivable, trade payables and other accounts payable approximate their fair value due to the short-term maturities of such instruments.

n.	Basic and diluted net loss per share:

Basic net loss per share is computed based on the weighted average number of Common Stock outstanding during each year. Diluted net loss per share is computed based on the weighted average number of Common Stock outstanding during each year plus dilutive potential equivalent Common Stock considered outstanding during the year, in accordance with ASC 260.

AIT THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

For the years ended December 31, 2016 and 2015, all outstanding stock options, warrants and restricted share units have been excluded from the calculation of the diluted net loss per share as all such securities are anti-dilutive for all years presented.

o.	Stock-based compensation:

AIT accounts for stock-based compensation in accordance with ASC 718, "Compensation Stock Compensation", ("ASC 718"), which requires companies to estimate the fair value of equity based payment awards on the date of grant using an option pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite or derived service period in the Company's consolidated statement of comprehensive loss.

AIT recognizes compensation expense for the value of its awards granted based on the accelerated method over the requisite or derived service period of each of the awards, net of estimated forfeitures. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

AIT estimates the fair value of stock options granted using the Black-Scholes-Merton option-pricing model which requires a number of assumptions, of which the most significant are the fair market value of the underlying Common Stock, expected stock price volatility and the expected option term. Expected volatility was calculated based upon historical volatilities of similar entities in the related sector index. The expected option term represents the period that AIT's stock options are expected to be outstanding and is determined based on the simplified method until sufficient historical exercise data will support using expected life assumptions. The risk-free interest rate is based on the yield from U.S. treasury bonds with an equivalent term. The expected dividend yield assumption is based on AIT's historical experience and expectation of no future dividend payouts. AIT has historically not paid cash dividends and has no foreseeable plans to pay cash dividends in the future.

The fair value of Common Stock underlying the options was determined by AIT's management with the assistance of an independent valuation firm. Because there has been no public market for the Common Stock, AIT's management has determined fair value of the Common Stock at the time of grant by considering a number of objective and subjective factors including data from other comparable companies, operating and financial performance, the lack of liquidity of capital stock and general and industry specific economic outlook, amongst other factors. The fair value of the underlying Common Stock shall be determined by management until such time as the Common Stock are listed on an established stock exchange, national market system or other quotation system. For the years ended December 31, 2016 and 2015, the valuations were performed using the Hybrid Method by combining the Option Pricing Method, expected IPO method and a discounted cash flow model to determine the fair value of AIT's Common Stock.

AIT THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 2: -	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

The fair value for options granted in 2016 and 2015 to employees and directors of AIT is estimated at the date of grant using a Black-Scholes-Merton Options pricing model with the following weighted average assumptions:

	2016	2015

Dividend yield	0%	0%
Expected volatility	75.2%	88.9%
Risk-free interest	2.1%-3.6%	2.1%-3.5%
Expected life (years)	5.5-6.25	5.5-6.25

AIT applies ASC 505-50, "Equity-Based Payments to Non-Employees" ("ASC 505") with respect to options and warrants issued to non-employees which requires the use of option valuation models to measure the fair value of the options and warrants at the measurement date.

p.	Impact of recently issued accounting standards:

1.
In 2014, the FASB issued ASU 15-2014, Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of uncertainties about an entity’s ability to continue as a Going Concern, which defines management’s responsibility to assess an entity’s ability to continue as a going concern, and to provide related footnote disclosures if there is substantial doubt about its ability to continue as a going concern. The Company adopted ASU 15-2014 commencing the financial statements for the year ended December 31, 2016.

2.
In February 2016, the FASB issued ASU 2016-02 - Leases (ASC 842), which sets      out the principles for the recognition, measurement, presentation and disclosure of   leases for both parties to a contract (i.e. lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight line basis over the term of the lease, respectively. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. The new standard requires lessors to account for leases using an approach that is substantially equivalent to existing guidance for sales-type leases, direct financing leases and operating leases. The ASU is expected to impact the Company's consolidated financial statements as we have certain operating lease arrangements. ASC 842 supersedes the previous leases standard, ASC 840 Leases. The standard is effective for fiscal years beginning after December 15, 2019, with early adoption permitted. The Company is currently in the process of evaluating the impact of the adoption of this standard on its consolidated financial statements.

AIT THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 2: -	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

3.
On March 30, 2016, the FASB issued ASU 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting which affect all entities that issue share-based payment awards to their employees and involve multiple aspects of the accounting for share-based payment transactions, including income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2016-09 is effective for annual periods beginning after December 15, 2017, and interim periods within those annual periods. The Company is currently evaluating the impact of the guidance on its consolidated financial statements.

NOTE 3:-	OTHER ACCOUNTS RECEIVABLE

	December 31,
	2016	2015

Prepaid expenses (*)	$73	$5
Governments authorities	5	6

	$78	$11

(*)	Representing mainly an advance payment to the Company as part of the Merger agreement (see Note 14b).

NOTE 4:-        PROPERTY AND EQUIPMENT, NET

	December 31,
	2016	2015
Cost:
Computers and electronic equipment	$28	$36
Clinical and medical equipment	119	119

	147	155
Accumulated depreciation:
Computers and electronic equipment	20	13
Clinical and medical equipment	66	49

	86	62

Depreciated cost	$61	$93

*)	Represents an amount less than $1.

Depreciation expenses for the years ended December 31, 2016 and 2015 were $25 and $26, respectively. In addition, during the year ended December 31, 2016, the Company recorded losses amounted to $5 from selling office furniture and equipment.

AIT THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 5:-	OTHER ACCOUNTS PAYABLE

	December 31,
	2016	2015

Employees and payroll accruals	$88	$64
Income tax	154	127
Accrued expenses	851	525

	$1,093	$716

NOTE 6:-	LINE OF CREDIT

In January 2016, AIT entered into an agreement for a renewable line of credit with Commercial Bank ("Bank") for a maximum withdrawal amount of $49 with imputed interest in average rate of 5.1%. Such line of credit was renewed on a monthly basis upon AIT's request. On September 15, 2016, AIT entered into an agreement for a line of credit of $52 with imputed interest in average rate of 5.1% with monthly payment over 12 installments. As of December 31, 2016, the line of credit and accrued interest are amounted to $39.

NOTE 7:-	CONVERTIBLE NOTES

Starting December 2013 and until December 31, 2016, AIT entered into Convertible Notes Agreements ("Agreement") and received an aggregate amount of $3,342 ("Convertible Notes"), $892 out of which from related parties as of December 31, 2016 (see also Note 11e). Such Convertible Notes bear an interest rate of 8% per annum compounded annually and are convertible, with accrued interest, to the most senior shares of AIT. The maturity date of the Convertible Notes, unless converted earlier, is the earlier to occur of (i) December 12, 2017 or (ii) an event of default as defined in the Agreement. The conversion price was set to (i) $2.457 upon voluntary conversion, and (ii) the lowest of 66.6% of the price of the most senior shares of AIT or a price per share of $5.46 calculated in accordance with the valuation of AIT being $13,333 ("Discounted Conversion Price") upon mandatory conversion in case of a "triggering event" as defined in the Agreement.

According to the Agreement, upon a triggering event caused by a financing round of at least $2,000, the holders of the Convertible Notes will have the right to participate in the next equity round, and shall have the right to purchase an amount of the most senior class of shares to be issued to the investors in such equity round, at a discounted conversion price ("Participation Rights"). In the event of an initial public offering of AIT at the offering price reflecting a pre-money valuation of at least $20,000 ("Qualified IPO"), the Participation Rights will automatically expire and the holder will instead be granted options to purchase Common Stock of AIT, for an aggregate price of the principal amount invested via Convertible Notes. The exercise price of the option will be equal to the Discounted Conversion Price. The options will remain exercisable until the earlier of two years from a Qualified IPO and an acquisition of AIT.

AIT THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 7:-	CONVERTIBLE NOTES (Cont.)

With respect to the aforesaid Convertible Notes, the Company applies ASC 470, "Debt with Conversion and Other Options" ("ASC 470"), pursuant to which the Company recognizes and measures the Beneficial Conversion Feature ("BCF") in the Convertible Notes at the commitment date by allocating a portion of the proceeds equal to the intrinsic value of the feature to additional paid-in-capital. The intrinsic value of the feature is calculated on the commitment date using the effective conversion price. The discount resulting from the BCF is amortized over the life of the Convertible Notes through financial expenses unless mandatorily converted earlier.

In September and October 2016, the Convertible Notes' terms were modified such that subject to and effective to immediately upon the consummation of transaction whereby its Common Stock shall become quoted on the OTC market the holders of the Convertible Notes elected to converted the Convertible Notes and the outstanding accrued interest amounted to $3,838 thousand to 1,397,068 Common Stock of AIT. Following the conversion, the holders have no rights or claims (including the Participation Rights) under the Agreement. AIT accounted this amendment as modification according to ASC 470-50 "Modifications and Extinguishments".

The Convertible Notes balance consists of the following:

	December 31,
	2016	2015

Opening balance	$1,552	$568
Receipt of Convertible Notes	184	1,277
BCF in respect of Convertible Notes	(177)	(1,239)
Amortization of BCF	1,034	759
Capitalization of debts issuance costs	-	(38)
Amortization of debts issuance costs	16	9
Imputed interest	286	216

	$2,895	$1,552

Subsequent to December 31, 2016, upon the closing of the merger transaction (see also Note 14(b) and 14(h)) all the Company's outstanding Convertible Notes were converted into 1,390,595 Common Stock of the Company and the remaining BCF was amortized immediately into statement of comprehensive loss as finance expenses.

NOTE 8:-	TAXES ON INCOME

a.	Tax rates applicable to AIT:

1.	Taxable income of AIT is subject to a corporate tax rate as follow: 2015 - 26.5% and 2016 - 25%.

AIT THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 8:-	TAXES ON INCOME (Cont.)

2.
In December 2016, the Israeli Parliament approved the Economic Efficiency Law (Legislative Amendments for Applying the Economic Policy for the 2017 and 2018 Budget Years), 2016 which reduces the corporate income tax rate to 24% (instead of 25%) effective from January 1, 2017 and to 23% effective from January 1, 2018.

b.	Company and Inc.:

The Company and AIT Inc. is subject to U.S. income taxes. The tax rates are compounded from a progressive federal tax of 35% in addition to a state and local taxes.

c.	Income taxes on foreign subsidiary:

Foreign subsidiary is taxed according to the tax laws in its respective country of residence. Neither Israeli income taxes, foreign withholding taxes nor deferred income taxes were provided in relation to undistributed earnings of the Company's foreign subsidiary. This is because AIT has the intent and ability to reinvest these earnings indefinitely in the foreign subsidiary and therefore those earnings are continually redeployed in those jurisdictions.

d.         Net operating losses carry forward:

AIThas accumulated losses for tax purposes as of December 31, 2016 in the amount of approximately $6,003 which may be carried forward and offset against taxable income in the future for an indefinite period.

e.          Deferred income taxes:

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows:

	December 31,
	2016	2015
Deferred tax assets:
Operating loss carry forward	$1,381	$1,098
Reserves and allowances	5	8
Research and development	153	318

Net deferred tax asset before valuation allowance	1,539	1,424
Valuation allowance	(1,539)	(1,424)

Net deferred tax asset	$-	$-

AIT THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 8:-	TAXES ON INCOME (Cont.)

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that all or some portion of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences are deductible and net operating losses are utilized. Based on consideration of these factors, the Company recorded a full valuation allowance at December 31, 2016 and 2015.

f.	Taxes on income for the years ended December 31, 2016 and 2015 are comprised from taxes incurred as a result of the implementation of the cost plus method between the AIT and Inc.

g.	Loss (income) before taxes on income consists of the following:

	December 31,
	2016	2015

Foreign	$3,727	$3,453
Domestic	(34)	(98)

	$3,693	$3,355

h.
The main reconciling item between the statutory tax rate of the Company and the effective tax rate is the recognition of valuation allowances in respect to deferred taxes relating to accumulated net operating losses carried forward due to the uncertainty of the realization of such deferred taxes.

i.	Accounting for uncertainty in income taxes:

A reconciliation of the beginning and ending amount of unrecognized tax benefits related to uncertain tax positions is as follows:

	Year ended December 31,
	2016	2015

Balance at beginning of year	$97	$-
Additions for current year's tax position	16	97

Balance at the end of year	$113	$97

The Company does not expect a reversal of unrecognized tax benefits in the next 12 months.

AIT and Inc. file income tax returns in Israel and U.S, respectively. As of December 31, 2016, the tax returns of AIT are open to examination by the tax authorities from the year of 2013 through 2016 and the tax return of Inc. are open to examination by the tax authorities from inception through 2016.

AIT THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 9:-       CONTINGENT LIABILITIES AND COMMITMENTS

a.
On October 22, 2013, AIT entered into certain patent license agreement with a third party pursuant to which AIT paid to the third party a non-refundable upfront fee amounted to $150 and is obligated to pay the third party 5% royalties of the licensed product revenues, but at least $50 per annum at the royalty period. As of December 31, 2016, AIT did not record any revenues and therefore no royalties were paid or accrued.

b.
On April 8, 2014, the Company signed a finder fee agreement pursuant to which among others the Company will grant to the finder fee of 6% of the Company's conversion shares to be actually issued to certain lenders upon actual conversion of the lender's Convertible (see also Note 7).

c.
On March 4, 2015, AIT entered into an agreement with certain gas supplier pursuant to which the supplier will receive exclusivity on the US market in exchange for gas supply for clinical studies for Bronchiolitis.

d.
On August 3, 2015 ("Effective Date"), AIT entered into agreement with certain individual to serve as AIT's chairman of the Board of Directors pursuant to which, among others, AIT will pay as compensation and benefits upon consummation of Initial Public Offering ("IPO") (i) an annual retainer of $75 to be paid on equal installments and (ii) 492,624 restricted shares of AIT with vesting schedule of 50% if such shares to be vested after 6 month anniversary of the completion of an IPO and the remaining 50% of such shares after 18 month anniversary of the completion of an IPO. Upon closing change of control transaction, as defined in the agreement, the unvested options shall be accelerated and vested immediately. The agreement shall commence as of the Effective Date and shall continue for a period of three years, subject to earlier termination as defined in the agreement (see also Note 13h).

e.
In August 2015, AIT entered into an Option Agreement ("Agreement") with a third party whereby AIT acquired on September 7, 2016 for $25 the Option to purchase certain intellectual property assets and rights ("Option"). According to the Agreement, the Option is exercisable for a period of six months starting August 2015 (which was extended in 2016 for a period which is ended January 2017). Upon exercise of the Option, AIT is obligated to pay an exercise price of $500 and will be required to make certain one-time development and sales milestone payments ("One-Time Payment") to the third party starting from the date when AIT will receive regulatory approval for the commercial sale of its first product candidate. In January 2017, subsequent to the balance sheet date, the Option was exercised and therefore the One-Time Payment has been paid on January 24, 2017.

In addition, AIT has issued to the third party a warrant to purchase up to such amount of Common Stock of AIT in such number equal to $1,000 divided by 80% of the price per share of each Common Stock of AIT determined for the purposes of AIT's IPO. The warrant shall be exercisable, in whole or in part, until the seventh anniversary as of the date of grant of the warrant (see also Note 13e).

AIT THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 9:-       CONTINGENT LIABILITIES AND COMMITMENTS (Cont.)

f.
On June 24, 2016 ("Effective Date"), AIT entered into agreement with certain individual to serve as AIT's member of the Board of Directors pursuant to which, among the others, AIT will pay as compensation and benefits upon consummation of Financing Round in the United States (“Financing Round”) (i) an annual retainer of $40 to be paid on equal monthly installments; (ii) one-time bonus amounted to $150 with 30 days from completion of the Financing Round ("One-Time Bonus") and (iii) restricted shares equal to 3% of all issued and outstanding fully diluted shares of AIT after the completion of the Financing Round (including any green shoe or similar) with vesting schedule of 33.33% of such shares to be vested immediately upon the completion of a Financing Round, 33.33% of such shares to be vested after 6 month anniversary of the completion of a Financing Round and the remaining 33.33% of such shares after 12 month anniversary of the completion of a Financing Round. Upon closing change of control transaction, as defined in the agreement, the unvested options shall be accelerated and vested immediately. The One-Time Payment has been paid on January 27, 2017. The agreement shall commence as of the Effective Date and shall continue for a period of three years, subject to earlier termination as defined in the agreement (see also Note 13h).

g.	AIT’s CEO is entitled to receive a cash bonus of $50 thousands subject to certain terms and conditions described in his employment agreement (See also Note 11.f).

NOTE 10:-	SHAREHOLDERS' DEFICIENCY

a.	Share capital:

The Common Stock confers upon the holders the right to receive notice to participate and vote in general meetings of the Company, and the right to receive dividends, if declared, and to participate in the distribution of the surplus assets and funds of the Company in the event of liquidation, dissolution or winding up of the Company.

b.	Effective December 29, 2016, the Company's Board of Directors and the stockholders approved a reverse stock split of the outstanding Common Stock, at the ratio of 100 for 1.

For accounting purposes, all Common Stock, warrants to purchase Common Stock and options to purchase Common Stock and loss per share amounts have been adjusted to give retroactive effect to this reverse share split for all periods presented in these consolidated financial statements. Any fractional shares resulting from the reverse share split will be rounded up to the nearest whole share.

c.	Issuances of Common Stock:

1.
In January 2015, one of the Company's shareholders exercised 101,754 warrants to 101,754 Common Stock for a total consideration of $250 which reflects an exercise price of $2.457. Consequently, the Company issued additional 4,070 Common Stock on the issuance date to consultant in respect to exercise of 4,070 warrants.

AIT THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 10:-	SHAREHOLDERS' DEFICIENCY (Cont.)

2.
In August 2015, the Company's shareholders exercised 118,035 warrants to 118,035 Common Stock for a total consideration of $290 which reflects an exercise price of $2.457. Consequently, the Company issued additional 4,070 Common Stock on the issuance date to consultant in respect to exercise of 4,070 warrants.

In addition, the Company decided to grant to the aforementioned shareholders additional 5,902 warrants to purchase Common Stock with no exercise price which have been converted into 5,902 Common Stock. Consequently, the Company issued additional 204 Common Stock to consultant in such respect.

d.	Issuance costs:

1.
As of December 31, 2015, AIT planned to have its securities listed on the OTCQB for the purpose of raising capital to finance its operations. Thus, during the year ended December 31, 2015, AIT incurred direct and incremental costs related to the private placement, including among others, accounting, consulting, legal and printing fees of $352, which were capitalized as a non-current asset.

2.
In the beginning of 2016, AIT's Board of Directors decided to abort the IPO and therefore the aforementioned deferred IPO costs together with additional related costs amounted to $269 that have been generated in 2016 have been charged as separate line in the statement of comprehensive loss.

3.
In the fourth quarter of 2016, AIT planned to enter into reverse acquisition of the Company and private placement transactions. Thus, during the year ended December 31, 2016, AIT incurred direct and incremental costs related to the aforementioned transactions, including among others, accounting, consulting, legal and printing fees. The costs that have been identified with the private placement amounted to $90 were capitalized as a non-current asset. As of December 31, 2016, $4 out of the aforementioned amount was paid.

e.
In November 2016, AIT's Chief Executive Officer has waived certain obligations of AIT to him in total amount of $304 (see also Note 11f). Thus, such amount was accounted as investment in equity and recorded as additional paid in capital.

f.	Stock options granted to employees:

In September and December 2013, AIT authorized through its 2013 Incentive Option Plan (the "2013 Plan"), the grant of options and Restricted Share Units ("RSU's") to officers, directors, advisors, management and other key employees. AIT reserved for grants of options up to 466,676 of AIT's Common Stock. The options granted have generally between 2 to 4 years vesting terms and expire 10 years after the grant date. Certain options will be accelerated upon fulfillment of certain conditions. As of December 31, 2016, 285,075 options and RSU's were still available for future grants under 2013 Plan.

AIT THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 10:-	SHAREHOLDERS' DEFICIENCY (Cont.)

A summary of AIT's options activity for employees and directors under AIT's 2013 Plan is as follows:

	Year ended December 31, 2016
	Number of options	Weighted average exercise price	Weighted average remaining contractual life

Options outstanding at beginning of year	146,606	$3.38	8.92
Granted	14,517	5.46
Forfeited	(26,430)	5.46

Options outstanding at end of year	134,693	3.31	8.99

Options vested and expected to be vested		3.31	7.91

Options exercisable at end of year	82,722	$1.95	7.34

As of December 31, 2016, the aggregated intrinsic value of outstanding and exercisable options is $209. The aggregate intrinsic value represents the total intrinsic value (the difference between the deemed fair value of AIT's Common Stock on the last day of fiscal 2016 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2016. This amount is impacted by the changes in the fair market value of the Company's shares.

g.   Stock options granted to non-employees:

AIT granted options to certain non-employees under AIT's 2013 Plan and accounted for these options in accordance with ASC 505-50.

The outstanding options granted to AIT's non-employees are as follows:

Grant date	Number of options	Exercise price		Expiration date
September 8, 2013	17,080		$4.01	September 8, 2023
September 8, 2013	2,340	$	*)-	September 8, 2023
December 29, 2013	3,511		$4.01	December 29, 2023
April 8, 2014	9,158	$	*)-	April 8, 2024
July 24, 2014	2,492		$5.46	July 24, 2024
March 1, 2015	57,779		$5.46	March 1, 2025
October 20, 2015	12,456	$	*)-	October 20, 2025
December 1, 2015	11,210		$5.46	December 1, 2025
November 8, 2016	9,601		$0.01	November 8, 2026

	125,627

*)	Represents an amount lower than $1.

AIT THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 10:-	SHAREHOLDERS' DEFICIENCY (Cont.)

h.	Stock-based compensation expenses:

The stock-based compensation expense recognized in the consolidated financial statements for services received from employees, directors and non-employees is shown in the following table:

	Year ended December 31,
	2016	2015

Research and development expenses	$109	$331
General and administrative expenses	134	98

	$243	$429

As of December 31, 2016, the total unrecognized estimated compensation cost related to non-vested stock options granted to employees, directors and non-employees is $116, which is expected to be recognized over a weighted average period of approximately 1.38 years.

The weighted average grant date fair value of options granted during the years ended December 31, 2016 and 2015 was $4 and $4.4, respectively.

i.
On August 31, 2015, AIT's Board of Directors approved grant of 11,781 RSU's to one of the Board of Directors' members with a vesting schedule of three years from September 3, 2015. Therefore, during the year ended December 31, 2016, 3,927 RSU's were vested into AIT's Common Stock but were not issued as of the financial statements date. In addition, during the years ended December 31, 2016 and 2015, expenses amounted to $28 and $18 have been recognized in the general and administrative expenses, respectively.

ii.	Warrants' modification:

On October 3, 2013 ("Grant Date"), AIT granted warrant to strategic adviser to purchase 85,474 Common Stock of AIT with an exercise price of $8.19. Such warrant is fully vested on the Grant Date and eligible for exercise during a period of three years commencing as of the issuance of the warrants and ending on the third annual anniversary of the Grant Date ("Exercise Period"). In addition, the warrant will be expired in the event of an IPO or an acquisition of AIT unless it was already converted.

In January 2016, AIT's Board of Directors approved the extension of the Exercise Period by replacing the aforementioned original warrant with a new warrant exercisable until December 31, 2017 or until the fifth anniversary of the Grant Date if event of IPO was occurred until December 31, 2016.

AIT THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 10:-	SHAREHOLDERS' DEFICIENCY (Cont.)

AIT accounted for the extension of the Exercise Period pursuant to ASC 718 as a modification. Accordingly, additional compensation of $94 was calculated as the fair value of the modified award in excess of the fair value of the original award measured immediately before its terms have been modified based on current circumstances and recorded incremental fair value as an immediate compensation expense in the general and administrative expenses in the statements of comprehensive loss during the year ended December 31, 2016.

NOTE 11:-	RELATED PARTIES BALANCES AND TRANSACTIONS

Balances with related parties:

	December 31,
	2016	2015

Convertible Notes (e)	$892	$728

Other accounts payable (b), (c)	$65	$36

Loans from related parties (a), (g)	$379	$29

Additional paid in capital (f)	$304	$-

Related parties' expenses:

	Year ended December 31,
	2016	2015
Amounts charged to:

General and administrative expenses (d), (f)	$220	$227

Research and Development expenses (b), (c)	$29	$76

Financial expense (a), (e), (g)	$82	$50

a.
On April 9, 2012, AIT signed a loan agreement with one of its shareholders for a total amount of $27. The loan bears an interest of 3% per annum and is payable on the earlier of December 31, 2015 or in two installments of $20 and $7. On November 2012, an amount of $20 was repaid by the Company.

On February 10, 2014, AIT signed a loan agreement with one of its shareholders for a total amount of $22. The loan bears an interest of 4% per annum.

For the year ended December 31, 2016, AIT recorded expenses regarding all aforesaid loans in the amounts of $1.

AIT THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 11:-	RELATED PARTIES BALANCES AND TRANSACTIONS (Cont.)

b.
On September 9, 2012, AIT signed an agreement (which was amended at November 8, 2012) with a consultant, who is also one of AIT's shareholders. According to the agreement and amendment, the consultant will serve as AIT's Chief Medical Officer for a consideration of approximately $3 per month. For the year ended December 31, 2015, AIT recorded expenses in the amount of $20.

c.
On December 15, 2012, AIT signed an agreement (which was amended at October 21, 2014) with a consultant, who is also one of AIT's shareholders. According to the agreement and amendment, the consultant will serve as AIT's Chief Scientific Officer based on hourly rate. For the years ended December 31, 2016 and 2015, AIT recorded expenses in the amount of $29 and $56.

d.
On November 26, 2012, AIT signed an agreement with a consultant, who is also a related party of AIT. According to the agreement, AIT will receive legal and notary services from the consultant. For the year ended December 31, 2015, AIT recorded expenses in the amount of $15.

e.
Commencing December 2013, AIT signed a certain convertible note agreements of which consideration of $892 and $728 were with related parties as of December 31, 2016 and 2015 respectively (see also Note 7 for further details). The Convertible notes bear an interest rate of 8% per annum compounded annually. For the years ended December 31, 2016 and 2015, AIT recorded finance expenses in the amounts of $72 and $50, respectively.

f.
On October 1, 2014, AIT signed an agreement with a consultant, who is also one of AIT's shareholders. According to the agreement, the consultant will serve as AIT's Chief Executive Officer based on monthly rate.

On September 17, 2015, AIT entered into an employment agreement with consultant, employing him on full-time basis as AIT's Chief Executive Officer ("CEO"), effective as of January 1, 2016. Under the agreement, the CEO was entitled to a base salary of approximately $16 per month.

In addition, the CEO shall be entitled to receive an annual cash bonus, provided that he is still employed by AIT on the date of payment thereof (the "Payment Date"), subject to certain milestones and performance targets to be determined by the Board of Directors at its sole discretion. In addition to the foregoing, and subject to the terms and conditions set forth herein, the CEO shall be entitled to receive a cash bonus of $50 upon the closing of a Qualified Financing (as hereinafter defined), provided that he is still employed by AIT on the Payment Date (the “Qualified Financing Bonus”). The Qualified Financing Bonus shall be payable in cash.

The term "Qualified Financing" shall mean the earlier of (i) the sale and issuance by the Parent Company of equity and/or debt securities in which the Parent Company shall receive gross proceeds of at least $10,000; or (ii) the closing of an underwritten public offering of the Parent Company's securities in which the Parent Company shall receive gross proceeds of at least $10,000.

AIT THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 11:-	RELATED PARTIES BALANCES AND TRANSACTIONS (Cont.)

For the years ended December 31, 2016 and 2015, AIT recorded expenses in the amount of $220 and $212, respectively.

In November 2016, the CEO has waived all his requirements for certain debts of AIT to him in total amount of $304.

g.
In 2016, AIT entered into loan agreement with existing shareholders pursuant to which AIT received amount of $340 ("Loan") which bears an interest rate of 16% per annum and shall be fully repaid in 12 months from the date it was funded. In case that full payment of the Loan at any time within 90 days of the funding, a minimum interest rate of 4% of the Loan shall be paid along with the Loan principal.

Subsequent to December 31, 2016, AIT received additional loan amounted to $57 with the same terms as mentioned above. In addition, AIT repaid portion of the loan amounted to $241 to one of its shareholders (see also Note 14d).

For the year ended December 31, 2016, AIT recorded expenses regarding all aforesaid loans in the amounts of $9.

NOTE 12:-	FINANCIAL EXPENSES, NET

	Year ended December 31,
	2016	2015
Financial expenses, net:
Bank charges and other	$9	$5
Imputed interest in respect to Convertible Notes	286	216
Imputed interest in respect to loans from related parties	10	-
Imputed interest in respect to line of credit	3	-
Foreign currency translation adjustments, net	2	5
Amortization of debt issuance costs	16	9
Amortization of BCF in respect to Convertible Notes	1,034	759

	$1,360	$994

AIT THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 13:-	BASIC AND DILUTED NET LOSS PER SHARE

The following table sets forth the computation of the Company's basic and diluted net loss per share of Common Stock:

	Year ended December 31
	2016	2015

Net loss attributable to Ordinary shares as reported	$(3,720)	$(3,482)

Shares used in computing net loss per share of Ordinary shares, basic and diluted	2,207,449	2,123,363

Net loss per share of Common stock, basic and diluted	(1.69)	(1.64)

Convertible securities such as warrants to purchase Common stocks, convertible notes, RSU's, RS's and stock options to grantees under the 2013 Plan, have been excluded from the calculation of the diluted net loss per share since their effect was anti-dilutive.

NOTE 14:-	SUBSEQUENT EVENTS

a.
The Company evaluates events or transactions that occur after the balance sheet date but prior to the issuance of the consolidated financial statements to identify matters that require additional disclosure. For its annual consolidated financial statements as of December 31, 2016 and for the year then ended, the Company evaluated subsequent events through May 23, 2017, the date that the consolidated financial statements were issued. Except as described below, the Company has concluded that no subsequent event has occurred that require disclosure.

b.	Reverse merger:

On December 29, 2016, the Company. entered into an Agreement and Plan of Merger (as subsequently amended, the “Merger Agreement”), together with Red Maple Ltd., a wholly owned subsidiary of the Company, ("Merger Sub"), and AIT. The Merger Agreement provided for (i) the merger of Merger Sub with and into AIT pursuant to the laws of the State of Israel (the "Israeli Merger"), and (ii) the conversion of the ordinary shares and other outstanding securities of AIT into the right to receive shares and other applicable securities of AITT, with AIT surviving as a wholly owned subsidiary of AITT (the "Merger"). The Israeli Merger became effective on December 29, 2016 and the Merger closed on January 13, 2017 (the "Closing").

AIT THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 14:-	SUBSEQUENT EVENTS (Cont.)

Prior to consummation of the Merger, effective as of January 9, 2017:

1.
The Company received a $320 cash purchase price (the "Purchase Price") from AIT and used the cash purchase price to (i) pay off all the liabilities of the Company as of the Closing of the Merger, (ii) issued a cash dividend of $2.50 per share to its stockholders as of immediately prior to the closing of the Merger, and (iii) acquire 90,000 (on a post-reverse stock split basis) shares of its common stock, par value $0.0001 per share (“Common Stock”) from the Company’s prior sole officer and director, for $25.

2.
The Company adopted its Amended and Restated Certificate of Incorporation ("COI") to (i) change its name from "KokiCare Inc." to "AIT Therapeutics Inc.", (ii) increase its capitalization to provide for the issuance of up to 100,000,000 shares of its Common Stock and up to 10,000,000 shares of Preferred Stock, par value $0.0001 per share; and (iii) effect a one-for-100 reverse stock split of the Common Stock.

In connection with the closing of the Merger, all outstanding ordinary shares, warrants, options and Convertible Notes of AIT were converted into the rights to receive shares of AITT's Common Stock, warrants and stock options, respectively, at a ratio of 1:1.

c.
In December 2016 and January 2017, the Company entered into a securities purchase and registration rights agreement ("SPA") pursuant to which the Company will sell purchased units in the minimum aggregate amount of $10,000 and up to maximum aggregate amount of $25,000.

Each purchased unit comprise one Ordinary share, NIS 0.01 par value per share, and one five-year warrant to purchase one Ordinary share at an exercise price of $6.9 per share but eligible to be exercised on cashless basis in the sole discretion of the holder. Each Unit is sold at a price per Unit of $6. The exercise price and the number of Warrants Shares are subject to non-standard anti-dilution protections clauses and therefore will be accounted as non-current liability in the books.

            The Company will account for certain warrants held by investors which include, among others,  down round protection as a liability according to provisions of ASC 815-40, "Derivatives and Hedging - Contracts in Entity`s Own Equity,” ("ASC 815"). The Company will measure the warrants at fair value in each reporting period until they are exercised or expired, with changes in the fair value being recognized in the Company`s statement of comprehensive loss as financial income or expense, as appropriate.

AIT THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 14:-	SUBSEQUENT EVENTS (Cont.)

Immediately prior to the Closing of the Merger, AIT raised gross funds amounted to approximately $10,210 ("Total Purchase Price") from new and existing investors ("Investors") (including $1,170 from certain principal shareholders, member of Board of Directors and AIT's chief executive officer) under the SPA by issuance of an aggregate of 1,701,616 Ordinary Shares and Warrant Shares to acquire 1,701,616 Ordinary Shares. Direct and incremental costs related to the aforementioned SPA amounted to $1,049 ($90 out of which have been incurred in 2016).

Under the SPA, the Company is obligated to file, as soon as reasonably practicable, but in no event later than the 45th day following January 13, 2017 which is the Closing Date ("Filing Deadline"), with the SEC, a registration statement on Form S-1, the ("Registration Statement"), providing for the resale from time to time by the Investors of any and all Registrable Securities.  The Company agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as soon as practicable following such filing, but in no event later than the earlier of the 90th day following the date on which the Registration Statement is initially filed with the SEC and the fifth day following the date on which the Company is notified by the SEC that the Registration Statement will not be reviewed or will not be subject to further review (such earlier date, the "Effectiveness Deadline"). The registration statement was filed on February 27, 2017 but not yet declared effective.

In addition, based on the terms of the SPA, because the issuance of Units by AIT, together with issuances of Units by the Company following the Merger, failed to raise aggregate gross proceeds of at least $15,000, the Company issued an additional 1,701,616 warrants to the Investors which resulted in additional expenses amounting to $2,434 to be recorded as finance expenses.

d.
In January 2017, AIT entered into loan agreement with existing shareholders pursuant to which the AIT received amount of $57 ("Loan"). The Loan bears an interest rate of 16% per annum. The term of the repayment of the Loan in full will be 12 months from the date it was funded. In case that full payment of the Loan at any time within 90 days of the funding, an annual minimum interest rate of 4% of the Loan shall be paid along with the Loan principal.

In addition, on January 30, 2017, the AIT repaid portion of the loan to certain of its shareholders in total amount of $241.

e.
Following to Note 9e, in January 2017 AIT exercised the Option and paid an exercise price of $500 in respect to the Option Agreement. In addition, immediately prior to the Merger, on January 13, 2017, AIT issued to the third party a warrant to purchase up to 178,570 ordinary shares of AIT at an exercise price of $4.8 for each share.  The warrant is exercisable, in whole or in part, until the seventh anniversary as of the date of grant of the warrant. During the three months period ended March 31, 2017.

AIT THERAPEUTICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands, except share data

NOTE 14:-	SUBSEQUENT EVENTS (Cont.)

f.
Following the aforementioned SPA in Note 14c, in March 2017, the Company raised additional gross funds amounted to approximately $663 from new investors by issuance of an aggregate of 110,494 purchased units, each of which comprised one share of Common Stock and a warrant to acquire two shares of Common Stock at an exercise price of $6.9 per share. Direct and incremental costs related to such investment round amounted to $199. In addition, the Company incurred additional costs amounted to $15 with respect to warrants that the Company is obligated to issue to the placement agent. These costs were allocated between the Common Stock and the issued Warrants.

g.
Subsequent to the balance sheet date, following to Note 9d and 9f, AIT issued 856,910 Restricted Shares ("RS") of AIT to two of the directors of the Company. Such RS amounted to $1,329 and will be recorded over the requisite service period based on agreed terms.

h.
Following to Note 7, on January 13, 2017, all AIT's outstanding Convertible Notes and the accrued interest amounted to $3,955 were converted into 1,390,595 shares of Common Stock. In addition, AIT issued 6,473 Ordinary Shares as a finders’ fee upon the aforesaid conversion of the Convertible Notes.

331,482 Shares

Common Stock

PROSPECTUS

                    , 2017

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses payable by us in connection with the registration of our securities offered hereby. The selling stockholders named in the prospectus comprising a part of this registration statement will not bear any portion of such fees and expenses. All of such fees and expenses, except for the SEC Registration Fee, are estimated:

SEC Registration and Filing Fee	$230.51
Legal Fees and Expenses	$20,000
Accounting Fees and Expenses	$5,000
Printing Fees and Expenses	$5,000
Miscellaneous	$2,000
TOTAL	$32,230.51

Item 14. Indemnification of Directors and Officers.

Incorporated in the State of Delaware, the Company is subject to the Delaware General Corporation Law (the “DGCL”). Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final action of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys’ fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation’s by-law, agreement, vote or otherwise.

Our Amended and Restated Certificate of Incorporation provides that we shall indemnify our directors, officers and agents (and any other persons to which applicable law permits the Company to provide indemnification) whether serving us or at our request, any other entity, to the full extent required or permitted by the DGCL, including the advancement of expenses under the procedures and to the full extent permitted by law.

Our Amended and Restated By-laws (“Bylaws”) provide that, we shall indemnify our directors and executive officers (“executive officers” shall have the meaning defined in Rule 3b-7 promulgated under the 1934 Act) to the extent not prohibited by the DGCL or any other applicable law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and executive officers; and, provided, further, that we shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by us, in our sole discretion, pursuant to the powers vested in the Company under the DGCL or any other applicable law or (iv) such indemnification is required to be made under section 44(d) of the Bylaws.

We have power to indemnify our other officers, employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person except executive officers to such officers or other persons as the Board of Directors shall determine.

Item 15. Recent Sales of Unregistered Securities

We effected the following sales of unregistered securities, each of which we believe was exempt from registration under the Securities Act pursuant to Section 4(a)(2) therein and Rule 506 of Regulation D promulgated thereunder:

March 31, 2017 Private Placement

On March 31, 2017, we consummated a private placement, pursuant to which certain private investors purchased from us an aggregate of 110,494 units, each unit consisting of (i) one share of Common Stock and (ii) warrants to purchase two shares of Common Stock.  Each Warrant has an exercise price of $6.90 per share of Common Stock and a five-year term. Before fees and expenses, we received an aggregate of approximately $663,000 of gross proceeds from the issuance and sale of the units.

The Merger and Reverse Acquisition

On December 29, 2016, the Company (formerly known as KokiCare, Inc.) entered into an Agreement and Plan of Merger, which, as amended, we refer to as the Merger Agreement, together with Red Maple Ltd., a wholly owned subsidiary of KokiCare, Inc., referred to as Merger Sub, and AIT Ltd. which we refer to as AIT Ltd. The Merger Agreement provided for (i) the merger of Merger Sub with and into AIT Ltd. pursuant to the laws of the State of Israel, referred to as the Israeli Merger, and (ii) the conversion of the ordinary shares and other outstanding securities of AIT Ltd. into the right to receive shares and other applicable securities of the Company, with AIT Ltd. surviving as a wholly owned subsidiary of the Company, which we refer to as the Merger. The Israeli Merger became effective on December 29, 2016 and the Merger closed on January 13, 2017.

Prior to consummation of the Merger, effective as of January 9, 2017 the Company amended its Certificate of Incorporation, which we refer to as the Amended and Restated Certificate of Incorporation to (i) change its name from “KokiCare, Inc.” to “AIT Therapeutics, Inc.”, (ii) increase its capitalization to provide for the issuance of up to 100,000,000 shares of its Common Stock and up to 10,000,000 shares of preferred stock, par value $0.0001 per share; and (iii) effect a one-for-100 reverse stock split of the Common Stock. On January 9, 2017, the Company’s Board of Directors declared a $2.50 per share cash dividend to its stockholders of record as of January 9, 2017, and the Company repurchased 90,000 shares of Common Stock (on a post-reverse stock split basis) at a price of $0.2667 per share from its principal stockholder, Jason Lane.

Immediately prior to the Merger, AIT Ltd. consummated a private placement, referred to as the Israeli Private Placement, pursuant to which it issued to investors, referred to as the Investors, an aggregate of 1,701,616 of its ordinary shares, together with warrants to purchase an aggregate of 3,403,232 ordinary shares for gross proceeds of approximately $10.2 million. In connection with the Merger, we assumed AIT Ltd.’s obligations under the purchase agreements with respect to such private placement, including the registration rights contained therein, which we collectively refer to as the Assumed Purchase Agreements.

In connection with the closing of the Merger, all outstanding ordinary shares, warrants and options of AIT Ltd. were converted into shares of AITT Common Stock, warrants and stock options, respectively, at a ratio of 1:1. The warrants issued in exchange for the AIT Ltd. warrants issued in the Israeli private placement are referred to herein as the Warrants. The offer and sale of the shares of Common Stock and other securities issued to the prior shareholders of AIT Ltd. pursuant to the Merger were made in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Rule 506 of Regulation D promulgated thereunder. Those persons who participated in the Israeli Private Placement are included as selling stockholders in this prospectus with respect to the shares of Common Stock and the shares of Common Stock underlying warrants acquired by them in exchange for their shares of AIT Ltd. and warrants to acquire shares of AIT Ltd., respectively, which such persons acquired in the Israeli Private Placement and were subsequently exchanged in the Merger.

The Merger is being accounted for as a reverse merger and recapitalization. AIT Ltd. is the acquirer for financial reporting purposes, and AITT is the acquired company. Consequently, the assets and liabilities and the operations that will be reflected in the historical financial statements prior to the Merger will be those of AIT Ltd. and will be recorded at the historical cost basis of AIT Ltd., and the consolidated financial statements after completion of the Merger will include the assets and liabilities of AITT and its consolidated subsidiaries, including AIT Ltd.

Item 16. Exhibits

Exhibit Number	Description
2.1
Agreement and Plan of Merger and Reorganization, dated as of December 29, 2016, by and among AIT Therapeutics, Inc. and Advanced Inhalation Therapies Ltd., filed as Exhibit 2.1 to our Current Report on Form 8-K, as amended and filed with the SEC on March 15, 2017 and incorporated herein by reference.

2.2
First Amendment to Agreement and Plan of Merger and Reorganization, dated as of January 12, 2017, by and among AIT Therapeutics, Inc. and Advanced Inhalation Therapies Ltd., filed as Exhibit 2.2 to our Current Report on Form 8-K, as amended and filed with the SEC on March 15, 2017 and incorporated herein by reference.

2.3
Merger Completion Certificate, dated December 29, 2016, by and among Red Maple Ltd. and Advance Inhalation (AIT) Ltd., filed as Exhibit 2.3 to our Current Report on Form 8-K, as amended and filed with the SEC on March 15, 2017 and incorporated herein by reference.

3.1
Amended and Restated Certificate of Incorporation of AIT Therapeutics, Inc., filed as Exhibit 3.1 to our Current Report on Form 8-K, as amended and filed with the SEC on March 15, 2017 and incorporated herein by reference.

3.2	Amended and Restated Bylaws of AIT Therapeutics, Inc. filed as Exhibit 3.2 to our Current Report on Form 8-K, as amended and filed with the SEC on March 15, 2017 and incorporated herein by reference.

4.1	Form of Common Stock certificate, filed as Exhibit 4.1 to our Current Report on Form 8-K, as amended and filed with the SEC on March 15, 2017 and incorporated herein by reference.

4.2	Form of Warrant, dated March 31, 2017, filed as Exhibit 4.1 to our Current Report on Form 8-K, filed with the SEC on April 4, 2017 and incorporated herein by reference.

5.1	Opinion of Greenberg Traurig, LLP*

10.1
Amended and Restated Agreement for the Transfer and Assumption of Obligations Under the Securities Purchase and Registration Rights Agreements, dated as of January 12, 2017, by and among AIT Therapeutics, Inc. and Advanced Inhalation Therapies Ltd., filed as Exhibit 10.1 to our Current Report on Form 8-K, as amended and filed with the SEC on March 15, 2017 and incorporated herein by reference.

10.2
Securities Purchase and Registration Rights Agreement, by and among Advanced Inhalation Therapies Ltd. and the Investors party thereto, filed as Exhibit 10.2 to our Current Report on Form 8-K, as amended and filed with the SEC on March 15, 2017 and incorporated herein by reference.

Exhibit Number	Description
10.3
Warrant to Purchase Common Stock, by and among AIT Therapeutics, Inc. and the Holders party thereto, filed as Exhibit 10.3 to our Current Report on Form 8-K, as amended and filed with the SEC on March 15, 2017 and incorporated herein by reference.

10.4+
Personal Employment Agreement, dated as of September 9, 2012, by and between Advanced Inhalation Therapies Ltd. and Mrs. Racheli Vizman, filed as Exhibit 10.6 to our Current Report on Form 8-K, as amended and filed with the SEC on March 15, 2017 and incorporated herein by reference.

10.5+
Addendum to Personal Employment Agreement, dated as of May 30, 2013, by and between Advanced Inhalation Therapies Ltd. and Mrs. Racheli Vizman, filed as Exhibit 10.7 to our Current Report on Form 8-K, as amended and filed with the SEC on March 15, 2017 and incorporated herein by reference.

10.6+
Addendum #2 to Personal Employment Agreement, dated as of April 8, 2014, by and between Advanced Inhalation Therapies Ltd. and Mrs. Racheli Vizman, filed as Exhibit 10.8 to our Current Report on Form 8-K, as amended and filed with the SEC on March 15, 2017 and incorporated herein by reference.

10.7+
Addendum #3 to Personal Employment Agreement, dated as of July 12, 2015, by and between Advanced Inhalation Therapies Ltd. and Mrs. Racheli Vizman, filed as Exhibit 10.9 to our Current Report on Form 8-K, as amended and filed with the SEC on March 15, 2017 and incorporated herein by reference.

10.8
License Agreement, dated as of November 1, 2011, by and between Advanced Inhalation Therapies Ltd. and The UBC, filed as Exhibit 10.10 to our Current Report on Form 8-K, as amended and filed with the SEC on March 15, 2017 and incorporated herein by reference.

10.9^
Non-Exclusive Patent License Agreement, dated as of October 22, 2013, by and between Advanced Inhalation Therapies Ltd. and SensorMedics Corporation, filed as Exhibit 10.9 to our Registration Statement on Form S-1 (File No. 333-216287), and incorporated herein by reference.

10.10
Option Agreement, dated as of August 31, 2015, by and between Advanced Inhalation Therapies Ltd. and Pulmonox Technologies Corporation, filed as Exhibit 10.13 to our Current Report on Form 8-K, as amended and filed with the SEC on March 15, 2017 and incorporated herein by reference.

10.11
Tenth Amendment to Option Agreement, dated as of December 31, 2016, by and between Advanced Inhalation Therapies Ltd. and Pulmonox Technologies Corporation, filed as Exhibit 10.14 to our Current Report on Form 8-K, as amended and filed with the SEC on March 15, 2017 and incorporated herein by reference.

10.12+
Employment Agreement, dated as of June 24, 2016, by and between Advanced Inhalation Therapies Ltd. and Steven Lisi, filed as Exhibit 10.15 to our Current Report on Form 8-K, as amended and filed with the SEC on March 15, 2017 and incorporated herein by reference.

10.13+
Employment Agreement, effective as of February 28, 2017 by and between Advanced Inhalation Therapies Ltd. and Hai Aviv, filed as Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on January 31, 2017 and incorporated herein by reference.

10.14+
Chairman of the Board of Directors Agreement, dated as of August 3, 2015, by and between Advanced Inhalation Therapies Ltd. and Ron Bentsur, filed as Exhibit 10.14 to our Registration Statement on Form S-1 (File No. 333-216287), and incorporated herein by reference.

Exhibit Number	Description
10.15+
Consulting Agreement, dated as of December 15, 2012, by and between Advanced Inhalation Therapies Ltd. and Yossef Av-Gay, filed as Exhibit 10.15 to our Registration Statement on Form S-1 (File No. 333-216287), and incorporated herein by reference.

10.16+
Amendment to Consulting Agreement, dated as of October 21, 2014, by and between Advanced Inhalation Therapies Ltd. and Yossef Av-Gay, filed as Exhibit 10.16 to our Registration Statement on Form S-1 (File No. 333-216287), and incorporated herein by reference.

10.17+
Employment Agreement, dated as of October 1, 2014, by and between Advanced Inhalation Therapies Ltd. and Amir Avniel, filed as Exhibit 10.17 to our Registration Statement on Form S-1 (File No. 333-216287), and incorporated herein by reference.

10.18+
Employment Agreement, dated as of September 17, 2015, by and between Advanced Inhalation Therapies Ltd. and Amir Avniel, filed as Exhibit 10.18 to our Registration Statement on Form S-1 (File No. 333-216287), and incorporated herein by reference.

10.19+
Waiver of the back salary, dated as of October 31, 2016, by and between Advanced inhalation Therapies Ltd. and Amir Avniel, filed as Exhibit 10.19 to our Registration Statement on Form S-1 (File No. 333-216287), and incorporated herein by reference.

10.20
Advanced Inhalation Therapies (AIT) Ltd. 2013 Share Option Plan, as amended and restated as of the closing of the Merger as a Stock Incentive Plan of AIT Therapeutics, Inc., filed as Exhibit 10.4 to our Current Report on Form 8-K, as amended and filed with the SEC on March 15, 2017 and incorporated herein by reference.

10.21
Stock Purchase and Registration Rights Agreement, dated March 31, 2017, by and among the Company and the Investors party thereto, filed as Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on April 4, 2017 and incorporated herein by reference.

10.22
Form of Subscription Agreement, dated March 31, 2017, by and among the Company and the Investors party thereto, filed as Exhibit 10.2 to our Current Report on Form 8-K, filed with the SEC on April 4, 2017 and incorporated herein by reference.

10.23	Form of loan agreement between the Company and Ari Raved, filed as Exhibit 10.23 to our Registration Statement on Form S-1 (File No. 333-216287), and incorporated herein by reference.

21.1	List of AIT Therapeutics, Inc. Subsidiaries, filed as Exhibit 21.1 to our Current Report on Form 8-K, filed with the SEC on January 20, 2017 and incorporated herein by reference.

23.1	Consent of Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global *

23.2	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1)*

+ Management contract or compensation plan arrangement
^ Portions of this exhibit have been omitted pursuant to a request for confidential treatment
*	Filed herewith

Item 17. Undertakings

(a)             The undersigned registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)            That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)            That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rehovot, State of Israel, on June 9, 2017.

AIT Therapeutics, Inc. (Registrant)

By:	/s/ Amir Avniel
Name: Amir Avniel
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each individual whose signature appears below constitutes and appoints each of Amir Avniel and Hai Aviv, such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Amir Avniel	President, Chief Executive Officer and Director (Principal Executive Officer)	June 9, 2017
Amir Avniel
/s/ Hai Aviv	Chief Financial Officer (Principal Financial and Accounting Officer)	June 9, 2017
Hai Aviv

/s/ Ron Bentsur
Ron Bentsur	Director	June 9, 2017

/s/ Yossef Av-Gay
Yossef Av-Gay	Director	June 9, 2017

/s/ David Grossman
David Grossman	Director	June 9, 2017

/s/ Ari Raved
Ari Raved	Director	June 9, 2017

/s/ Steven A. Lisi
Steven A. Lisi	Chairman of the Board	June 9, 2017

Exhibit Number	Description
2.1
Agreement and Plan of Merger and Reorganization, dated as of December 29, 2016, by and among AIT Therapeutics, Inc. and Advanced Inhalation Therapies Ltd., filed as Exhibit 2.1 to our Current Report on Form 8-K, as amended and filed with the SEC on March 15, 2017 and incorporated herein by reference.

2.2
First Amendment to Agreement and Plan of Merger and Reorganization, dated as of January 12, 2017, by and among AIT Therapeutics, Inc. and Advanced Inhalation Therapies Ltd., filed as Exhibit 2.2 to our Current Report on Form 8-K, as amended and filed with the SEC on March 15, 2017 and incorporated herein by reference.

2.3
Merger Completion Certificate, dated December 29, 2016, by and among Red Maple Ltd. and Advance Inhalation (AIT) Ltd., filed as Exhibit 2.3 to our Current Report on Form 8-K, as amended and filed with the SEC on March 15, 2017 and incorporated herein by reference.

3.1
Amended and Restated Certificate of Incorporation of AIT Therapeutics, Inc., filed as Exhibit 3.1 to our Current Report on Form 8-K, as amended and filed with the SEC on March 15, 2017 and incorporated herein by reference.

3.2	Amended and Restated Bylaws of AIT Therapeutics, Inc. filed as Exhibit 3.2 to our Current Report on Form 8-K, as amended and filed with the SEC on March 15, 2017 and incorporated herein by reference.

4.1	Form of Common Stock certificate, filed as Exhibit 4.1 to our Current Report on Form 8-K, as amended and filed with the SEC on March 15, 2017 and incorporated herein by reference.

4.2	Form of Warrant, dated March 31, 2017, filed as Exhibit 4.1 to our Current Report on Form 8-K, filed with the SEC on April 4, 2017 and incorporated herein by reference.

5.1	Opinion of Greenberg Traurig, LLP*

10.1
Amended and Restated Agreement for the Transfer and Assumption of Obligations Under the Securities Purchase and Registration Rights Agreements, dated as of January 12, 2017, by and among AIT Therapeutics, Inc. and Advanced Inhalation Therapies Ltd., filed as Exhibit 10.1 to our Current Report on Form 8-K, as amended and filed with the SEC on March 15, 2017 and incorporated herein by reference.

10.2
Securities Purchase and Registration Rights Agreement, by and among Advanced Inhalation Therapies Ltd. and the Investors party thereto, filed as Exhibit 10.2 to our Current Report on Form 8-K, as amended and filed with the SEC on March 15, 2017 and incorporated herein by reference.

Exhibit Number	Description
10.3
Warrant to Purchase Common Stock, by and among AIT Therapeutics, Inc. and the Holders party thereto, filed as Exhibit 10.3 to our Current Report on Form 8-K, as amended and filed with the SEC on March 15, 2017 and incorporated herein by reference.

10.4+
Personal Employment Agreement, dated as of September 9, 2012, by and between Advanced Inhalation Therapies Ltd. and Mrs. Racheli Vizman, filed as Exhibit 10.6 to our Current Report on Form 8-K, as amended and filed with the SEC on March 15, 2017 and incorporated herein by reference.

10.5+
Addendum to Personal Employment Agreement, dated as of May 30, 2013, by and between Advanced Inhalation Therapies Ltd. and Mrs. Racheli Vizman, filed as Exhibit 10.7 to our Current Report on Form 8-K, as amended and filed with the SEC on March 15, 2017 and incorporated herein by reference.

10.6+
Addendum #2 to Personal Employment Agreement, dated as of April 8, 2014, by and between Advanced Inhalation Therapies Ltd. and Mrs. Racheli Vizman, filed as Exhibit 10.8 to our Current Report on Form 8-K, as amended and filed with the SEC on March 15, 2017 and incorporated herein by reference.

10.7+
Addendum #3 to Personal Employment Agreement, dated as of July 12, 2015, by and between Advanced Inhalation Therapies Ltd. and Mrs. Racheli Vizman, filed as Exhibit 10.9 to our Current Report on Form 8-K, as amended and filed with the SEC on March 15, 2017 and incorporated herein by reference.

10.8
License Agreement, dated as of November 1, 2011, by and between Advanced Inhalation Therapies Ltd. and The UBC, filed as Exhibit 10.10 to our Current Report on Form 8-K, as amended and filed with the SEC on March 15, 2017 and incorporated herein by reference.

10.9^
Non-Exclusive Patent License Agreement, dated as of October 22, 2013, by and between Advanced Inhalation Therapies Ltd. and SensorMedics Corporation, filed as Exhibit 10.9 to our Registration Statement on Form S-1(File No. 333-216287), and incorporated herein by reference.

10.10
Option Agreement, dated as of August 31, 2015, by and between Advanced Inhalation Therapies Ltd. and Pulmonox Technologies Corporation, filed as Exhibit 10.13 to our Current Report on Form 8-K, as amended and filed with the SEC on March 15, 2017 and incorporated herein by reference.

10.11
Tenth Amendment to Option Agreement, dated as of December 31, 2016, by and between Advanced Inhalation Therapies Ltd. and Pulmonox Technologies Corporation, filed as Exhibit 10.14 to our Current Report on Form 8-K, as amended and filed with the SEC on March 15, 2017 and incorporated herein by reference.

10.12+
Employment Agreement, dated as of June 24, 2016, by and between Advanced Inhalation Therapies Ltd. and Steven Lisi, filed as Exhibit 10.15 to our Current Report on Form 8-K, as amended and filed with the SEC on March 15, 2017 and incorporated herein by reference.

10.13+
Employment Agreement, effective as of February 28, 2017 by and between Advanced Inhalation Therapies Ltd. and Hai Aviv, filed as Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on January 31, 2017 and incorporated herein by reference.

10.14+
Chairman of the Board of Directors Agreement, dated as of August 3, 2015, by and between Advanced Inhalation Therapies Ltd. and Ron Bentsur, filed as Exhibit 10.14 to our Registration Statement on Form S-1 (File No. 333-216287), and incorporated herein by reference.

Exhibit Number	Description
10.15+
Consulting Agreement, dated as of December 15, 2012, by and between Advanced Inhalation Therapies Ltd. and Yossef Av-Gay, filed as Exhibit 10.15 to our Registration Statement on Form S-1 (File No. 333-216287), and incorporated herein by reference.

10.16+
Amendment to Consulting Agreement, dated as of October 21, 2014, by and between Advanced Inhalation Therapies Ltd. and Yossef Av-Gay, filed as Exhibit 10.16 to our Registration Statement on Form S-1 (File No. 333-216287), and incorporated herein by reference.

10.17+
Employment Agreement, dated as of October 1, 2014, by and between Advanced Inhalation Therapies Ltd. and Amir Avniel, filed as Exhibit 10.17 to our Registration Statement on Form S-1 (File No. 333-216287), and incorporated herein by reference.

10.18+
Employment Agreement, dated as of September 17, 2015, by and between Advanced Inhalation Therapies Ltd. and Amir Avniel, filed as Exhibit 10.18 to our Registration Statement on Form S-1 (File No. 333-216287), and incorporated herein by reference.

10.19+
Waiver of the back salary, dated as of October 31, 2016, by and between Advanced inhalation Therapies Ltd. and Amir Avniel, filed as Exhibit 10.19 to our Registration Statement on Form S-1 (File No. 333-216287), and incorporated herein by reference.

10.20
Advanced Inhalation Therapies (AIT) Ltd. 2013 Share Option Plan, as amended and restated as of the closing of the Merger as a Stock Incentive Plan of AIT Therapeutics, Inc., filed as Exhibit 10.4 to our Current Report on Form 8-K, as amended and filed with the SEC on March 15, 2017 and incorporated herein by reference.

10.21
Stock Purchase and Registration Rights Agreement, dated March 31, 2017, by and among the Company and the Investors party thereto, filed as Exhibit 10.1 to our Current Report on Form 8-K, filed with the SEC on April 4, 2017 and incorporated herein by reference.

10.22
Form of Subscription Agreement, dated March 31, 2017, by and among the Company and the Investors party thereto, filed as Exhibit 10.2 to our Current Report on Form 8-K, filed with the SEC on April 4, 2017 and incorporated herein by reference.

10.23	Form of loan agreement between the Company and Ari Raved, filed as Exhibit 10.23 to our Registration Statement on Form S-1 (File No. 333-216287), and incorporated herein by reference.

21.1	List of AIT Therapeutics, Inc. Subsidiaries, filed as Exhibit 21.1 to our Current Report on Form 8-K, filed with the SEC on January 20, 2017 and incorporated herein by reference.

23.1	Consent of Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global *

23.2	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1)*

+ Management contract or compensation plan arrangement
^ Portions of this exhibit have been omitted pursuant to a request for confidential treatment
*	Filed herewith